Exhibit 2.1

Amended and Restated
Agreement and Plan of Merger

between

FAST ACQUISITION CORP. II,

FALCON’S BEYOND GLOBAL LLC,

FALCON’S BEYOND GLOBAL, INC.

and

PALM MERGER SUB, LLC

i

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”), dated as of January 31, 2023 (the “Amendment Date”), is entered into by and among Fast Acquisition Corp. II, a Delaware corporation (“SPAC”), Falcon’s Beyond Global, LLC, a Florida limited liability company (the “Company”), Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, which was formerly known as Palm Holdco, Inc. (“Pubco”), and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco (“Merger Sub”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, SPAC is a blank check company incorporated to acquire one or more operating businesses through a Business Combination and Merger Sub was formed for the sole purpose of merging with and into an operating business as part of a Business Combination;

WHEREAS, on July 11, 2022 (the “Original Effective Date”), SPAC, the Company, Pubco and Merger Sub entered into that certain Agreement and Plan of Merger, dated as of July 11, 2022 (the “Original Merger Agreement”);

WHEREAS, on September 13, 2022, SPAC, the Company, Pubco and Merger Sub entered into Amendment No. 1 to Agreement and Plan of Merger (the “First Amendment,” and the Original Merger Agreement as amended by the First Amendment, the “Amended Original Merger Agreement”);

WHEREAS, the parties now desire to amend and restate the Amended Original Merger Agreement in its entirety to read as set forth herein;

WHEREAS, subject to the terms and conditions hereof and in accordance with the Delaware General Corporation Law (“DGCL”) and the Delaware Limited Liability Company Act (“DLLCA”), the parties will complete a business combination transaction pursuant to which (i) on the SPAC Merger Closing Date, SPAC will merge with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub (Pubco, in its capacity as the surviving corporation of the SPAC Merger, is sometimes referred to herein as the “Surviving Corporation”), (ii) immediately prior to the Acquisition Merger Closing, the Surviving Corporation shall make the Closing Cash Contribution to Merger Sub, and (iii) on the Acquisition Merger Closing Date, Merger Sub will merge with and into the Company (the “Acquisition Merger” and, collectively with the SPAC Merger, the “Mergers”), with the Company as the surviving entity of such merger (the Company, in its capacity as the surviving entity of the Acquisition Merger, is sometimes referred to herein as the “Surviving Subsidiary Company”);

WHEREAS, the respective boards of directors or similar governing bodies of each of SPAC, Pubco, the Company and Merger Sub have each approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL or DLLCA, as applicable;

WHEREAS, on the Original Effective Date, in connection with the Transactions, the Company and Infinite Acquisitions LLLP, which was formerly known as Katmandu Collections, LLLP (“Katmandu”), entered into a subscription agreement, dated as of the Original Effective Date (the “Company Financing Agreement”), in substantially the form set forth on Exhibit A, for a private placement of Company Units (the “Private Placement Investment”) in exchange for a contribution of $60,000,000 (the “Private Placement Investment Amount”), such private placement to be consummated in one or more closings prior to the consummation of the Acquisition Merger;

WHEREAS, contemporaneously with the execution and delivery of the Original Merger Agreement, in connection with the Transactions, FAST Sponsor II LLC, a Delaware limited company (“Sponsor”), entered into that certain Sponsor Support Agreement, dated as of the Original Effective Date (the “Original Sponsor Agreement”) with SPAC, the Company and Pubco;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Sponsor, SPAC, the Company and Pubco amended and restated the Original Sponsor Agreement by entering into that certain Amended and Restated Sponsor Support Agreement, dated as of the Amendment Date (as amended and restated, the “Sponsor Agreement”), in the form set forth on Exhibit B, pursuant to which, among other things, Sponsor agreed, in each case on the terms and conditions set forth therein, (i) to exchange its shares of SPAC Class B Common Stock for shares of SPAC Class A Common Stock in accordance with SPAC’s amended and restated certificate of incorporation and subject to the terms and subject to the conditions set forth in the Sponsor Agreement (the “Class B Exchange” and such shares, the “Sponsor Shares”) such that, prior to the SPAC Merger Effective Time, there shall cease to be outstanding any shares of SPAC Class B Common Stock, (ii) to forfeit the Sponsor Redemption Forfeited Shares, if any (the “Sponsor Redemption Forfeiture”) and the Additional Incentive Forfeited Shares (the “Additional Incentive Forfeiture”), (iii) to forfeit, if and only if the SPAC Capital Received is less than $50,000,000, the Sponsor Redemption Forfeited Warrants (the “Sponsor Warrant Forfeiture”) and (iv) to support the Warrant Agreement Amendment;

WHEREAS, contemporaneously with the execution and delivery of the Original Merger Agreement, in connection with the Transactions, the Company Members entered into that certain Company Member Support Agreement, dated as of the Original Effective Date (the “Original Support Agreement”), with the Company, Pubco and SPAC;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company Members, the Company, Pubco and SPAC amended and restated the Original Support Agreement by entering into that certain Amended and Restated Company Member Support Agreement, dated as of the Amendment Date (as amended and restated, the “Support Agreement”), in the form set forth on Exhibit C, pursuant to which, among other things, the Company Members agreed to vote their Company Units in favor of the adoption of this Agreement and the Transactions, in each case on the terms and conditions set forth therein;

WHEREAS, contemporaneously with the execution and delivery of the Original Merger Agreement, in connection with the Transactions, the Company Members entered into that certain lockup agreement, dated as of the Original Effective Date (the “Company Member Lockup Agreement”), with the Company, Pubco and SPAC, in the form set forth on Exhibit I, pursuant to which, among other things, the Company Members agreed to a lockup for certain of their New Company Units, on the terms and conditions set forth therein;

WHEREAS, contemporaneously with the execution and delivery of the Original Merger Agreement, in connection with the Transactions, Sponsor entered into that certain Sponsor Lockup Agreement, dated as of the Original Effective Date (the “Original Sponsor Lockup Agreement”), with the Company, Pubco and SPAC;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Sponsor, the Company, Pubco and SPAC amended and restated the Original Sponsor Lockup Agreement by entering into that certain Amended and Restated Sponsor Lockup Agreement, dated as of the Amendment Date (as amended and restated, the “Sponsor Lockup Agreement”), in the form set forth on Exhibit J, pursuant to which, among other things, Sponsor agreed to a lockup for their Pubco Common Stock and Pubco Warrants, on the terms and conditions set forth therein;

WHEREAS, pursuant to the SPAC Organizational Documents, SPAC shall provide an opportunity to its stockholders to have their SPAC Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement (including the Conversion), the SPAC Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the stockholders of SPAC for the Business Combination (the “Offer”);

WHEREAS, in connection with the Acquisition Merger Closing, the Company shall amend and restate the Company Operating Agreement by adopting the A&R Operating Agreement to, among other things, permit the issuance and ownership of the New Company Units as contemplated to be issued and owned upon consummation of the Transactions, admit Pubco as the sole manager of the Company, otherwise amend and restate the rights and preferences of the Company Units and set forth the rights and preferences of the New Company Units, and establish the ownership of the New Company Units by the Persons indicated in the A&R Operating Agreement, in each case, as set forth in the A&R Operating Agreement;

WHEREAS, in connection with the Acquisition Merger Closing, (i) Pubco shall issue and deposit into escrow the Earnout Shares, and (ii) the Company shall issue and deposit into escrow the Earnout Units, with the Escrow Agent for release to the Earnout Participants upon the achievement (if applicable) of certain vesting conditions pursuant to the terms of the Escrow Agreement and this Agreement (the “Earnout”);

WHEREAS, at the Acquisition Merger Closing, the Pubco, the Company and the Company Members shall enter into a tax receivable agreement (the “Tax Receivable Agreement”) substantially in the form of Exhibit D attached hereto;

WHEREAS, immediately prior to the SPAC Merger Closing, in connection with the Transactions, SPAC, Pubco, certain SPAC Stockholders and certain Company Unitholders who will receive Pubco Common Stock pursuant to Article III shall enter into an amended and restated registration rights agreement (the “Registration Rights Agreement”), substantially in the form set forth on Exhibit E to be effective upon the Acquisition Merger Closing;

WHEREAS, in connection with the SPAC Merger Closing, SPAC, Pubco and a warrant agent agreed upon in writing by SPAC and the Company (the “Warrant Agent”) will enter into a warrant assignment, assumption and amendment agreement (the “Warrant Assumption Agreement”) in such form as may be agreed between SPAC, Pubco, the Warrant Agent and the Company, to be effective upon the SPAC Merger Closing; and

WHEREAS, each of the parties intends that, for U.S. federal, and applicable state and local, income tax purposes, (i) this Agreement constitutes a “plan of reorganization” with respect to the SPAC Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) the Acquisition Merger is treated as a contribution of Closing Cash Contribution and, to the extent paid by Pubco, Outstanding Company Expenses by Pubco to the Company in exchange for New Company Units, Preferred Units and Warrant Units under Section 721 of the Code and applicable Treasury Regulations, and (iii) the SPAC Merger qualifies as a “reorganization” described in Section 368(a)(1)(F) of the Code and applicable Treasury Regulations to which SPAC and Pubco are parties within the meaning of Section 368(b) of the Code and applicable Treasury Regulations (each an “Intended Tax Treatment,” and collectively, the “Intended Tax Treatments”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, SPAC, the Company, Pubco and Merger Sub agree as follows:

Article I

CERTAIN DEFINITIONS

Section 1.01        Definitions. As used herein, the following terms shall have the following meanings:

“Acquisition Merger Exchange Number” means the quotient of (a) the sum of (i) the Acquisition Merger Share Number and (ii) the Phantom Private Placement Investment Share Number divided by (b) the aggregate number of Company Units (including the Company Financing Units) outstanding as of immediately prior to the Acquisition Merger Effective Time but after giving effect to the Company Financing.

“Acquisition Merger Share Number” means 48,587,077.

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than SPAC or its Affiliates or in connection with the Private Placement Investment) relating to, in a single transaction or series of related transactions, (a) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (b) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more Subsidiaries of the Company owning such assets, (c) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary of the Company whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), or (d) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Actual Fraud” means common law fraud that involves a knowing and intentional misrepresentation in the representations and warranties set forth in Article IV (in the case of a misrepresentation by the Company) or Article V (in the case of a misrepresentation by SPAC) with the intent that the SPAC or the Company, as applicable, rely thereon, and for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation or similar theories that do not constitute common law fraud under Delaware law.

“Additional Company Financing Unit Consideration” means (a) a number of shares of Pubco Class B Common Stock and (b) a number of New Company Units, in each case of the foregoing clauses (a) and (b), that is equal to the Additional Consideration Number.

“Additional Consideration Number” means a number equal to (a) the lesser of (i) 1,111,684 and (ii) the maximum number of shares of Pubco Class A Common Stock that can be issued in connection with the Transactions without triggering the application of Section 4.4 of the Warrant Agreement divided by (b) the sum of (i) the aggregate number of shares of Pubco Class A Common Stock outstanding as of immediately following the Acquisition Merger Closing after giving effect to the redemption of any shares of SPAC Common Stock in connection with the Offer and the Conversion (but before the issuance of any Additional SPAC Share Consideration and excluding any Pubco Class A Common Stock issued in exchange for SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange) and (ii) the Phantom Private Placement Investment Share Number.

“Additional Incentive Forfeited Shares” means 1,111,684 shares of SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange.

“Additional SPAC Share Consideration” means a number of shares of Pubco Class A Common Stock equal to the Additional Consideration Number.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Ancillary Agreements” means the Escrow Agreement, the Company Financing Agreement, the Company Member Lockup Agreement, the Sponsor Lockup Agreement, the Registration Rights Agreement, the A&R Operating Agreement, the Sponsor Agreement, the Support Agreement, the Tax Receivable Agreement, the Warrant Assumption Agreement and all other agreements, certificates and instruments executed and delivered by SPAC, Merger Sub, the Company or Pubco in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means all applicable Laws relating to the prevention of money laundering and terrorist financing, including, without limitation, 18 U.S.C. §§ 1956 and 1957 and the Bank Secrecy Act and its implementing regulations, 31 C.F.R. Chapter X, as amended.

“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, the Sherman Act, the Clayton Act, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Approved Exchange” means NYSE (including NYSE American) or Nasdaq (including Nasdaq Capital Market).

“Business Combination” has the meaning ascribed to such term in the SPAC Organizational Documents.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close; provided that commercial banks shall not be deemed to be authorized or required by Law to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“CARES Act” means the Coronavirus, Aid, Relief and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), and any amendment thereof, successor law, or executive order, executive memo, administrative or other guidance or legislation published with respect thereto by any Governmental Authority.

“Closing Surviving Corporation Cash” means, without duplication, an amount equal to, as of immediately prior to the Acquisition Merger Effective Time and after the SPAC Merger Effective Time: (a) the funds contained in the Trust Account; minus (b) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of SPAC Common Stock pursuant to the Offer (to the extent not already paid as of immediately prior to the Acquisition Merger Effective Time); plus (c) the Gross Company Financing Proceeds actually received by the Company at or prior to the Acquisition Merger Closing; plus (d) the proceeds from any Alternative Financing actually received by SPAC or the Surviving Corporation at or prior to the Acquisition Merger Closing. For the avoidance of doubt, Closing Surviving Corporation Cash shall be calculated before giving effect to amounts payable as Outstanding Company Expenses or Outstanding SPAC Expenses and the Closing Cash Contribution.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Board” means the board of managers of the Company.

“Company Financing Units” mean the Company Units issued in connection with the consummation of the Company Financing.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used or held for use in or necessary for the business of the Company and its Subsidiaries, as currently conducted.

“Company Members” means the persons listed at Schedule 1.01(a).

“Company Operating Agreement” means the Operating Agreement of the Company, entered into on April 30, 2021, as in effect on the Original Effective Date or thereafter amended in accordance with Section 6.01.

“Company Organizational Documents” means the articles of organization and operating agreement of the Company and any charter, bylaws, memorandum of articles, and equivalent organizational and governance agreements of any Subsidiary of the Company, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Company, Pubco and Merger Sub Representations” means the representations and warranties of each of the Company and Pubco expressly and specifically set forth in Article IV of this Agreement, as qualified by the Schedules. For the avoidance of doubt, the Company, Pubco and Merger Sub Representations are solely made by the Company, Pubco and Merger Sub.

“Company Requisite Approval” means the affirmative vote of a majority of the managers of the Company and all of the members of the Company.

“Company Unitholder” means the holder of a Company Unit.

“Company Units” means the limited liability company units of the Company.

“Confidentiality Agreement” means that certain letter agreement, dated as of February 25, 2022, between SPAC and the Company.

“Consent Solicitation Statement” means the consent solicitation statement with respect to the solicitation by the Company of the Company Requisite Approval.

“Contracts” means any written or oral legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“Conversion” means the automatic exchange in the SPAC Merger of one share of SPAC Class A Common Stock held by an Eligible Holder (other than any share of SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange) into 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Preferred Stock.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order, directive, guidelines or recommendations by any Governmental Authority or industry group in connection with or in response to coronavirus (COVID-19) pandemic, including the CARES Act.

“Earnout Participants” means Jefferies, Sponsor and holders of Company Units immediately prior to the Acquisition Merger Effective Time (but not including holders of Company Financing Units in their capacity as holders of Company Financing Units), each of which is listed on Schedule 1.01(d).

“Earnout Period” means the period starting at 12:01 a.m. New York City time on the one (1) year anniversary of the Acquisition Merger Closing Date and ending at the Earnout Period End Date.

“Earnout Period End Date” means 11:59 pm New York City time on the six (6) year anniversary of the Acquisition Merger Closing Date.

“Earnout Pro Rata Portion” means, for each Earnout Participant, the percentage listed for such Earnout Participant on Schedule 1.01(d).

“Earnout Triggering Event” means Earnout Triggering Event I, Earnout Triggering Event II or Earnout Triggering Event III.

“Earnout Triggering Event I” means (a) the first date during the Earnout Period on which the Pubco Common Share Price is equal to or greater than $20.00 or (b) if prior to the Earnout Period End Date Pubco consummates a transaction (not including the Transactions) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $20.00 per share (as determined (x) assuming the vesting of the Earnout Shares that are eligible to vest upon the achievement of the Earnout Triggering Event I and (y) for any non-cash proceeds, based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Pubco Board).

“Earnout Triggering Event II” means (a) the first date during the Earnout Period on which the Pubco Common Share Price is equal to or greater than $25.00 or (b) if prior to the Earnout Period End Date Pubco consummates a transaction (not including the Transactions) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $25.00 per share (as determined (x) assuming the vesting of the Earnout Shares that are eligible to vest upon the achievement of the Earnout Triggering Event II and (y) for any non-cash proceeds, based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Pubco Board).

“Earnout Triggering Event III” means (a) the first date during the Earnout Period on which the Pubco Common Share Price is equal to or greater than $30.00 or (b) if prior to the Earnout Period End Date Pubco consummates a transaction (not including the Transactions) which results in the stockholders of Pubco having the right to exchange their shares of Pubco Class A Common Stock for cash, securities and/or other property having an aggregate value equaling or exceeding $30.00 per share (as determined (x) assuming the vesting of the Earnout Shares that are eligible to vest upon the achievement of the Earnout Triggering Event III and (y) for any non-cash proceeds, based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the Pubco Board).

“Eligible Holder” means each holder of record of shares of SPAC Class A Common Stock (excluding any SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection of the environment (including natural resources and endangered and threatened species), human health and safety (to the extent relating to exposure to Hazardous Materials), or the use, generation, storage, emission, transportation, disposal or Release of or exposure to Hazardous Materials. The term “Environmental Laws” also includes, but is not limited to, any applicable Law that: (a) conditions transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the property; (b) requires notification or disclosure of Releases of Hazardous Materials or other environmental condition of any property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such property; (c) imposes conditions or requirements in connection with Permits issued under Environmental Laws to the Company or any of its Subsidiaries; or (d) relates to wrongful death, personal injury, or property or other damage in connection with any environmental condition of any property.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer or import controls (including without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws administered by U.S. Customs and Border Protection).

“Exchange Act” means the Securities Exchange Act of 1934.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory, taxing or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Gross Company Financing Proceeds” means the aggregate amount of proceeds received by the Company (before taking into account any transaction expenses) after the Original Effective Date and at or prior to the Acquisition Merger Closing pursuant to one or more subscription agreements (including the Company Financing Agreement and any agreements entered into pursuant to Section 6.01(b)(iii)(A)) relating to the sale of Company Units (“Company Financing”), it being understood that, unless otherwise prohibited by this Agreement, such subscription agreement(s) may be entered into with any Company Unitholder or its Affiliate.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including, but not limited to, petroleum (and products derivative thereof), petroleum by-products, any form of natural gas, radon, asbestos or asbestos-containing material, polychlorinated biphenyls, per- and polyfluoroalkyl substances, flammable or explosive substances, radioactive materials or wastes, lead or lead-containing materials, toxic mold or pesticides, or other materials that are regulated by, or may form the basis of liability under, Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services other than in the ordinary course of business consistent with past practice, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case only to the extent drawn), (e) payment obligations of a third party (other than a wholly-owned Subsidiary of the Company) secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases that are required to be capitalized in accordance with GAAP, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements (other than those entered into in the ordinary course of business consistent with past practice) in favor of a third party (other than a wholly-owned Subsidiary of the Company) with respect to any amounts of a type described in clauses (a) through (g) above, and (i) with respect to each of the foregoing, any unpaid interest or other unpaid fees or obligations (including unreimbursed expenses or indemnification obligations for which a claim has been made); provided, however, that Indebtedness shall not include accounts payable to trade creditors that are not more than ninety (90) days past due and accrued expenses arising in the ordinary course of business consistent with past practice.

“Intellectual Property” means all intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, including all: (a) patents, patent applications, rights in patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, reissues, revisions, extensions, reexaminations and interferences thereof); (b) trademarks, service marks, trade dress, and other source indicators, and analogous rights in trade names, taglines, slogans, social media identifiers (such as a Twitter® handle) and related social media accounts, brand names, logos and corporate names, and registrations and applications to register any of the foregoing, together with all goodwill related thereto; (c) published and unpublished works of authorship and copyrights, applications for copyright registration, mask work rights and any other equivalent rights in works of and any other related rights of authors; (d) internet domain names, internet addresses and other computer identifiers; (e) trade secret rights, and analogous rights in know-how, ideas, methods, methodologies, formulae, processes, technology, inventions, processes, procedures, databases and database compilations, including any and all data and collections of data, whether machine readable or otherwise, confidential business information, customer lists and other proprietary information (collectively, “Trade Secrets”); (f) intellectual property rights in software (including object code, source code, or other form); (g) moral rights (and waivers or agreements not to enforce moral rights) and publicity rights; and (h) all other intellectual property or proprietary rights, remedies and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.

“Intervening Event” means any Effect that first becomes known to any officer or director of SPAC after the Original Effective Date that materially affects the business, assets, results of operations or condition of the business of the Company and its Subsidiaries, taken as a whole, and that was not known and was not reasonably foreseeable to SPAC as of the Original Effective Date, but specifically excluding any Effect solely to the extent that such Effect is excluded from the determination of a “Material Adverse Effect” pursuant to the definition thereof.

“IT Systems” means all computers, software, databases, hardware, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment (including communications equipment, terminals and hook-ups that interface with third-party software or systems) owned, licensed, or leased by the Company or any of its Subsidiaries and used in the operation of the business.

“Jefferies” means Jefferies LLC.

“Joint Ventures” means the entities set forth on Schedule 1.01(b) and any other any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which the Company or a Subsidiary of the Company (besides a Joint Venture), owns or controls, individually or in combination with other Subsidiaries of the Company (besides other Joint Ventures), 50% of the securities or other interests having by their terms ordinary voting power to elect half of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which the Company or a Subsidiary of the Company (besides a Joint Venture) is, directly or indirectly, a co-managing member or co-general partner (but not a sole managing member or general partner).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, license, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for (a) any restrictions arising under any applicable Securities Laws, and (b) immaterial non-monetary easements, rights of way, covenants, encumbrances or restrictions that do not materially detract the value of the underlying asset or the use of the asset.

“Material Adverse Effect” means any event, change, circumstance or development (“Effect”), individually or when aggregated with other Effects, that has had or would reasonably be expected to have a material adverse effect on the assets, liabilities, business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clause (a), (b), (d), (f) and (g), in each case, to the extent that such change disproportionately adversely affects the Company and its Subsidiaries, taken as a whole, as compared to other similarly situated Persons operating in the industries in which the Company and its Subsidiaries operate, in which case solely the incremental disproportionate adverse effects may be taken into account): (a) any change or development in applicable Laws or GAAP or any official or judicial interpretation thereof, it being understood that for purposes of Section 9.02(d) such change or development shall be those first announced after the Original Effective Date, (b) any change or development in interest rates, supply chain or economic, political, legislative, regulatory, business, financial, commodity, currency or market conditions generally affecting the economy or the industry in which the Company or its Subsidiaries operate, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Mergers or the performance of actions required by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or its Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action expressly required, or failure to take action, expressly prohibited, by this Agreement, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), weather condition, explosion fire, act of God or other force majeure event, (g) any regional, national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or its Subsidiaries operate, including civil unrest, the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking), including upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets; provided that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect).

“Maximum Jefferies Earnout” means (a) 1,600,000 if SPAC Capital Received is at least $50,000,000 or (b) 800,000 if SPAC Capital Received is less than $50,000,000.

“Maximum Seller Earnout” means 80,000,000 minus the sum of (a) the Maximum Sponsor Earnout and (b) the Maximum Jefferies Earnout.

“Maximum Sponsor Earnout” means the lesser of (a) (i) 1,600,000 if SPAC Capital Received is at least $50,000,000 or (ii) 1,200,000 if SPAC Capital Received is less than $50,000,000 and (b) 5,558,422 minus the sum of (A) the number of Sponsor Retained Shares and (B) the number of Sponsor Minimum Guarantee Shares, if any.

“Merger Sub Organizational Documents” means the articles of organization and bylaws of Merger Sub, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Nasdaq” means the Nasdaq Stock Market.

“New Company Units” means units of the Company which will be set forth in the A&R Operating Agreement.

“NYSE” means New York Stock Exchange.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Open Source Materials” means any software licensed and distributed under a license listed by the Open Source Initiative as an approved license at https://opensource.org/licenses/alphabetical and that satisfies the “Open Source Definition” provided by the Open Source Initiative at https://opensource.org/osd as of the Original Effective Date, or a license listed by the Free Software Foundation as a free software license at https://www.gnu.org/licenses/license-list.html#SoftwareLicenses and that satisfies the “Free Software Definition” provided by the Free Software Foundation at https://www.gnu.org/philosophy/free-sw.en.html as of the Original Effective Date.

“Owned Intellectual Property” means all Intellectual Property owned or purported by the Company to be owned by the Company or any of its Subsidiaries.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by Title XI of the Bipartisan Budget Act of 2015, together with any guidance issued thereunder or successor provisions thereof.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Unit Consideration” means (a) a number of shares of Pubco Class B Common Stock and (b) a number of New Company Units, in each case of the foregoing clauses (a) and (b), that is equal to the Acquisition Merger Exchange Number.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations, franchises, grants, easements, variances, exceptions, waivers, orders and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (i) that relate to amounts not yet due and payable or (ii) that are being contested in good faith through appropriate Actions and either are not material or appropriate reserves for the amount being contested have been established in accordance with GAAP, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes (i) not yet delinquent or (ii) which are being contested in good faith through appropriate Actions, and in each case for which appropriate reserves have been established in accordance with GAAP, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way and other similar non-monetary matters of record or Liens that would be disclosed by an accurate survey or inspection of the real property that do not, individually or in the aggregate, materially interfere with the present use or occupancy of such real property, (e) landlords’ Liens on any Leased Real Property or benefiting or created by any superior estate, right or interest of landlord in the Leased Real Property that do not, individually or in the aggregate, materially interfere with the present use or occupancy of such real property, (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (g) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities that do not, individually or in the aggregate, materially interfere with the present operations of the Company and its Subsidiaries, taken as a whole, (h) statutory Liens for amounts that are not due and payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without penalty, in each case only to the extent appropriate reserves have been established in accordance with GAAP, and (i) Liens described on Schedule 1.01(c).

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means any information that is defined as “personal information,” “personally identifiable information,” “personal data” or similar terms under any applicable Privacy Law.

“Phantom Private Placement Investment Share Number” means the quotient of (a) the Gross Company Financing Proceeds divided by (b) $10.00.

“Pre-Approved Financing Arrangements” mean the arrangements listed on Schedule 1.01(g).

“Preferred Unit” has the meaning ascribed thereto in the A&R Operating Agreement.

“Privacy Laws” means any and all applicable Laws relating to data privacy, data protection, or data security with respect to the collection, use, processing, storage, safeguarding and security (both technical and physical) of Personal Information, including, but not limited to, the Federal Trade Commission Act, the Controlling the Assault of

Non-Solicited Pornography and Marketing Act, the United Kingdom General Data Protection Regulation, the General Data Protection Regulation, and the California Consumer Privacy Act, in each case to the extent applicable to the Company or its Subsidiaries.

“Proxy Statement” means the proxy statement filed by SPAC as part of the Registration Statement with respect to the Special Meeting for the purpose of soliciting proxies from SPAC Stockholders to approve the Proposals (which shall also provide the SPAC Stockholders with the opportunity to redeem their shares of SPAC Common Stock in conjunction with a stockholder vote on the Business Combination).

“Pubco Certificate of Designation” means the Pubco Certificate of Designation of 8% Series A Cumulative Convertible Preferred Stock, substantially in the form set forth on Exhibit K.

“Pubco Class A Common Stock” means the shares of Class A common stock of Pubco, par value $0.0001 per share.

“Pubco Class B Common Stock” means the shares of Class B common stock of Pubco, par value $0.0001 per share, which will be created upon effectiveness of the Pubco Delaware Charter (which such shares shall have no economic terms but will carry the same voting rights as shares of Pubco Class A Common Stock).

“Pubco Common Share Price” means the share price equal to the volume weighted average closing sale price of one share of Pubco Class A Common Stock as reported on an Approved Exchange (or the exchange on which the shares of Pubco Class A Common Stock are then listed) for a period of at least twenty (20) trading days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination, as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Pubco Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Pubco Class A Common Stock, as determined by the Pubco Board (or a committee thereof) in good faith.

“Pubco Common Stock” means Pubco Class A Common Stock and Pubco Class B Common Stock.

“Pubco EBITDA” means net income before interest expense, tax expense, depreciation and amortization, each of Pubco determined in accordance with GAAP, subject to the adjustments set forth on Schedule 1.01(h); provided that Pubco’s indirect share of any net income, interest expense, tax expense, depreciation and amortization of any unconsolidated joint ventures shall also be included.

“Pubco Organizational Documents” means the certificate of incorporation and bylaws of Pubco, in each case as may be amended from time to time in accordance with the terms of this Agreement.

“Pubco Preferred Stock” means the Series A Preferred Stock of Pubco having such rights, powers, preferences and privileges as set forth in the Pubco Certificate of Designation.

“Pubco Revenue” means the gross revenue of Pubco determined in accordance with GAAP; provided that Pubco’s indirect share of any revenue of any unconsolidated joint ventures shall also be included.

“Redeeming Stockholder” means a SPAC Stockholder who demands that SPAC redeem its SPAC Common Stock for cash in connection with the transactions contemplated hereby (including the Extension Proposal) and in accordance with the SPAC Organizational Documents.

“Regulatory Consent Authorities” means the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission, as applicable.

“Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, pumping, pouring, emitting, escaping, emptying, seeping, placing, or migration into or upon any land or water or air, or otherwise entering into the environment.

“Representative” means, as to any Person, any of the representatives, advisors, officers, directors, agents, managers, employees, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

“Sanctioned Person” means at the applicable time any Person: (a) listed on any Sanctions-related list of designated or blocked persons (including, but not limited to, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and the Denied Persons and Entity Lists maintained by the United States Department of Commerce’s Bureau of Industry and Security); (b) a Governmental Authority of, ordinarily resident in, or organized under the laws of a country or territory that is the target of comprehensive Sanctions from time to time (as of the Original Effective Date, Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine); or (c) owned 50% or more by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation OFAC), (b) the European Union and enforced by its member states, (c) the United Nations or (d) Her Majesty’s Treasury. “Schedules” means sections of the disclosure letter of the Company and its Subsidiaries.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Security Incident” means any unauthorized or unlawful access, exfiltration, manipulation, loss, use, or disclosure that compromises the confidentiality, integrity, availability or security of Personal Information or that triggers any reporting requirement under any Privacy Law or contractual provision, including any ransomware or denial of service attacks that prevent or materially degrade access to Personal Information.

“SPAC Board” means the board of directors of SPAC.

“SPAC Capital Received” means, without duplication, an amount equal to, as of immediately prior to the Acquisition Merger Effective Time and after the SPAC Merger Effective Time: (a) the funds then contained in the Trust Account; minus (b) the aggregate amount of cash proceeds that will be required to satisfy the redemption of any shares of SPAC Common Stock pursuant to the Offer (to the extent not already paid as of immediately prior to the Acquisition Merger Effective Time); plus (c) the Gross Company Financing Proceeds actually received by the Company at or prior to the Acquisition Merger Closing; plus (d) the proceeds from any Alternative Financing actually received by SPAC or the Surviving Corporation at or prior to the Acquisition Merger Closing; provided that in each case of clauses (c) and (d), the proceeds are received from an investor primarily sourced by SPAC, Sponsor or their Representatives (which shall not include any investor listed on Schedule 1.01(e)). For the avoidance of doubt, SPAC Capital Received shall be calculated before giving effect to amounts payable as Outstanding Company Expenses or Outstanding SPAC Expenses and the Closing Cash Contribution.

“SPAC Class A Common Stock” means the shares of SPAC’s Class A common stock, par value $0.0001 per share.

“SPAC Class B Common Stock” means the shares of SPAC’s Class B common stock, par value $0.0001 per share.

“SPAC Common Stock” means SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Extension Expenses” means fees and expenses of SPAC or Sponsor incurred or committed to be incurred pursuant to or in furtherance of Section 8.14, including with respect to the Extension Proposal, the Extension Proxy Statement or the Extension Meeting and additional amounts deposited into the Trust Account by SPAC or Sponsor in connection with the Extension Meeting, in each case substantially as set forth in Schedule 1.01(f).

“SPAC Organizational Documents” means SPAC’s amended and restated certificate of incorporation and bylaws, as may be amended or amended and restated from time to time subject to the terms of this Agreement.

“SPAC Representations” means the representations and warranties of SPAC expressly and specifically set forth in Article V of this Agreement, as qualified by the SPAC Schedules. For the avoidance of doubt, the SPAC Representations are solely made by SPAC.

“SPAC Schedules” means sections of the disclosure letter of SPAC and its Subsidiaries.

“SPAC Stockholder” means a holder of SPAC Common Stock.

“SPAC Unit” means the units issued in SPAC’s initial public offering consisting of one share of SPAC Class A Common Stock and one-quarter of a SPAC Warrant.

“SPAC Warrant” means a warrant entitling the holder to purchase one share of SPAC Class A Common Stock per warrant.

“Special Meeting” means a meeting of the holders of SPAC Common Stock to be held for the purpose of approving the Proposals.

“Sponsor Minimum Guarantee Shares” means a number of shares of SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange equal to the greater of (a) zero and (b) 1,250,000 minus the Sponsor Retained Shares.

“Sponsor Redemption Forfeited Shares” means a number of shares of SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange equal to (a) 4,446,738 minus (b) the sum of (i) the number of Sponsor Retained Shares and (ii) the number of Sponsor Minimum Guarantee Shares, if any.

“Sponsor Redemption Forfeited Warrants” means a number of SPAC Warrants equal to 2,148,913.

“Sponsor Retained Shares” means a number of shares of SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange equal to the lesser of (a) 4,446,738 and (b) (i) 4,446,738 multiplied by (ii) (x) the SPAC Capital Received divided by (y) $222,336,870, with any fractional share rounded to the nearest whole number.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. Notwithstanding the foregoing, “Subsidiary” when used with respect to the Company (a) shall include each Joint Venture and (b) shall not include Pubco and Merger Sub; provided, that for purposes of Section 4.07 (Financial Statements) and Section 4.17 (Taxes), Subsidiaries when used with respect to the Company shall be deemed to not include the Joint Ventures.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, franchise, license, branch, excise, severance, stamp, occupation, premium, personal property, real property, commercial rent, capital stock, profits, disability, registration, value added, capital gains, goods and services, estimated, customs duties, sales, use, or other tax, governmental fee or other assessment in the nature of a tax, together with any interest, penalty, assessment, addition to tax or additional amount imposed with respect thereto, imposed by (or otherwise payable to) a Governmental Authority, whether as a primary obligor or as a result of (x) being a transferee or successor of another Person, (y) by operation of Treasury Regulations Section 1.1502-6 (or any analogous or similar provision of other applicable Law) as a result of being a member of an affiliated group or pursuant to any other applicable Law, or (z) an obligation under a Contract.

“Tax Return” means any return, form, report, statement, claim for refund, election, disclosure, declaration, information report or return, or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Fee” means an amount equal to (a)(i) twelve million five hundred thousand dollars ($12,500,000) minus (ii) (A) the Funded Extension Amount divided by (B) two (such amount in this clause (a), the “Default Termination Fee”) or (b) 50% of the Default Termination Fee in the event that the Agreement is terminated pursuant to Section 10.01(k) or Section 10.01(l), or the Agreement is terminated at a time that SPAC or the Company would be entitled to terminate this Agreement pursuant to Section 10.01(l) (such amount in this clause (b), the “Reduced Termination Fee”).

“Transactions” means the transactions contemplated by this Agreement to occur at or immediately prior to the SPAC Merger Closing or the Acquisition Merger Closing, including the Mergers and the Private Placement Investment.

“Treasury Regulations” means the regulations promulgated under the Code.

“Warrant Agreement” means that certain Warrant Agreement, dated as of March 15, 2021, between SPAC and Continental Stock Transfer & Trust Company as warrant agent, as amended from time to time.

“Warrant Unit” has the meaning ascribed thereto in the A&R Operating Agreement.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.02        Other Definitions.

2023 Earnout Measurement Period	3.01(c)(ii)(D)
2024 Earnout Measurement Period	3.01(c)(ii)(E)
A&R Operating Agreement	2.05(b)0
Acquisition Merger	Recitals
Acquisition Merger Certificate of Merger	2.02(d)
Acquisition Merger Closing	2.01(b)
Acquisition Merger Closing Date	2.01(b)
Acquisition Merger Effective Time	2.01(b)
Additional Incentive Forfeiture	Recitals
Additional Proposal	8.02(c)
Adjournment Proposal	8.02(c)
Agreement	Preamble
Amended Original Merger Agreement	Recitals
Alternative Financing	8.09(b)
Audited Financial Statements	4.07(a)
Cancelled Units	3.01(b)(i)
Certificates of Merger	2.02(d)
Class B Exchange	Recitals
Closing	2.02(a)
Closing Cash Contribution	2.02(b)
Closing Date	2.02(a)
Company	Preamble
Company Affiliate Agreement	4.22
Company Benefit Plan	4.15(a)
Company Board Recommendation	8.03(b)
Company Certificates	3.03(b)
Company Change in Recommendation	8.03(b)
Company Cure Period	10.01(b)
Company Financing Agreement	Recitals
Company Group	11.16(b)
Company Member Lockup Agreement	Recitals
Company Related Parties	10.02(c)
D&O Insurance	8.07(b)
Earnout	Recitals
Earnout Measurement Period	3.01(c)(ii)(E)

Earnout Shares	3.01(c)(i)
Earnout Units	3.01(c)(i)
Employment Agreements	8.12(b)
ERISA	4.15(a)
ERISA Affiliate	4.15(e)
Escrow Agent	8.13
Escrow Agreement	8.13
Exchange Agent	3.03(a)(i)
Extension Meeting	8.14(a)
Extension Proposal	8.14(a)
Extension Proxy Statement	8.14(a)
Financial Statements	4.07(a)
First Amendment	Recitals
First Earnout Shares	3.01(c)(ii)(A)
First Earnout Units	3.01(c)(ii)(A)
Funded Extension Amount	8.14(b)
Gibson Dunn	11.16(a)
Intended Tax Treatment	Recitals
Interests and Reimbursements	10.02(c)
Interim Period	6.01
Intervening Event Notice	8.02(c)
Intervening Event Notice Period	8.02(c)
Leased Real Property	4.19(b)
Listing Cure Period	10.01(j)
Listing Failure Condition	10.01(j)
Material Contracts	4.14(a)
Material Customer	4.29(a)
Material Supplier	4.29(b)
Material Permits	4.24
Merger Sub	Preamble
Mergers	Recitals
Multiemployer Plan	4.15(e)
Non-Recourse Party	11.14
Offer	Recitals
Original Effective Date	Recitals
Original Merger Agreement	Recitals
Original Sponsor Agreement	Recitals
Original Sponsor Lockup Agreement	Recitals
Original Support Agreement	Recitals
Outstanding Company Expenses	3.07(a)
Outstanding SPAC Expenses	3.07(b)
PCAOB Audited Financial Statements	6.06(a)
Private Placement Investment	Recitals
Private Placement Investment Amount	Recitals
Promissory Note	8.14(b)
Proposals	8.02(c)
Pubco	Preamble
Pubco Board	4.03
Pubco Delaware Bylaws	2.04
Pubco Delaware Charter	2.04
Pubco Earnout Shares	3.01(c)(i)

Pubco Equity Incentive Plan	8.12
Pubco Organizational Documents Advisory Proposal	8.02(c)
Pubco Warrant	3.01(a)(iv)
Public SPAC Merger Consideration	3.01(a)(iii)
Real Estate Lease Documents	4.19(b)
Registered Intellectual Property	4.11(a)
Registration Rights Agreement	Recitals
Registration Statement	8.02(a)
Second Earnout Shares	3.01(c)(ii)(B)
Second Earnout Units	3.01(c)(ii)(B)
Seller Earnout Shares	3.01(c)(i)
SPAC	Preamble
SPAC Benefit Plans	5.05(a)
SPAC Board Recommendation	8.02(c)
SPAC Board Change in Recommendation	8.02(d)
SPAC Cancelled Shares	3.01(a)(v)
SPAC Certificates	3.03(c)
SPAC Cure Period	10.01(c)
SPAC Merger	Recitals
SPAC Merger Certificate of Merger	2.02(a)
SPAC Merger Closing	2.02(a)
SPAC Merger Closing Date	2.02(a)
SPAC Merger Consideration	3.01(a)(iii)
SPAC Merger Effective Time	2.02(a)
SPAC Redeeming Shares	3.01(a)(vi)
SPAC Related Parties	10.02(c)
SPAC SEC Reports	5.12(a)
SPAC Stockholder Approval	5.02(b)
SPAC Tail Policy	8.07(c)
Sponsor	Recitals
Sponsor Agreement	Recitals
Sponsor Lockup Agreement	Recitals
Sponsor Redemption Forfeiture	Recitals
Sponsor Shares	Recitals
Support Agreement	Recitals
Surviving Corporation	Recitals
Surviving Provisions	10.03
Surviving Subsidiary Company	Recitals
Tax Receivable Agreement	Recitals
Terminating Company Breach	10.01(b)
Terminating SPAC Breach	10.01(c)
Termination Date	10.01(b)
Third Earnout Shares	3.01(c)(ii)(C)
Third Earnout Units	3.01(c)(ii)(C)
Transaction Litigation	8.06
Transaction Proposal	8.02(c)
Transfer Taxes	8.04(a)
Trust Account	5.09(a)
Trust Agreement	5.09(a)
Trustee	5.09(a)
Unaudited Interim Financial Statements	6.06(a)

Unaudited Financial Statements	4.07(a)
Vendor Contracts	4.14(a)(i)
Warrant Agent	Recitals
Warrant Agreement Amendment	7.08
Warrant Assumption Agreement	Recitals
White & Case	11.16(b)
Written Consent	8.03(a)

Section 1.03        Construction.

(a)         Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “SPAC Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, SPAC Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive and (vii) the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(b)         Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c)         Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)         The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(e)         Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f)          All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(g)         The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than one calendar day prior to the Original Effective Date to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement at least three (3) days prior to the Original Effective Date or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

Section 1.04        Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Scott Demerau, Cecil Magpuri and Jo Merrill, and, in the case of SPAC, Doug Jacob and Garrett Schreiber, and, in each case, after reasonable inquiry of direct reports.

Article II

THE MERGERS; CLOSINGS

Section 2.01        The Mergers.

(a)         The SPAC Merger. Upon the terms and subject to the conditions set forth in this Agreement, at 8:01am New York City time on the date immediately following the Closing Date (the “SPAC Merger Effective Time”), SPAC shall be merged with and into Pubco in the SPAC Merger (the “SPAC Merger Closing”). Following the SPAC Merger, the separate corporate existence of SPAC shall cease and Pubco shall continue as the Surviving Corporation. The date on which the SPAC Merger Closing occurs is referred to herein as the “SPAC Merger Closing Date.”

(b)         The Acquisition Merger. Upon the terms and subject to the conditions set forth in this Agreement, at 8:02am New York City time on the date immediately following the SPAC Merger Closing Date (the “Acquisition Merger Effective Time”), Merger Sub shall be merged with and into the Company in the Acquisition Merger (the “Acquisition Merger Closing”). Following the Acquisition Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Subsidiary Company. The date on which the Acquisition Merger Closing occurs is referred to herein as the “Acquisition Merger Closing Date.”

Section 2.02        Closing.

(a)         Closing. The closing (the “Closing”) shall occur electronically through the exchange of documents via e-mail at 8:30pm New York City time on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived by the applicable party(ies) (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as SPAC and the Company may mutually agree in writing (the “Closing Date”). The Class B Exchange shall occur at 11:58pm New York City time on the Closing Date. Immediately following the Class B Exchange, at 11:59pm New York City time on the Closing Date, the redemption of any shares of SPAC Common Stock in connection with the Offer shall occur.

(b)         SPAC Merger. Subject to the satisfaction or waiver by the applicable party(ies) of all of the conditions set forth in Article IX of this Agreement, and provided that this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the parties shall cause the SPAC Merger to be consummated effective at the SPAC Merger Effective Time by filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “SPAC Merger Certificate of Merger”) as provided in Sections 251 and 103 of the DGCL with respect to the SPAC Merger, duly executed and completed in accordance with the relevant provisions of the DGCL.

(c)         Closing Cash Contribution. Immediately prior to the Acquisition Merger Effective Time, and in any event following the SPAC Merger Effective Time, Surviving Corporation shall contribute to Merger Sub, to the maximum extent allowed by Law, all of the Closing Surviving Corporation Cash remaining after the payments contemplated by Section 7.03 (the “Closing Cash Contribution”).

(d)         Acquisition Merger. Subject to the satisfaction or waiver by the applicable party(ies) of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, on the Closing Date, the parties shall cause the Acquisition Merger to be consummated effective at the Acquisition Merger Effective Time by: (a) filing with the Secretary of State of the State of Delaware a Certificate of Merger (the “Acquisition Merger Certificate of Merger” and, together with the SPAC Merger Certificate of Mergers, the “Certificates of Merger”) with respect to the Acquisition Merger, duly executed and completed in accordance with the relevant provisions of the DLLCA. The Acquisition Merger and the SPAC Merger shall become effective at the SPAC Merger Effective Time and Acquisition Merger Effective Time, respectively or such later time as agreed in writing between the Company and SPAC and set forth in the relevant Certificates of Merger. Following filing of the Certificates of Merger, none of SPAC, Pubco, Merger Sub or the Company shall take any action that would prevent the SPAC Merger from taking effect at the SPAC Merger Effective Time or the Acquisition Merger from taking effect at the Acquisition Merger Effective Time.

Section 2.03        Effects of the Mergers. The Mergers shall have the effects set forth in this Agreement, the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, by virtue of (a) the SPAC Merger and without further act or deed, at the SPAC Merger Effective Time, all of the property, rights, privileges, powers and franchises of Pubco and SPAC shall vest in the Surviving Corporation and all of the debts, liabilities and duties of SPAC and Pubco shall become the debts, liabilities and duties of the Surviving Corporation and (b) the Acquisition Merger and without further act or deed, at the Acquisition Merger Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Subsidiary Company and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Subsidiary Company.

Section 2.04        Certificate of Incorporation and Bylaws of Pubco. In connection with the Mergers, on the SPAC Merger Closing Date at the SPAC Merger Effective Time, Pubco will take all requisite actions to (i) adopt the certificate of incorporation (the “Pubco Delaware Charter”) substantially in the form set forth on Exhibit F, which shall be the certificate of incorporation of Pubco upon the effectiveness of the SPAC Merger Closing and until thereafter amended in accordance with its terms and the DGCL, and (ii) adopt the bylaws (the “Pubco Delaware Bylaws”) substantially in the form set forth on Exhibit G, which shall be the bylaws of Pubco upon the effectiveness of the SPAC Merger Closing and until thereafter amended in accordance with their terms, the Pubco Delaware Charter and the DGCL.

Section 2.05        Operating Agreement of the Surviving Subsidiary Company. At the Acquisition Merger Effective Time, the Company Operating Agreement, as in effect immediately prior to the Acquisition Merger Effective Time, shall be amended and restated in its entirety in accordance with the Amended and Restated Company Operating Agreement as set forth on Exhibit H attached hereto, and as so amended, shall be the Operating Agreement of the Surviving Subsidiary Company (the “A&R Operating Agreement”), until thereafter supplemented or amended in accordance with its terms, the Surviving Subsidiary Company’s articles of organization and the DLLCA.

Section 2.06        Directors and Officers of the Surviving Corporation.

(a)         The parties will take all requisite action such that the directors and officers of SPAC as of immediately prior to the SPAC Merger Effective Time continue as the initial directors and officers of the Surviving Corporation immediately after the SPAC Merger Effective Time, each to hold office, subject to Section 2.06(b), in accordance with the provisions of the DGCL and the Surviving Corporation’s bylaws and certificate of incorporation until the Acquisition Merger Effective Time.

(b)         The parties will take all requisite action such that (i) each director and officer of the Surviving Corporation in office immediately prior to the Acquisition Merger Effective Time shall cease to be a director or officer, as applicable, immediately following the Acquisition Merger Effective Time (including by causing each such director and officer to tender an irrevocable resignation as a director or officer (as applicable), effective as of the Acquisition Merger Effective Time), (ii) the Persons designated pursuant Section 8.11 shall be directors of the Surviving Corporation effective as of immediately following the Acquisition Merger Effective Time, and, as of such time, shall be the only directors of the Surviving Corporation, and (iii) the officers of the Company shall be appointed as officers of the Surviving Corporation, effective as of immediately after the Acquisition Merger Effective Time, and, as of such time, shall be the only officers of the Surviving Corporation. Each person appointed as a director or officer of the Surviving Corporation following the Acquisition Merger Effective Time pursuant to the preceding sentence shall remain in office as a director or officer, as applicable, of the Surviving Corporation until his or her successor is elected and qualified or until his or her earlier resignation or removal.

Section 2.07        Managing Member and Officers of the Surviving Subsidiary Company. The Company shall take all necessary action prior to the Acquisition Merger Effective Time so that immediately after the Acquisition Merger Effective Time (i) each officer of the Company in office immediately prior to the Acquisition Merger Effective Time shall continue to be an officer of the Surviving Subsidiary Company immediately following the Acquisition Merger Effective Time and (ii) Pubco is appointed as the sole managing member of the Surviving Subsidiary Company, in accordance with the A&R Operating Agreement substantially in the form set forth on Exhibit H.

Article III

EFFECTS OF THE MERGERS

Section 3.01        Effect on Securities.

(a)         Treatment of Securities of SPAC and Pubco in the SPAC Merger. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of SPAC, Merger Sub, the Company, or Pubco or the holder of any shares of capital stock of any of the foregoing:

(i)          SPAC Units. Each SPAC Unit outstanding immediately prior to the SPAC Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one share of SPAC Class A Common Stock and one-quarter of a SPAC Warrant in accordance with the terms of the applicable SPAC Unit.

(ii)         SPAC Class A Common Stock. Immediately following the separation of each SPAC Unit in accordance with Section 3.01(a)(i), each share of SPAC Class A Common Stock issued and outstanding immediately prior to the SPAC Merger Effective Time (excluding any SPAC Class A Common Stock converted from SPAC Class B Common Stock pursuant to the Class B Exchange) shall automatically be cancelled and cease to exist in exchange for the right to receive: (A) 0.5 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Preferred Stock, and (B) 50% multiplied by the Additional SPAC Share Consideration (such consideration, the “Public SPAC Merger Consideration”). As of the SPAC Merger Effective Time, each SPAC Stockholder shall cease to have any other rights in and to SPAC.

(iii)        Former SPAC Class B Common Stock. Each share of SPAC Class A Common Stock converted from a share of SPAC Class B Common Stock pursuant to the Class B Exchange shall automatically be cancelled and cease to exist in exchange for the right to receive (A) one (1) newly issued share of Pubco Class A Common Stock and (B) the applicable portion of any Earnout Shares in accordance with Section 3.01(c) (collectively, the “Sponsor SPAC Merger Consideration”, and collectively with the Public SPAC Merger Consideration, the “SPAC Merger Consideration”).

(iv)        Assumption of SPAC Warrants. Each SPAC Warrant outstanding immediately prior to the SPAC Merger Effective Time shall, at the SPAC Merger Effective Time, cease to be a warrant with respect to SPAC Common Stock and shall be assumed by Pubco pursuant to the Warrant Assumption Agreement (each, a “Pubco Warrant”) on substantially the same terms as were in effect immediately prior to the SPAC Merger Effective Time under the terms of the Warrant Agreement (including any repurchase rights and cashless exercise provisions). SPAC and Pubco shall take all lawful action to effect the aforesaid provisions of this Section 3.01(a)(iv), including entering into the Warrant Assumption Agreement.

(v)         SPAC Treasury Stock. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, if there are any shares of SPAC Common Stock that are owned by the SPAC as treasury stock or any SPAC Common Stock owned by any direct or indirect Subsidiary of SPAC immediately prior to the SPAC Merger Effective Time, such SPAC Common Stock shall be canceled and shall cease to exist without any conversion thereof or payment or other consideration therefor (the “SPAC Cancelled Shares”).

(vi)        SPAC Redeeming Shares. Notwithstanding clause (ii) above or any other provision of this Agreement to the contrary, if there are any shares of SPAC Common Stock that are required to be redeemed pursuant to the Offer (such shares, the “SPAC Redeeming Shares”), such SPAC Common Stock shall not be exchanged pursuant to clause (ii) above but shall immediately prior to the SPAC Merger Effective Time be canceled and shall cease to exist and shall thereafter be redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the SPAC Organizational Documents, the Trust Agreement, and the Proxy Statement.

(vii)       Cancellation of Pubco Shares. At the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of any holder thereof, each share of capital stock of Pubco issued and outstanding immediately prior to the SPAC Merger Effective Time shall be redeemed by Pubco for par value.

(b)         Treatment of Company Units in the Acquisition Merger. At the Acquisition Merger Effective Time, by virtue of the Acquisition Merger and without any action on the part of SPAC, Merger Sub, the Company, Pubco or the holder of any shares of capital stock of any of the foregoing:

(i)          Each Company Unit that is issued and outstanding immediately prior to the Acquisition Merger Effective Time (other than the Cancelled Units and Company Financing Units) shall thereupon be converted into the right to receive, and the holder of such Company Unit shall be entitled to receive (A) the Per Unit Consideration and (B) the applicable portion of any Earnout Shares and Earnout Units in accordance with Section 3.01(c).

(ii)         Each Company Financing Unit shall thereupon be converted into the right to receive, and the holder of such Company Unit shall be entitled to receive, as applicable, (A) the Per Unit Consideration and (B) Additional Company Financing Unit Consideration.

(iii)        Each Company Unit held in treasury of the Company as of immediately prior to the Acquisition Merger Effective Time (collectively, the “Cancelled Units”) shall thereupon be cancelled without any conversion thereof and no payment or distribution shall be made within respect thereto.

(iv)        The units of Merger Sub that are issued and outstanding immediately prior to the Acquisition Merger Effective Time shall thereupon be converted into and become (A) a number of New Company Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (B) a number of Preferred Units equal to the number of shares of Pubco Preferred Stock outstanding immediately after the SPAC Merger and (C) a number of Warrant Units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (A) through (C) after giving effect to the redemption of any shares of SPAC Common Stock in connection with the Offer, the Class B Exchange and the Conversion.

(v)         Notwithstanding the foregoing, with a view to satisfy Section 9.01(h), the Company and SPAC will in good faith discuss allowing a portion of the Per Unit Consideration to take the form of shares of Pubco Class A Common Stock, in lieu of (and not in addition to) the same number of (x) shares of Pubco Class B Common Stock and (y) New Company Units.

(c)         Earnout.

(i)          At the Acquisition Merger Effective Time, (A) the Company shall issue and deposit with the Escrow Agent a number of New Company Units equal to the Maximum Seller Earnout (the “Earnout Units”) and (B) Pubco shall issue and deposit with the Escrow Agent (x) a number of shares of Pubco Class B Common Stock equal to the Maximum Seller Earnout (the “Seller Earnout Shares”) and (y) a number of shares of Pubco Class A Common Stock equal to the sum of (I) Maximum Sponsor Earnout and (II) the Maximum Jefferies Earnout (collectively, the “Pubco Earnout Shares” and, together with the Seller Earnout Shares, the “Earnout Shares”), in each case, to be held in escrow in accordance with the terms of the Escrow Agreement and this Section 3.01(c).

(ii)         Upon receipt of the Earnout Shares and Earnout Units, the Escrow Agent shall place the Earnout Shares and Earnout Units into one or more escrow accounts in accordance with the Escrow Agreement, and such Earnout Shares and Earnout Units shall be earned, released and delivered as follows:

(A)        On the occurrence of Earnout Triggering Event I, Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (1) a number of New Company Units equal to (x) fifteen million (15,000,000) (the “First Earnout Units”) multiplied by (y) its Earnout Pro Rata Portion and (2) a number of shares of Pubco Class B Common Stock equal to (x) fifteen million (15,000,000) (the “First Earnout Shares”) multiplied by (y) its Earnout Pro Rata Portion.

(B)         On the occurrence of Earnout Triggering Event II, Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (1) a number of New Company Units equal to (x) fifteen million (15,000,000) (the “Second Earnout Units”) multiplied by (y) its Earnout Pro Rata Portion and (2) a number of shares of Pubco Class B Common Stock equal to (x) fifteen million (15,000,000) (the “Second Earnout Shares”) multiplied by (y) its Earnout Pro Rata Portion.

(C)         On the occurrence of Earnout Triggering Event III, Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (1) a number of New Company Units equal to (x) ten million (10,000,000) (the “Third Earnout Units”) multiplied by (y) its Earnout Pro Rata Portion and (2) a number of shares of Pubco Class B Common Stock equal to (x) ten million (10,000,000) (the “Third Earnout Shares”) multiplied by (y) its Earnout Pro Rata Portion.

(D)        Promptly following the filing of Pubco’s Form 10-K with the SEC for the fiscal year ending December 31, 2023:

(1)         If the Pubco EBITDA for all of 2023 is less than $12,416,530, no New Company Units or shares of Pubco Class B Common Stock shall be released from escrow in relation to the Pubco EBITDA targets for the 2023 Earnout Measurement Periods. If the Pubco EBITDA for all of 2023 is at least $12,416,530, and:

(I)     The Pubco EBITDA for one (but not both) period listed on Schedule 3.01(c)(ii)(D) (each such period, a “2023 Earnout Measurement Period”) is equal to or greater than the Pubco EBITDA listed for such 2023 Earnout Measurement Period on Schedule 3.01(c)(ii)(D), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (I) a number of New Company Units equal to (x) seven million five hundred thousand (7,500,000) multiplied by (y) its Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) seven million five hundred thousand (7,500,000) multiplied by (y) its Earnout Pro Rata Portion.

(II)    The Pubco EBITDA for both 2023 Earnout Measurement Periods is equal to or greater than the Pubco EBITDA listed for such 2023 Earnout Measurement Periods on Schedule 3.01(c)(ii)(D), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (I) a number of New Company Units equal to (x) fifteen million (15,000,000) multiplied by (y) its Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) fifteen million (15,000,000) multiplied by (y) its Earnout Pro Rata Portion.

(III)  The Pubco EBITDA for neither 2023 Earnout Measurement Period is equal to or greater than the Pubco EBITDA listed for such 2023 Earnout Measurement Period on Schedule 3.01(c)(ii)(D), no New Company Units or shares of Pubco Class B Common Stock shall be released from escrow in relation to the Pubco EBITDA targets for the 2023 Earnout Measurement Periods.

(2)         If the Pubco Revenue for all of 2023 is less than $70 million, no New Company Units or shares of Pubco Class B Common Stock shall be released from escrow in relation to the Pubco Revenue targets for the 2023 Earnout Measurement Periods. If the Pubco Revenue for all of 2023 is at least $70 million, and:

(I)     The Pubco Revenue for one (but not both) 2023 Earnout Measurement Period is equal to or greater than the Pubco Revenue listed for such 2023 Earnout Measurement Period on Schedule 3.01(c)(ii)(D), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (I) a number of New Company Units equal to (x) two million five hundred thousand (2,500,000) multiplied by (y) its Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) two million five hundred thousand (2,500,000) multiplied by (y) its Earnout Pro Rata Portion.

(II)    The Pubco Revenue for both 2023 Earnout Measurement Periods is equal to or greater than the Pubco Revenue listed for such 2023 Earnout Measurement Periods on Schedule 3.01(c)(ii)(D), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant (I) a number of New Company Units equal to (x) five million (5,000,000) multiplied by (y) its

Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) five million (5,000,000) multiplied by (y) its Earnout Pro Rata Portion.

(III)  The Pubco Revenue for neither 2023 Earnout Measurement Period is equal to or greater than the Pubco Revenue listed for such 2023 Earnout Measurement Period on Schedule 3.01(c)(ii)(D), no New Company Units or shares of Pubco Class B Common Stock shall be released from escrow in relation to the Pubco Revenue targets for the 2023 Earnout Measurement Periods.

(E)         Promptly following the filing of Pubco’s Form 10-Q or 10-K with the SEC for each period listed on Schedule 3.01(c)(ii)(E) (each, a “2024 Earnout Measurement Period” and, together with the 2023 Earnout Measurement Periods, a “Earnout Measurement Period”):

(1)         if the Pubco EBITDA for such 2024 Earnout Measurement Period is equal to or greater than the Pubco EBITDA listed for such 2024 Earnout Measurement Period on Schedule 3.01(c)(ii)(E), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant, with respect to each such 2024 Earnout Measurement Period for which the Pubco EBITDA target was met: (I) a number of New Company Units equal to (x) two million five hundred thousand (2,500,000) multiplied by (y) its Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) two million five hundred thousand (2,500,000) multiplied by (y) its Earnout Pro Rata Portion.

(2)         if the Pubco Revenue for such 2024 Earnout Measurement Period is equal to or greater than the Pubco Revenue listed for such Earnout Measurement Period on Schedule 3.01(c)(ii)(E), Pubco and the Company shall cause the Escrow Agent to release to each Earnout Participant, with respect to each such 2024 Earnout Measurement Period for which the Pubco Revenue target was met: (I) a number of New Company Units equal to (x) two million five hundred thousand (2,500,000) multiplied by (y) its Earnout Pro Rata Portion and (II) a number of shares of Pubco Class B Common Stock equal to (x) two million five hundred thousand (2,500,000) multiplied by (y) its Earnout Pro Rata Portion.

(iii)        Notwithstanding the foregoing:

(A)        Until a number of Earnout Shares equal to the Maximum Sponsor Earnout have been earned, released and delivered to Sponsor in accordance with Section 3.01(c)(ii), each time the Sponsor is entitled to be delivered a New Company Unit and share of Pubco Class B Common Stock in accordance with Section 3.01(c)(ii), Pubco and the Company shall instead cause the Escrow Agent to release to Sponsor one Pubco Earnout Share.

(B)         After a number of Earnout Shares equal to the Maximum Sponsor Earnout have been earned, released and delivered to Sponsor in accordance with Section 3.01(c)(ii), each time the Sponsor is entitled to be delivered a New Company Unit and share of Pubco Class B Common Stock in accordance with Section 3.01(c)(ii), the Earnout Units and Earnout Shares shall instead be delivered to the other Earnout Participants (excluding Jefferies) in proportion to their Earnout Pro Rata Portions.

(C)         Each time Jefferies is entitled to be delivered a New Company Unit and share of Pubco Class B Common Stock in accordance with Section 3.01(c)(ii), Pubco and the Company shall instead cause the Escrow Agent to release to Jefferies one Pubco Earnout Share.

(iv)        In the event that Earnout Triggering Event II occurs prior to the occurrence of Earnout Triggering Event I, Earnout Triggering Event I will be deemed to have been achieved, the First Earnout Units and First Earnout Shares shall also be deemed to have vested, and Pubco and the Company shall cause the Escrow Agent to release the First Earnout Units and First Earnout Shares in accordance with Section 3.01(c)(ii). In the event that Earnout Triggering Event III occurs prior to the occurrence of Earnout Triggering Event I or Earnout Triggering Event II, Earnout Triggering Event I and Earnout Triggering Event II, as applicable, will be deemed to have been achieved, and the First Earnout Units and First Earnout Shares and Second Earnout Units and Second Earnout Shares shall also be deemed to have vested, and Pubco and the Company shall cause the Escrow Agent to release the First Earnout Units and First Earnout Shares and Second Earnout Units and Second Earnout Shares in accordance with Section 3.01(c)(ii).

(v)         Promptly following the filing of Pubco’s 10-K with the SEC for the 2023 fiscal year and 2024 fiscal year:

(D)        a number of Seller Earnout Shares and Earnout Units equal to (A) the number of Seller Earnout Shares still in escrow (following the release of any Seller Earnout Shares for such Earnout Measurement Periods) minus (B) the maximum number of Seller Earnout Shares all Earnout Participants except Jefferies and the Sponsor, collectively, could earn if Earnout Triggering Event III occurs and all Pubco EBITDA and Pubco Revenue targets for future 2024 Earnout Measurement Periods (if any) are achieved, shall be delivered to Pubco or the Company (as applicable) and cancelled for no consideration, and none of the Earnout Participants nor any of their Affiliates shall have any rights with respect thereto.

(E)         a number of Pubco Earnout Shares equal to (A) the number of Pubco Earnout Shares still in escrow (following the release of any Pubco Earnout Shares for such Earnout Measurement Periods) minus (B) the maximum number of Pubco Earnout Shares Jefferies and Sponsor, collectively, could earn if Earnout Triggering Event III occurs and all Pubco EBITDA and Pubco Revenue targets for future 2024 Earnout Measurement Periods (if any) are achieved, shall be delivered to Pubco and cancelled for no consideration, and none of the Earnout Participants nor any of their Affiliates shall have any rights with respect thereto.

(vi)        No Earnout Shares or Earnout Units shall be, directly or indirectly, sold, transferred, assigned, pledged, encumbered, hypothecated or otherwise disposed of, whether voluntarily or involuntarily, unless and until such Earnout Shares and/or Earnout Units have been released in accordance with this Section 3.01(c) and the Escrow Agreement. Unless and until such Earnout Shares have been released in accordance with this Section 3.01(c) and the Escrow Agreement, the holder of such Earnout Shares shall take all actions necessary so that such Earnout Shares are voted in proportion with the votes of all other holders of Pubco Common Stock. Any Earnout Shares or Earnout Units that are not released in accordance with the terms of this Section 3.01(c) prior to the Earnout Period End Date shall be delivered to Pubco or the Company (as applicable) and cancelled for no consideration, and none of the Earnout Participants nor any of their Affiliates shall have any rights with respect thereto.

(vii)       As a condition for any Earnout Shares and Earnout Units being earned, released and delivered from escrow, the holder of such Earnout Shares and/or Earnout Units shall be required to enter into a lock-up agreement providing that such Earnout Shares and/or Earnout Units shall not be transferable (except to affiliates) for 365 days from the date they are released from escrow.

(viii)      The Company shall, with consent of SPAC (not to be unreasonably withheld or delayed), be permitted to update Schedule 3.01(c)(ii)(D) and Schedule 3.01(c)(ii)(E) at any time prior to 10 p.m. Eastern Time on February 28, 2023; provided that neither the total Pubco EBITDA nor Pubco Revenue for 2023 or 2024, measured on an aggregate calendar year basis, shall be changed.

(ix)        Actual Pubco EBITDA and Pubco Revenue for each Earnout Measurement Period shall be determined by the audit committee of the board of directors of Pubco.

(x)         For the avoidance of doubt, no holder of Company Financing Units shall have any right to any Earnout Units or Earnout Shares solely as a result of holding any Company Financing Units.

Section 3.02        Equitable Adjustments.

(a)         If, between the Original Effective Date and the Acquisition Merger Effective Time, the outstanding equity interests of any class or series of Company Units or SPAC Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event (in each case other than pursuant to the Class B Exchange or SPAC Merger), then, without duplication, any number, value (including dollar value) or amount contained herein which is based upon the number of shares of any class or series of Company Units or SPAC Common Stock will be appropriately adjusted to provide to the holders of Company Units and the holders of SPAC Common Stock the same economic effect as contemplated by this Agreement; provided, however, that this Section 3.02 shall not be construed to permit any of the parties to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement or would reasonably be expected to prevent the relevant aspects of the Transactions from qualifying for their respective Intended Tax Treatments.

(b)         If, prior to the Earnout Period End Date, the outstanding equity interests of any class or series of the Surviving Subsidiary Company or Pubco Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then, without duplication, the number of Earnout Units or Earnout Shares will be appropriately adjusted to provide to the Earnout Participant the same economic effect as contemplated by this Agreement.

Section 3.03        Conversion; Delivery of Shares.

(a)         In connection with the Conversion:

(i)          The parties to this Agreement shall take all necessary actions to effect the Conversion and provide for the payment of the SPAC Merger Consideration as contemplated by this Agreement.

(ii)         Prior to the SPAC Merger Effective Time, SPAC and the Company shall mutually select a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the payment of the SPAC Merger Consideration (the “Exchange Agent”) and shall enter into an agreement relating to the Exchange Agent’s responsibilities under this Agreement.

(iii)        As promptly as practicable following the SPAC Merger Effective Time, Pubco shall cause to be sent to each SPAC Stockholder (as of immediately prior to the SPAC Merger Effective Time) a letter of transmittal in such form as may be required by the Exchange Agent, which shall have customary representations and warranties as to title, authorization, execution and delivery.

(b)         Subject to the occurrence of the Acquisition Merger Effective Time, upon the delivery of a letter of transmittal (accompanied with all certificates representing Company Units, to the extent such Company Units are certificated (the “Company Certificates”)) duly, completely and validly executed and delivered in accordance with the instructions thereto, and such other documents as may reasonably be required by the Surviving Corporation, the Company Unitholder holding such Company Units shall be entitled to receive in exchange therefor the Per Unit Consideration and/or the Additional Company Financing Unit Consideration into which such Company Units have been converted pursuant to Section 3.01(b)(i) or Section 3.01(b)(ii). Until surrendered as contemplated by this Section 3.03(b), each Company Unit shall be deemed at any time from and after the Acquisition Merger Effective Time to represent only the right to receive upon such surrender the Per Unit Consideration, the Earnout Pro Rata Portion of any Earnout Units and Earnout Shares and/or the Additional Company Financing Unit Consideration, which the Company Unitholders holding Company Units were entitled to receive in respect of such units pursuant to Section 3.01(b).

(c)         Subject to the occurrence of the SPAC Merger Effective Time, upon the delivery of a letter of transmittal (accompanied with all certificates representing shares of SPAC Common Stock (which, if applicable, may be the certificates that formerly represented shares of SPAC Class B Common Stock that converted into such shares of SPAC Class A Common Stock pursuant to the Class B Exchange), to the extent such shares of SPAC Common Stock are certificated (the “SPAC Certificates”)) duly, completely and validly executed and delivered in accordance with the instructions thereto, and such other documents as may reasonably be required by the Surviving Corporation, the SPAC Stockholder holding such shares of SPAC Common Stock shall be entitled to receive in exchange therefor the SPAC Merger Consideration. Until surrendered as contemplated by this Section 3.03(c) each share of SPAC Common Stock shall be deemed at any time from and after the SPAC Merger Effective Time to represent only the right to receive upon such surrender the SPAC Merger Consideration, which the SPAC Stockholders holding shares of SPAC Common Stock were entitled to receive in respect of such shares pursuant to Section 3.01(a).

Section 3.04        Lost Certificate. In the event any Company Certificate or SPAC Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate or SPAC Certificate, as applicable, to be lost, stolen or destroyed and, if required by the Surviving Corporation, the provision by such Person of a customary indemnity against any claim that may be made against the Surviving Corporation or Surviving Subsidiary Company with respect to such Company Certificate or SPAC Certificate, as applicable, and the Surviving Corporation or Surviving Subsidiary Company, as applicable, shall issue in exchange for such lost, stolen or destroyed Company Certificate the Per Unit Consideration, Additional Company Financing Unit Consideration and/or the SPAC Merger Consideration, as applicable, deliverable in respect thereof as determined in accordance with this Article III.

Section 3.05        Withholding. SPAC, Pubco, Merger Sub and the Company shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts that are required to be deducted or withheld with respect to the making of such payments under the Code or any other applicable Law; provided that, except with respect to compensatory payments, no less than five (5) Business Days before so deducting or withholding, SPAC, Merger Sub, the Company or Pubco (as applicable) shall provide written notice (including an estimate of the amount to be deducted or withheld and the legal basis for such deduction or withholding) to the Person in respect of whom such amounts are intended to be deducted or withheld. To the extent that SPAC, Merger Sub, the Company, or Pubco (as applicable) deducts or withholds such amounts with respect to any Person and properly remits such deducted or withheld amounts to the applicable Governmental Authority, such deducted or withheld amounts shall be treated as having been paid to or on behalf of such Person for all purposes of this Agreement. In the case of any such payment payable to employees of the Company or its Subsidiaries in connection with the Transactions treated as compensation, the relevant parties shall cooperate to pay such amounts through the Company’s or its relevant Subsidiary’s payroll to facilitate any applicable withholding as may be required.

Section 3.06        No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Pubco Common Stock or New Company Units shall be issued upon the conversion of Company Units, SPAC Common Stock or SPAC Warrants pursuant to Section 3.01, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of New Company Units or Pubco Common Stock. In lieu of the issuance of any such fractional share to which any holder of Company Units, SPAC Common Stock or SPAC Warrants would otherwise be entitled in connection with the conversion of Company Units, SPAC Common Stock or SPAC Warrants pursuant to Section 3.01 (after aggregating all fractional New Company Units or shares of Pubco Common Stock of the same class and series that otherwise would be received by such holder of Company Units, SPAC Common Stock or SPAC Warrants), Pubco shall round up or down to the nearest whole New Company Units or share of Pubco Common Stock, as applicable. No cash settlements shall be made with respect to fractional shares or units eliminated by rounding.

Section 3.07        Payment of Expenses. (a) On the Acquisition Merger Closing Date immediately following the Acquisition Merger Effective Time, Pubco (or, if Pubco does not have sufficient funds, the Company) shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of or on behalf of the Company, Pubco or Merger Sub for outside counsel incurred in connection with the Transactions and fees and expenses of or on behalf of the Company, Pubco or Merger Sub for any other agents, advisors, consultants, experts and financial advisors employed by the Company, Pubco or Merger Sub incurred in connection with the Transactions (collectively, the “Outstanding Company Expenses”). Any payment of Outstanding Company Expenses by Pubco with respect to the Company shall be treated for applicable income tax purposes as first having been deemed contributed to the Company and then paid to such persons.

(b)         On the Acquisition Merger Closing Date immediately following the Acquisition Merger Effective Time, Pubco (or, if Pubco does not have sufficient funds, the Company) shall pay or cause to be paid by wire transfer of immediately available funds all fees and disbursements of or on behalf of SPAC for outside counsel and fees and expenses of or on behalf of SPAC for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of SPAC incurred in connection with the Transactions, SPAC’s pursuit of a Business Combination and any amounts due to the underwriters of SPAC’s initial public offering for their deferred underwriting commissions (collectively, the “Outstanding SPAC Expenses”).

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), each of the Company, Pubco and Merger Sub represents and warrants to SPAC as follows:

Section 4.01        Corporate Organization of the Company, Pubco and Merger Sub.

(a)         Each of the Company, Pubco and Merger Sub has been duly organized or incorporated, (i) is validly existing and in good standing under the Laws of its jurisdiction of organization or formation and (ii) has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, except where the failure to do so has not had and would not reasonably be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub. The Company is not in default under or in violation of any provision of the Company Organizational Documents. Pubco is not in default under or in violation of any provision of the Pubco Organizational Documents. Merger Sub is not in default under or in violation of any provision of the Merger Sub Organizational Documents.

(b)         The Company Organizational Documents, the Pubco Organizational Documents and the Merger Sub Organizational Documents previously made available by the Company to SPAC are true, correct and complete and are in effect as of the Original Effective Date.

(c)         The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub.

Section 4.02        Subsidiaries.

(a)         The Subsidiaries of the Company as of the Original Effective Date are set forth on Schedule 4.02, including, as of such date, a description of the capitalization of each such Subsidiary and the names of the record owners of all securities and other equity interests in each of the Company’s Subsidiaries. Each of the Company’s Subsidiaries has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted, in each case, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had, and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub.

(b)         As of the Original Effective Date, except for the Company’s or any of its Subsidiaries’ ownership interest in such Subsidiaries, neither the Company nor its Subsidiaries own any capital stock or any other equity or voting interests in any other Person or has any Contracts, right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any such shares of the capital stock or other equity or voting interests, or any securities or obligations exercisable or exchangeable for or convertible into any such shares of the capital stock or other equity or voting interests, of such Person to the Company or its Subsidiaries.

Section 4.03        Due Authorization. Each of the Company, Pubco and Merger Sub has all requisite organizational power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and (subject to the receipt of the Company Requisite Approval) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board, the board of directors of Pubco (the “Pubco Board”), the sole stockholder of Pubco and the sole member of Merger Sub and upon receipt of the Company Requisite Approval, no other corporate proceeding on the part of the Company, Pubco or Merger Sub is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s, Pubco’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company, Pubco and Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, Pubco and Merger Sub, enforceable against the Company, Pubco and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Requisite Approval is the only vote of the holders of any equity interests of the Company required to approve and adopt this Agreement and approve the transactions contemplated hereby. The Written Consent, if executed and delivered by the Company Members, would satisfy the Company Requisite Approval and no additional approval or vote from any holders of any equity interests of the Company, Pubco or Merger Sub would then be necessary to adopt this Agreement or approve the Transactions.

Section 4.04        No Conflict. Subject to the receipt of the Company Requisite Approval and the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.04, the execution, delivery and performance of this Agreement by the Company, Pubco and Merger Sub and each Ancillary Agreement to which they are a party and the Transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of (or an event which, with notice or lapse of time, or both, would constitute a breach), the Company Organizational Documents, the Pubco Organizational Documents, the Merger Sub Organizational Documents or the certificate of formation, bylaws or other organizational documents of any of the Company’s Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to Pubco, Merger Sub, the Company or its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Material Contract, whether or not set forth on Schedule 4.14(a), or any Real Estate Lease Documents, in each case to which the Company or its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties, equity interests or assets of the Company or its Subsidiaries or (e) result in the triggering, acceleration, vesting or increase of any equity security of the Company pursuant to any Material Contract, except (in the case of clauses (b), (c), (d) or (e) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub.

Section 4.05        Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver, authorization, filing, report, registration, Permit, clearance, expiration or termination of waiting periods from any Governmental Authority is required on the part of the Company, Pubco or Merger Sub with respect to the Company’s, Pubco’s or Merger Sub’s respective valid and lawful execution, delivery or performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby or thereby or the continuing operation of the business of the Company and its Subsidiaries following the effectiveness of the Acquisition Merger Effective Time, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which has not had and would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, or to Pubco or Merger Sub, or to have a material adverse effect on the ability of the Company, Pubco or Merger Sub to consummate the Transactions, in each case which are set forth in Schedule 4.05(b), (c) those disclosed on Schedule 4.05(c), (d) the filing with the SEC of (i) the Registration Statement and Proxy Statement and the declaration of the effectiveness thereof by the SEC and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby and (e) the filing of the Certificates of Merger with the Secretary of State of the State of Delaware.

Section 4.06        Capitalization.

(a)         All of the issued and outstanding Company Units have been duly authorized and validly issued in accordance with all applicable Laws, including applicable Securities Law, and the Company Organizational Documents, are fully paid and nonassessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, except where such violation or failure would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)         Set forth on Schedule 4.06(b) is a true, correct and complete list of each record holder of Company Units or other equity interests of the Company and the number of Company Units or other equity interests held by each such holder as of the Original Effective Date. As of the Original Effective Date, other than the Company Financing Agreement, there are (x) no subscriptions, calls, options, warrants, rights, restricted stock, conversion rights, equity appreciation rights, redemption rights, repurchase rights, phantom units, profit participation rights, call rights, put rights or other securities convertible into or exchangeable or exercisable for Company Units or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any securities convertible into or exercisable or exchangeable into any equity capital of, other equity interests in or debt or other derivative securities of, the Company, or any board nomination or observer rights therein, and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the Original Effective Date, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(b), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company Unitholders may vote. Except as set forth on Schedule 4.06(b), as of the Original Effective Date the Company is not party to any unitholders agreement, voting agreement or registration rights agreement relating to its equity interests. All Company Units or other equity interests of the Company are free and clear of all Liens other than transfer restriction under applicable Securities Laws and Company Organizational Documents.

(c)         As of the Original Effective Date and immediately prior to the SPAC Merger Closing Date, the authorized capital stock of Pubco consists of one hundred (100) shares of common stock, par value $0.01 per share, ten (10) shares of which are issued and outstanding as of the Original Effective Date. As of the Original Effective Date and immediately prior to the SPAC Merger Closing Date, such shares of the common stock of Pubco (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Securities Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) are fully vested.

(d)         Subject to approval of the Proposals, the shares of Pubco Common Stock to be issued by Pubco in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of Pubco and will be capable of effectively vesting in the Company Unitholders and SPAC Stockholders, respectively, title to all such securities, free and clear of all Liens (other than Liens arising pursuant to applicable Securities Laws).

(e)         As of the Original Effective Date and immediately prior to the SPAC Merger Closing Date, the outstanding equity interests of Merger Sub consist solely of limited liability company interests owned by Pubco. All outstanding limited liability company interests of Merger Sub are owned by Pubco, have been duly authorized and validly issued and are fully paid and nonassessable.

(f)          As of the Original Effective Date, the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the Original Effective Date, there are (A) no subscriptions, calls, options, warrants, rights, restricted stock, conversion rights, equity appreciation rights, redemption rights, repurchase rights, phantom units, profit participation rights, call rights, put rights or other securities convertible into or exchangeable or exercisable for the equity interests of any of the Company’s Subsidiaries (including any convertible preferred equity certificates), or any other Contracts to which any of the Company’s Subsidiaries is a party or by which any of the Company’s Subsidiaries is bound obligating such Subsidiaries to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem any securities convertible into or exercisable or exchangeable into any shares of capital stock of, other equity interests in or debt or other derivative securities of, such Subsidiaries, or any board nomination or observer rights therein, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company’s Subsidiaries, in each case of (A) and (B), other than issued to the Company or another Subsidiary of the Company. There are no outstanding contractual obligations of the Company’s Subsidiaries to repurchase, redeem or otherwise acquire any securities or equity interests of the Company’s Subsidiaries. Except as set forth on Schedule 4.06(f), there are no outstanding bonds, debentures, notes or other Indebtedness of the Company’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the such Subsidiaries’ stockholders may vote. Except as forth on Schedule 4.06(f), the Company’s Subsidiaries are not party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of the Company’s Subsidiaries. All equity interests of the Company’s Subsidiaries are free and clear of all Liens other than transfer restriction under applicable Securities Laws and the Company Organizational Documents. The Company’s Subsidiaries have no issued or outstanding equity interests other than the equity interests of the Joint Ventures and the equity interests of wholly-owned Subsidiaries.

(g)         As of the Original Effective Date, the Company is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Schedule 4.06(f), there are no options or warrants convertible into or exchangeable or exercisable for the equity interests of the Company’s Subsidiaries.

Section 4.07        Financial Statements.

(a)         (i) The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2021 and December 31, 2022, and the audited consolidated statement of operations, statements of stockholders’ (deficit) equity and statements of cash flows of the Company and its Subsidiaries for the year then ended, together with the auditor’s reports thereon (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2022, and the unaudited consolidated statement of operations and statement of cash flows of the Company and its Subsidiaries for the three-month and nine-month periods then ended (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”), in each case of the foregoing clauses (i) and (ii) when delivered, will have been prepared, in all material respects, in accordance with GAAP consistently applied throughout the periods covered thereby and present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company and its Subsidiaries as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is or has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b)         The PCAOB Audited Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date, and will have been audited by a PCAOB qualified auditor that was independent under Rule 2-01 of Regulation S-X under the Securities Act. The Unaudited Interim Financial Statements, when delivered by the Company in accordance with this Agreement for inclusion in the Registration Statement for filing with the SEC, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC and the Securities Act in effect as of such date.

Section 4.08        Undisclosed Liabilities. There is no liability, debt or obligation against the Company or its Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of the operation of business of the Company and its Subsidiaries, (c) disclosed in Schedule 4.08(c), (d) arising under this Agreement or the performance by the Company of its obligations hereunder or (e) that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 2.03 of Form 8-K, as promulgated by the SEC).

Section 4.09        Litigation and Proceedings. Except as set forth in Schedule 4.09, there are no, and since June 30, 2019 there have not been, pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations, in each case, against or by the Company or its Subsidiaries or, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ managers, directors or officers, or, to the knowledge of the Company, any of the Company’s employees (in each case of the foregoing in their capacities as such), or otherwise affecting the Company or its Subsidiaries or their assets, including any condemnation or similar proceedings, seeking material non-monetary relief (including any criminal Actions) or involving an amount in controversy in excess of $300,000 individually or in the aggregate. Neither the Company nor its Subsidiaries, any property, asset or business of the Company or its Subsidiaries or, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ managers, directors or officers or, to the knowledge of the Company, any of the Company’s employees (in each case of the foregoing in their capacities as such), is subject to any Governmental Order or, to the knowledge of the Company, any continuing investigation by any Governmental Authority, nor are there any unsatisfied judgments or any open injunction binding upon the Company or any of its Subsidiaries, any property, asset or business of the Company or its Subsidiaries or, to the Company’s knowledge, any of the Company’s or its Subsidiaries’ managers, directors or officers or, to the knowledge of the Company, any of the Company’s employees (in each case in their capacities as such).

Section 4.10        Compliance with Laws.

(a)         Except as set forth on Schedule 4.10(a) and except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since June 30, 2019, have been, in compliance in all material respects with all applicable Laws. Since June 30, 2019 neither the Company nor any of its Subsidiaries has received any written notice or other written communication (official or otherwise) from any Governmental Authority (i) with respect to an alleged, actual or potential violation of, or failure to comply with, any applicable Law by the Company or any of its Subsidiaries or (ii) requiring the Company or any of its Subsidiaries to take or omit and action to ensure compliance with any applicable Law, in either case of the foregoing clauses (i) and (ii), which violation or failure to comply would, individually or in the aggregate, reasonably be expected to be material to the Company or its Subsidiaries, taken as a whole.

(b)         Since June 30, 2017, (i) there has been no action taken by the Company or its Subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors, managers, employees, or any agent, representative or sales intermediary of the Company or any of its Subsidiaries, in each case, acting on behalf of the Company or any of its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of its Subsidiaries has knowledge of facts indicating that the Company or any of its Subsidiaries have violated at any time or may be in violation of any Anti-Corruption Laws, (iii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iv) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (v) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)         Since June 30, 2017, (i) there has been no action taken by the Company or its Subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors, managers or employees of the Company or any of its Subsidiaries, in each case, acting on behalf of or for the Company or any of its Subsidiaries, in violation of any applicable Anti-Money Laundering Law, (ii) neither the Company nor any of its Subsidiaries has knowledge of facts indicating that the Company or any of its Subsidiaries have violated at any time or may be in violation of any Anti-Money Laundering Laws, (iii) neither the Company nor any of its Subsidiaries has been convicted of violating any Anti-Money Laundering Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Money Laundering Laws, (iv) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Money Laundering Law, (v) neither the Company nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Money Laundering

Law, and (vi) neither the Company nor any of its Subsidiaries are required to maintain any licenses or registrations required by Anti-Money Laundering Laws or are subject to anti-money laundering regulations contained within the Bank Secrecy Act, 31 C.F.R. Chapter X, as a financial institution, as that term is defined therein.

(d)         The Company and its Subsidiaries have in place and have adopted reasonably designed policies and procedures to promote compliance with, and as may be required by, any applicable Anti-Corruption Law (including by the books and records and internal controls provisions of the U.S. Foreign Corrupt Practices Act), Anti-Money Laundering Law, and Sanctions.

(e)         Except as set forth on Schedule 4.10(e), since June 30, 2017, none of the Company or its Subsidiaries, or, to the knowledge of the Company, any of their respective officers, directors, managers, employees or any agent or representative thereof: (i) has been nor is a Sanctioned Person, (ii) has (acting for or on behalf of the Company or any of its Subsidiaries) transacted business or engaged in any transactions with or for the benefit of a Sanctioned Person in each case in violation of applicable Sanctions nor otherwise violated applicable Sanctions, nor (iii) to the Company’s knowledge has violated any applicable Ex-Im Law.

(f)          Except as set forth on Schedule 4.10(f), to the knowledge of the Company, the Company and its Subsidiaries have not been, since June 30, 2017, the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Anti-Money Laundering Laws, Sanctions, Ex-Im Laws, or the Company’s policies, procedures and controls for compliance with the foregoing Laws.

Section 4.11        Intellectual Property.

(a)         Schedule 4.11(a) sets forth, as of the Original Effective Date, all Owned Intellectual Property that is registered or issued (the “Registered Intellectual Property”) or the subject of a pending application. Each item of Registered Intellectual Property is valid, subsisting and, to the knowledge of the Company, enforceable.

(b)         The Company or one of its Subsidiaries: (i) is the sole and exclusive owner of all Owned Intellectual Property free and clear of all Liens, other than Permitted Liens, and (ii) has a valid and enforceable written license or other valid right to use all other Company Intellectual Property. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company Intellectual Property shall be available for use by the Surviving Subsidiary Company immediately after the Acquisition Merger Closing Date on identical terms and conditions to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property immediately prior to the Acquisition Merger Closing Date.

(c)         The Company and its Subsidiaries undertake commercially reasonable efforts to maintain all material Owned Intellectual Property, including to protect the confidentiality of any material Trade Secrets included in the Owned Intellectual Property. To the knowledge of the Company, no such Trade Secrets have been disclosed or authorized to be disclosed to any Person, other than in the ordinary course of business pursuant to an enforceable written confidentiality and non-disclosure agreement.

(d)         Except as set forth on Schedule 4.11(d), (i) the Owned Intellectual Property as used by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate and has not in the past three (3) years infringed, misappropriated, diluted or otherwise violated any Intellectual Property of any third party, and (ii) there are no proceedings pending or threatened in writing (including in the form of offers or invitations to obtain a license), as of the Original Effective Date, against the Company or any Subsidiary by any third party alleging any such infringement, misappropriation, dilution or other violation of Intellectual Property owned by such third party in the conduct of the Company’s business. To the knowledge of the Company, no third party is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property, except for such infringements, misappropriations, dilutions and other violations that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e)         No director, officer or employee of the Company has any ownership interest in any of the material Owned Intellectual Property. All Persons who have participated in or contributed to the creation or development of any material Owned Intellectual Property have executed written agreements pursuant to which all of such Person’s right, title and interest in and to any such Owned Intellectual Property has been irrevocably assigned (by a present tense assignment) to the Company or one of its Subsidiaries (or all such right, title, and interest vested in the Company or one of its Subsidiaries by operation of Law). No such Person has asserted in writing or, to the knowledge of the Company, orally, an ownership interest or other rights in or to any Owned Intellectual Property.

(f)          Except as set forth on Schedule 4.11(f), no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any material Owned Intellectual Property in a manner that would give any such government, university, college, or other educational institution or research center an ownership interest in any such material Owned Intellectual Property.

Section 4.12        Information Technology.

(a)         The IT Systems (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries for the operation of its business as currently conducted, except in each case as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Company and its Subsidiaries and (ii) to the knowledge of the Company, are free from material defects, deficiencies, vulnerabilities, errors, disabling mechanisms, viruses, time locks, Trojan horses, malware or other contaminants or corruptants, in each case, except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(b)         The Company and its Subsidiaries (i) take commercially reasonable actions designed to protect the confidentiality, integrity, availability, of its IT Systems, and (ii) have in place adequate security controls, incident response plans, and disaster recovery plans and procedures for its IT Systems within their operational control, in each case (i) and (ii), except as would not be material and adverse to the Company and its Subsidiaries, taken as a whole.

(c)         To the knowledge of the Company, since June 30, 2020, there has been no material security breach or unauthorized access to the IT Systems that resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure or transfer of any information or data contained therein, in each case that has resulted in or is reasonably likely to result in material liability to Company and its Subsidiaries, taken as a whole.

Section 4.13        Data Protection.

(a)         To the knowledge of the Company, the Company’s and its Subsidiaries’ comply in all material respects with, and since June 30, 2020, has complied in all material respects with, (i) the provisions relating to data privacy, data protection, or data security of any material Contract to which any of them is a party, (ii) each of their external published privacy policies, (iii) and all applicable Privacy Laws.

(b)         Since June 30, 2020, and to the knowledge of the Company, the Company and its Subsidiaries have not received any material: (i) written complaints, (ii) written notices of investigation or regulatory audit, (iii) written claims from any Governmental Authority or (iv) any Actions by consumers or other entities, relating to any Privacy Laws, nor, to the knowledge of the Company, have any such complaints, investigations, regulatory audits, claims or Actions been threatened against them.

(c)         The Company and its Subsidiaries have taken commercially reasonable steps designed to ensure that all Personal Information is protected in all material respects against a Security Incident. Since June 30, 2020, and to the knowledge of the Company there have been no material Security Incident that either (i) pursuant to any applicable legal requirement, would require the Company or a Subsidiary to notify customers or employees of such Security Incident or (ii) has resulted in or is reasonably likely to result in material liability to the Company and its Subsidiaries, taken as a whole.

Section 4.14        Contracts; No Defaults.

(a)         Schedule 4.14(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (xxii) below to which, as of the Original Effective Date, the Company or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (those Contracts required to be listed, the “Material Contracts”). True, correct and complete copies of the Material Contracts, including amendments thereto, have been delivered to or made available to SPAC or its agents or representatives. The Material Contracts include:

(i)          each Contract with a vendor of the Company or its Subsidiaries that required payment to such vendor by the Company and its Subsidiaries (taken together) for the year ended December 31, 2021 of an aggregate amount exceeding $3,400,000 (the “Vendor Contracts”);

(ii)         any Contract providing for the grant by the Company of rights to market or sell the Company’s or its Subsidiaries’ services on behalf of the Company or its Subsidiaries to any other Person, in each case having consideration paid or payable by the Company or its Subsidiaries in an amount exceeding $1,000,000, in the aggregate, the year ended December 31, 2021;

(iii)        each collective bargaining agreement or other labor-related Contract with any labor union, labor organization or works council;

(iv)        any Contract pursuant to which the Company or any of its Subsidiaries (A) licenses from a third party any rights to use Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole (other than (1) click-wrap, shrink-wrap, and off-the-shelf software (including software-as-a-service) licenses or agreements, and any other software licenses that are commercially available on reasonable terms to the public generally (including Open Source Materials), (2) rights to use confidential information in confidentiality and commercial agreements entered in the ordinary course, (3) licenses to use background Intellectual Property of any employee or consultant, (4) licenses to user-generated content and other materials provided by users or customers of the Company’s products and services, and (5) licenses that are incidental to the sale, purchase, or lease of any products or services) or (B) licenses granted by the Company or any of its Subsidiaries to a third party to use Owned Intellectual Property that is material to the business of the Company and its Subsidiaries, taken as a whole (other than non-exclusive licenses granted to customers, suppliers or service providers in the ordinary course of business);

(v)         any Contract which (A) expressly restricts in any material respect or contains any express material limitations on the ability of the Company or its Subsidiaries to compete in any line of business or in any geographic territory or any period of time in which any of them may engage in any business or to sell or purchase from any Person, or (B) would require the disposition of any material assets or line of business of the Company or any Subsidiary (or, after the Acquisition Merger Effective Time, the Surviving Corporation or one of its Subsidiaries or successors or assigns);

(vi)        any Contract under which the Company or its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit or loaned an amount to, or received a loan, note, or other instrument, agreement, or arrangement for or relating to the borrowing of money from, any Person (other than (1) intercompany loans and advances and (2) customer payment terms in the ordinary course of business), in each case of clauses (A), (B) and (C), in an amount in excess of $1,000,000 of committed credit;

(vii)       any guaranty in favor of a third party (other than a Subsidiary of the Company) by the Company or its Subsidiary of any obligation of another in excess of $1,000,000;

(viii)      any Contract that contains an existing obligation (contingent or otherwise) to pay any amounts in respect of purchase price adjustment, earn-outs, deferred payments or similar obligation, in each case, in connection with the acquisition of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(ix)        any principal transaction Contract entered into in connection with a completed acquisition or disposition by the Company or its Subsidiaries since June 30, 2020, of any Person or other business organization, division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner);

(x)         any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $500,000 or, together with all related Contracts, in excess of $1,000,000, in each case, other than sales or purchases in the ordinary course of business consistent with past practices and sales of obsolete equipment;

(xi)        any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.14 pursuant to which the Company recognized or expected to result in revenue or generated expenditures in excess of $300,000 in the calendar year ended December 31, 2021 or any subsequent calendar year;

(xii)       any Company Affiliate Agreement that will not be terminated at or prior to the Acquisition Merger Closing;

(xiii)      any Contract made other than in the ordinary course of business providing for (i) the grant of any preferential rights of first offer or first refusal to purchase or lease any material asset of the Company or any Subsidiary, or (ii) providing for any exclusive right to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company and any Subsidiary;

(xiv)      any Contract under which the Company has agreed to purchase goods or services for more than $1,000,000 in any fiscal year from a vendor, supplier or other Person on a “most favored nation” basis;

(xv)       any Contract with any Governmental Authority to which the Company or any of its Subsidiaries is a party, other than any Material Permits;

(xvi)      any Contract entered into outside the ordinary course of business, containing any indemnification, warranty, support, maintenance, or service that represents a material obligation of the Company or any Subsidiary to pay an amount in excess of $300,000;

(xvii)     any Contract providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing base compensation to any officer, director, employee or consultant in excess of $250,000 per year;

(xviii)    any Contract requiring the Company or any of its Subsidiaries to register any equity interests under the applicable Securities Laws;

(xix)      any Contract under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of the Company or any of its Subsidiaries;

(xx)       any settlement, conciliation or similar Contract relating to an Action of the Company or its Subsidiaries that has been entered into since June 30, 2020 and (A) contemplates payment by the Company or its Subsidiaries of any amount in excess of $300,000 or (B) were brought by an equityholder or Affiliate of the Company or its Subsidiaries;

(xxi)      any Contract establishing or governing any joint venture, partnership, strategic alliance or other collaboration that is material to the business of the Company and its Subsidiaries taken as a whole; and

(xxii)     any Contract not otherwise described in any other subsection of this Section 4.14(a) that would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

(b)         With respect to each Contract of the type described in Section 4.14(a), whether or not set forth on Schedule 4.14(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company, its Subsidiaries or, to the knowledge of the Company, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since December 31, 2020, neither the Company nor its Subsidiaries have received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both), (v) since December 31, 2020, neither the Company nor its Subsidiaries have received written notice from any other party to any Vendor Contract that such party intends to materially reduce or modify its relationship with the Company or any of its Subsidiaries, and (vi) since December 31, 2020, through the Original Effective Date, neither the Company nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 4.15        Company Benefit Plans.

(a)         Schedule 4.15(a) sets forth a complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other plan, policy, program, arrangement or agreement providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, in each case, that is maintained, sponsored or contributed to by the Company or its Subsidiaries or with respect to which the Company or its Subsidiaries has any obligation or liability, including all employment, consulting, retention, severance, termination, change in control, collective bargaining, incentive, bonus, deferred compensation, retirement, pension, vacation, holiday, cafeteria, welfare, medical, disability, fringe benefit, profit-sharing, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices, arrangements or agreements, but not including any Multiemployer Plan.

(b)         With respect to each material Company Benefit Plan, the Company has delivered or made available to SPAC correct and complete copies (or to the extent no copy exists, an accurate summary) of, if applicable, (i) the current plan document and any amendments thereto and any trust agreement, (ii) the most recent summary plan description, (iii) the most recent annual report on Form 5500 filed with the Internal Revenue Service (or, with respect to non-U.S. plans, any comparable annual or periodic report) and attached schedules (if applicable), (iv) for the most recent year, the actuarial valuations (v) the most recent determination or opinion letter issued by the Internal Revenue Service (or applicable comparable Governmental Authority), and (vi) any non-routine correspondence with any Governmental Authority since January 1, 2019.

(c)         Each Company Benefit Plan has, in all material respects, complied with, and has been administered in all material respects in compliance with, its terms and all applicable Laws, including ERISA, the PPACA and the Code. All contributions required to be made under the terms of any Company Benefit Plan have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements.

(d)         Each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification, (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer or (iii) has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e)         Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, ERISA Affiliates has sponsored, maintained, contributed to, within the six years prior to the Original Effective Date nor was required to contribute to, or has any direct or contingent liability with respect to, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or any plan subject to Title IV of ERISA. No circumstance or condition exists that could result in an obligation of the Company or any of its Subsidiaries to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA or the Pension Benefit Guaranty Corporation. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) other than the Company or a Subsidiary of the Company that, together with the Company or any Subsidiary, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f)          Neither the Company nor any of its Subsidiaries has any obligations to provide any post-employment health, medical or life insurance benefits for any employee or service provider, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or any other applicable law, and at the expense of such employee or service provider.

(g)         With respect to the Company Benefit Plans, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(h)         Except as set forth on Schedule 4.15(h), neither the execution and delivery of this Agreement by the Company nor the consummation of the Transactions (either alone or in combination with another event) will (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (iv) otherwise give rise to any material liability under any Company Benefit Plan, (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Benefit Plan on or following the Acquisition Merger Effective Time, (vi) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax or (vii) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.

(i)          Each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in all material respects in documentary compliance with, and has been operated in all material respects in compliance with Section 409A of the Code and all applicable regulations and notices issued thereunder. No Company Benefit Plan or other arrangement provides for the gross-up of any Taxes imposed by Section 4999 or 409A of the Code.

Section 4.16        Labor Matters.

(a)         (i) Neither the Company nor its Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or its Subsidiaries, (ii) to the knowledge of the Company, no labor union or organization, works council or group of employees of the Company or its Subsidiaries has made a pending written demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the National Labor Relations Board or any other applicable labor relations authority, and (iv) to the knowledge of the Company, no union organizing activities have occurred with respect to employees of the Company or any Subsidiary since January 1, 2020.

(b)         Each of the Company and its Subsidiaries (i) has complied in all material respects with all applicable Laws regarding labor, employment, employment practices, social security and Tax matters in connection with employees and independent contractors, including all Laws respecting terms and conditions of employment, health and safety, non-discrimination, harassment, wages and hours, immigration, child labor, privacy, disability rights or benefits, equal opportunity, plant closures and layoffs (including, but not limited to, the WARN Act), affirmative action, workers’ compensation, labor relations, right to organize and to bargain collectively, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees and unemployment insurance, and (ii) has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved, and (iii) has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or its Subsidiaries.

(c)         Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)         To the knowledge of the Company, no employee of the Company or its Subsidiaries at the level of senior vice president or above is in violation of any term of any employment agreement, non-disclosure agreement, non-competition agreement, restrictive covenant obligation: (i) to the Company or its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of Trade Secrets or proprietary information of such former employer.

(e)         In the past two (2) years, the Company and its Subsidiaries have not engaged in layoffs, furloughs or employment terminations sufficient to trigger application of the Worker Adjustment and Retraining Notification Act or any similar state or local law relating to group terminations. The Company and its Subsidiaries have not engaged in layoffs or furloughs or effected any broad-based salary or other compensation or benefits reductions, in each case, whether temporary or permanent, since January 1, 2020 through the Original Effective Date.

(f)          True and complete information as to the name, current job title and compensation of each current director and executive of the Company and its Subsidiaries has been made available to SPAC. As of the Original Effective Date, to the knowledge of the Company, no current executive or key employee with an annual salary in excess of $250,000, has given notice of termination of employment or otherwise disclosed plans to terminate employment or engagement with the Company or its Subsidiaries within the next twelve (12) months.

(g)         In the past three (3) years, (i) no allegations of sexual harassment or sexual misconduct have been made in writing, or, to the knowledge of the Company, threatened to be made against or involving any current or former officer, director or other employee at the level of Vice President or above by any current or former officer, employee or individual service provider of the Company or any of its Subsidiaries, and (ii) neither the Company nor any of its Subsidiaries has entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former officer, director or other employee at the level of Vice President or above.

Section 4.17        Taxes.

(a)         Except as set forth on Schedule 4.17:

(i)          All income and other material Tax Returns required by Law to be filed by the Company and its Subsidiaries and the Joint Ventures have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such material Tax Returns are true, correct and complete in all material respects.

(ii)         All material amounts of Taxes owed by the Company and its Subsidiaries and the Joint Ventures have been timely paid.

(iii)        Each of the Company and its Subsidiaries has (A) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (B) remitted such Taxes required to have been remitted to the appropriate Governmental Authority.

(iv)        Neither the Company nor any of its Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to any material Taxes. Neither the Company nor its Subsidiaries has received any written notice from a Governmental Authority of a proposed deficiency of any material Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or its Subsidiaries, and no written request for any such waiver or extension is currently pending.

(v)         Neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(vi)        None of the Company, any of its Subsidiaries, the Surviving Corporation, and the Surviving Subsidiary Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Acquisition Merger Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Acquisition Merger Closing Date and made prior to the Acquisition Merger Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Acquisition Merger Closing; (C) installment sale or open transaction disposition made prior to the Acquisition Merger Closing; or (D) prepaid amount received or deferred revenue realized prior to the Acquisition Merger Closing (other than such amounts received or realized in the ordinary course of business).

(vii)       There are no Liens with respect to Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(viii)      Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (B) as a transferee or successor or (C) by Contract (except, in each case, for any such contracts that are commercial agreements not primarily relating to Taxes).

(ix)        Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(x)         Neither the Company nor any of its Subsidiaries has a permanent establishment in any country other than its jurisdiction of formation, and has not engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax in such country.

(xi)        Each of the Company and its U.S. Subsidiaries is, and has at all times since its formation been, properly classified as a partnership (and not as a publicly traded partnership within the meaning of Section 7704(b) of the Code) or disregarded entity for U.S. federal and applicable state and local income tax purposes. The U.S. federal income tax classification of the Company’s non-U.S. Subsidiaries and the Joint Ventures (and any entity classification election made with respect thereto) are set forth in Schedule 4.17(xi).

(xii)       Neither the Company nor any of its Subsidiaries has made any election or otherwise taken any action to cause the Partnership Tax Audit Rules to apply to the Company or any of its Subsidiaries (whichever is applicable) at any earlier date than is required by applicable Law.

(xiii)      Neither the Company nor any of its Subsidiaries has (i) made an election to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or made any such deferral or election pursuant to the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020 or (ii) obtained a loan under 15 U.S.C. 636(a)(36), in each case, that remains outstanding.

(xiv)      Neither the Company nor any of its Subsidiaries will be required to pay any Tax after the Acquisition Merger Closing Date as a result of an election made pursuant to Section 965(h) of the Code with respect to the applicable non-U.S. Subsidiaries of the Company.

(xv)       None of the Company’s non-U.S. Subsidiaries or Joint Ventures is a “controlled foreign corporation” within the meaning of Section 957 of the Code and none of the Company or any of its U.S. Subsidiaries is a stockholder, directly or indirectly, in a controlled foreign corporation.

(b)         Neither the Company nor any of its Subsidiaries has taken any action that, nor are there any facts, circumstances or plans concerning solely the Company, any of its Subsidiaries, Pubco and/or Merger Sub that, either alone or in combination, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

Section 4.18        Brokers’ Fees. Except as described on Schedule 4.18, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by the Company, its Subsidiaries or any of their Affiliates for which the Company or any of its Subsidiaries has any obligation.

Section 4.19        Real Property; Assets.

(a)         Except as set forth on Schedule 4.19(a), neither the Company nor any Subsidiary of the Company owns any real property. Neither the Company nor any of its Subsidiaries is a party to any agreement or option to purchase any real property or material interest therein.

(b)         Schedule 4.19(b) contains a true, correct and complete list of all real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries for which the Company or its Subsidiaries is required to make aggregate payments in excess of $300,000 annually (the “Leased Real Property”). The Company has made available to SPAC true, correct and complete copies of the material leases, subleases, licenses and occupancy agreements (including all amendments thereto and guaranties thereof) for the Leased Real Property to which the Company or its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)         Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to SPAC and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the Transactions by the Company, upon the consummation of the Transactions, will entitle SPAC or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)         Except as would not reasonably be material and adverse to the Company and its Subsidiaries, taken as a whole, there has been no default or breach by (i) the Company or its Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, that is presently existing under any Real Estate Lease Documents. Neither the Company nor its Subsidiaries has received written notice of material default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company or its Subsidiaries or by the other parties thereto. Neither the Company nor its Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property which is still in effect. Neither the Company nor its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens.

(e)         Neither the Company nor its Subsidiaries has received any written notice that remains outstanding as of the Original Effective Date that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(f)          The Leased Real Property constitutes all real property currently used in the business of the Company or its Subsidiaries.

(g)         Except for Permitted Liens and except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have good and valid title to all tangible assets and intangible assets of the Company and its Subsidiaries for use in the business as currently conducted as of the Original Effective Date, and the assets owned, licensed or leased by the Company and its Subsidiaries constitute all of the assets reasonably necessary for the continued conduct of the business after the Acquisition Merger Closing in the ordinary course. As of the Original Effective Date, all such assets are free and clear of all Liens, except for Permitted Liens, and have been maintained in the ordinary course of business, are in good operating condition, subject to normal wear and tear, and are suitable for the purposes for which they are currently used, except where such Lien or condition of an asset would not be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.20        Environmental Matters. Except as had not had and would not reasonably be expected to result in a Material Adverse Effect:

(a)         the Company and its Subsidiaries are and, since June 30, 2019, have been in compliance in all material respects with all Environmental Laws, including obtaining, maintaining and complying with all material Permits required pursuant to Environmental Law for the operation of the business and the Leased Real Properties. The Company and its Subsidiaries have not, since June 30, 2019, received any written notice from any Governmental Authority related to any actual or alleged violation of any Environmental Law or Environmental Permit or any material liability arising under any Environmental Law or any investigation, remediation or corrective obligation, in each case arising under any Environmental Law, relating to the Company or its Subsidiaries or their facilities, the subject of which is unresolved;

(b)         there has been no Release of any Hazardous Materials at, in, on or under any Leased Real Property, and neither the Company nor its Subsidiaries have generated, stored, handled, used, processed, transported, Released or disposed of, or exposed any person to, Hazardous Materials at, in, on or under the Leased Real Property or off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property, except in each case as would not reasonably be expected to result in material liability to the Company or any of its Subsidiaries;

(c)         neither the Company nor its Subsidiaries is subject to any current Governmental Order relating to any non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d)         no Action is pending or, to the knowledge of the Company, threatened and, to the knowledge of the Company, no investigation is pending or threatened with respect to the Company’s or its Subsidiaries’ compliance with or liability under Environmental Law or any Environmental Permit, nor has the Company or its Subsidiaries received any notice of any remediation or corrective obligation, except in each case as would not reasonably be expected to be material to the Company or any of its Subsidiaries;

(e)         neither the Company nor any Subsidiary has assumed by contract or operation of Law any liability of any other Person arising under Environmental Law, except as would not reasonably be expected to be material to the Company or any of its Subsidiaries;

(f)          no consent, approval, or authorization of, or any declaration, notice, filing, or registration with, any Governmental Authority is required in connection with the transfer of any Permit issued pursuant to any Environmental Law (“Environmental Permits”) as a result of the consummation of the transactions contemplated under this Agreement. To the knowledge of the Company, there are no pending, proposed, or required changes to any Environmental Permits such that the Company or any of its Subsidiaries is reasonably expected to incur any material costs outside the ordinary course of business (including for capital expenditures, process changes, or changes in materials usage) to achieve or ensure material compliance with any such Environmental Permit; and

(g)         the Company has made available to SPAC all material environmental reports (including but not limited to any Phase I or Phase II environmental site assessments), audits, environmental investigations, assessments, sampling, tests, and studies relating to the Leased Real Property or any other location for which the Company is reasonably likely to incur liability pursuant to Environmental Law and are in the Company’s possession or reasonable control.

Section 4.21        Absence of Changes.

(a)         Since December 31, 2021, there has not been any change, development, condition, occurrence, event or effect relating to the Company or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(b)         Except as set forth on Schedule 4.21, from March 31, 2022 through the Original Effective Date, the Company and its Subsidiaries (i) have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practices and (ii) have not taken any action that would have required the prior written consent of SPAC under Section 6.01 if such action had been taken on or after the Original Effective Date and prior to the Acquisition Merger Effective Time.

Section 4.22        Affiliate Agreements. Except as set forth on Schedule 4.22 and except for in the case of any employee, officer or director, any employment Contract or Company Benefit Plans made in the ordinary course of business consistent with past practice, none of the Company or any of its Subsidiaries is a party to any transaction or Contract with any (a) present or former executive officer or director of any of the Company or its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of any of the Company or its Subsidiaries or (c) any Affiliate, “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”); provided that in each case of the foregoing, excluding any transaction or Contract between or among the Company’s Subsidiaries or between or among the Company and any of its Subsidiaries.

Section 4.23        Internal Controls. Since June 30, 2020, neither the Company nor any of its Subsidiaries has received any written complaint or claim that there is (i) a “significant deficiency” in the internal controls over financial reporting of the Company or any of its Subsidiaries, (ii) a “material weakness” in the internal controls over financial reporting of the Company or any of its Subsidiaries or (iii) fraud, regardless of whether material, that involves management or other employees of the Company or any of its Subsidiaries who have a significant role in the internal controls over financial reporting of the Company or any of its Subsidiaries. Except as set forth on Schedule 4.23, the Company and its Subsidiaries maintain systems of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.24        Permits. The Company and its Subsidiaries have all material Permits (the “Material Permits”) that are required to own, lease or operate their properties and assets and to conduct their business as currently conducted, except where the failure to obtain the same has not had or would not, individually or in the aggregate, reasonably be material to the Company and its Subsidiaries, taken as a whole. Except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (a) each Material Permit is in full force and effect in accordance with its terms and is not subject to any conditions (except for those conditions set forth on the face of the applicable Material Permit), (b) no outstanding notice of revocation, cancellation, termination, suspension or adverse modification of any Material Permit has been received by the Company or its Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration will not be timely renewed or reissued upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Material Permit and (e) each of the Company and its Subsidiaries is, and since June 30, 2020 has been, in compliance with all Material Permits applicable to the Company or its Subsidiaries. The Company has made available to SPAC all Material Permits.

Section 4.25        Company Financing Agreement. The Company Financing Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and to the knowledge of the Company no withdrawal, termination, amendment or modification is contemplated by Katmandu or the Company. The Company Financing Agreement is a legal, valid and binding obligation of the Company and, to knowledge of the Company, Katmandu, and, to the knowledge of the Company, Katmandu has received irrevocable commitments from investors equal to or greater than the Private Placement Investment Amount, and to the knowledge of the Company, such commitments are legal, valid and enforceable obligations of those investors. As of the Original Effective Date, the Company does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Company Financing Agreement not being satisfied, or the Private Placement Investment Amount not being available to the Company, prior to the consummation of the Acquisition Merger. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company under any material term or condition of the Company Financing Agreement and, as of the Original Effective Date, the Company has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in the Company Financing Agreement. The Company Financing Agreement contains all of the conditions precedent (other than the conditions contained in this Agreement or the Ancillary Agreements) to the obligations of Katmandu to contribute to the Company the Private Placement Investment Amount.

Section 4.26        Information Supplied. None of the information relating to the Company or its Subsidiaries supplied by the Company, Pubco or Merger Sub, or by any other Person acting on behalf of the Company, Pubco or Merger Sub, in writing specifically for inclusion or incorporation by reference in the Registration Statement or Proxy Statement will, as of the time the Registration Statement becomes effective under the Securities Act (in the case of the Registration Statement) and as of the date the Proxy Statement is first mailed to the SPAC Stockholders and at the time of the Special Meeting (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.26, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company, Pubco or Merger Sub for use therein.

Section 4.27        Insurance. To the knowledge of the Company, there are no events, circumstances or other liabilities that give rise to a material claim under any material insurance policies. With respect to each such material insurance policy, except as has not had or would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Acquisition Merger Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the Original Effective Date, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.28        COVID-19. Except as set forth in Schedule 4.28, none of the Company or any of its Subsidiaries has sought material benefits or relief from any COVID-19-related programs (including the federal Paycheck Protection Program) or under any other COVID-19-related Laws.

Section 4.29        Customers and Suppliers.

(a)         Schedule 4.29(a) sets forth the top ten (10) customers (by revenue) of the Company and its Subsidiaries for the year ended December 31, 2021 (collectively, the “Material Customers”) and the amount of consideration paid to the Company or such Subsidiary by each Material Customer during such periods. To the knowledge of the Company as of the Original Effective Date, no such Material Customer has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) that the Company or such Subsidiary is in material breach of the terms of any Contract with any such Material Customer. To the knowledge of the Company as of the Original Effective Date, no Material Customer is asserting or threatening in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contract.

(b)         Schedule 4.29(b) sets forth the top ten (10) vendors to and/or suppliers of the Company and its Subsidiaries (by spend amount) for the year ended December 31, 2021 (collectively, the “Material Suppliers”) and the amount of consideration paid to each Material Supplier by the Company or such Subsidiary during such periods. To the knowledge of the Company as of the Original Effective Date, no such Material Supplier has expressed in writing to the Company or any Subsidiary (i) its intention to cancel or otherwise terminate, or materially reduce, its relationship with the Company or a Subsidiary, taken as a whole, or (ii) that the Company or such Subsidiary is in material breach of the terms of any Contract with such Material Supplier. To the knowledge of the Company as of the Original Effective Date, no Material Supplier is asserting or threatening in writing a force majeure event or provided written notice of an anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic with respect to a material Contract.

Section 4.30        Business Activities.

(a)         Since their organization, neither Pubco nor Merger Sub have conducted any business activities other than activities directed toward the accomplishment of the Transactions. Except as set forth in the Pubco Organizational Documents and the Merger Sub Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Pubco or Merger Sub or to which Pubco or Merger Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Pubco or Merger Sub or any acquisition of property by Pubco or Merger Sub or the conduct of business by Pubco or Merger Sub as currently conducted or as contemplated to be conducted as of the Acquisition Merger Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Pubco or Merger Sub to enter into and perform its obligations under this Agreement.

(b)         Pubco and Merger Sub do not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)         Pubco and Merger Sub were formed solely for the purpose of consummating the Transactions and have not engaged in any business activities or conducted any operations other than in connection with the Transactions and have no, and at all times prior to the Acquisition Merger Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation and the Transactions.

Section 4.31        No Additional Representations and Warranties; No Outside Reliance. Each of the Company, Pubco and Merger Sub acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of SPAC. In making its determination to proceed with the Transactions (including the Mergers), each of the Company, Pubco and Merger Sub has relied on (a) the results of its own independent investigation and (b) the representations and warranties of SPAC expressly and specifically set forth in this Agreement (as modified by the Schedules) or any certificate delivered in accordance with Section 9.03(c). Each of the Company, Pubco and Merger Sub hereby acknowledges that such representations and warranties by SPAC constitute the sole and exclusive representations and warranties of SPAC to the Company, Pubco and Merger Sub in connection with the Transactions (including the Mergers), and each of the Company, Pubco and Merger Sub understands, acknowledges and agrees that: (i) all other representations and warranties of any kind or nature, express or implied, (including but not limited to any representations and warranties as to the condition, value or quality of SPAC or SPAC’s assets or liabilities or prospects, any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to SPAC’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent) are specifically disclaimed by the Company, Pubco and Merger Sub; (ii) no Person has been authorized by SPAC to make any representations or warranties relating to any of SPAC, its Subsidiaries or the business of SPAC or its Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon by the Company, Pubco or Merger Sub as having been authorized by SPAC and shall not be deemed to have been made by SPAC; and (iii) except to the extent SPAC may have so represented and warranted expressly and specifically in this Agreement or any certificate delivered in accordance with Section 9.03(c), no representation or warranty whatsoever is or has been made by or on behalf of SPAC in respect of the accuracy or completeness of any information provided to the Company, Pubco, Merger Sub or their respective Representatives by or on behalf of SPAC or its Representatives.

Article V

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC Schedules (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SPAC SEC Reports filed or furnished by SPAC on or after December 30, 2020 (excluding (x) any disclosures in such SPAC SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature and (y) any exhibits or other documents appended thereto), SPAC represents and warrants to the Company, Pubco and Merger Sub as follows:

Section 5.01        Corporate Organization.

(a)         SPAC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The copies of the organizational documents of SPAC previously made available by SPAC to the Company are true, correct and complete and are in effect as of the Original Effective Date. SPAC is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. SPAC is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions.

Section 5.02        Due Authorization.

(a)         SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its respective obligations hereunder and thereunder, and (subject to SPAC’s receipt of the SPAC Stockholder Approvals (in the case of SPAC)) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements by SPAC and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the SPAC Board, and upon receipt by SPAC of the SPAC Stockholder Approval, no other corporate or equivalent proceeding on the part of SPAC is necessary to authorize this Agreement or such Ancillary Agreements or SPAC’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by SPAC and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)         The affirmative vote of a majority of the votes cast by holders of SPAC Common Stock, voting together as a single class, at the Special Meeting shall be required to approve each of the Proposals (including any separate or unbundled advisory proposals as are required to implement the foregoing), with each share of SPAC Common Stock entitling its holder to cast one (1) vote at the Special Meeting (the approval by SPAC Stockholders of all of the foregoing, collectively, the “SPAC Stockholder Approval”) and, assuming a quorum is present at the Special Meeting, the SPAC Stockholder Approval is the only vote of any holders of SPAC’s capital stock necessary in connection with the entry into this Agreement by SPAC and the consummation of the transactions contemplated hereby (except for the transactions contemplated by Section 8.14), including the Mergers.

(c)         At a meeting duly called and held on the Amendment Date, the SPAC Board, at a meeting with a quorum, by a unanimous vote of all board members present: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of SPAC and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account

(less any deferred underwriting commissions and Taxes payable on interest earned) as of the Amendment Date; (iii) approved the Transactions as a Business Combination; and (iv) resolved to recommend to the SPAC Stockholders approval of each of the matters requiring SPAC Stockholder Approval.

Section 5.03        No Conflict. Subject to the receipt of the SPAC Stockholder Approval and the consents, approvals, authorizations and other requirements set forth in Section 5.08, the execution, delivery and performance of this Agreement by SPAC and the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the SPAC Organizational Documents, any organizational documents of any Subsidiaries of SPAC, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to SPAC or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any material Contract to which SPAC or any its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected, (d) result in the creation of any Lien upon any of the properties or assets of SPAC or (e) result in the triggering, acceleration, vesting or increase of any equity security of SPAC pursuant to any SPAC Material Contract, except in the case of clauses (b), (c), (d) or (e) above, for such violations, conflicts, breaches or defaults which has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions. For the avoidance of doubt, payments required to be made to a Redeeming Stockholder and the payment of any Taxes owed by SPAC in connection with such payments, shall not be a breach of this Section 5.03.

Section 5.04        Litigation and Proceedings. As of the Original Effective Date, there are no pending or, to the knowledge of SPAC, threatened, Actions and, to the knowledge of SPAC, there are no pending or threatened investigations, in each case, against SPAC, or otherwise affecting SPAC or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon SPAC which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions.

Section 5.05        Compliance with Laws.

(a)         SPAC and its Subsidiaries are, and since their incorporation or organization, as applicable, have been, in compliance in all material respects with all applicable Laws. Neither SPAC nor any of its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by SPAC or its Subsidiaries at any time since their incorporation or organization, as applicable.

(b)         Since December 30, 2020, (i) there has been no action taken by SPAC, its Subsidiaries, or, to the knowledge of SPAC, any officer, director, manager, employee, agent or representative of SPAC or its Subsidiaries, in each case, acting on behalf of SPAC or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither SPAC nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither SPAC nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither SPAC nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 5.06        Employee Benefit Plans. None of SPAC, or its Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which SPAC or its Subsidiaries have no remaining obligations or liabilities (collectively, the “SPAC Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director, officer or employee of SPAC or its Subsidiaries, or (ii) result in the acceleration, vesting or creation of any rights of any stockholder, director, officer or employee of SPAC or its Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

Section 5.07        Employees. Other than any officers as described in the SPAC SEC Reports and consultants and advisors in the ordinary course of business or in connection with SPAC’s or Sponsor’s identification, evaluation, negotiation or consummation of a Business Combination, SPAC has never employed any employees or retained any contractors.

Section 5.08        Governmental Authorities; Consents. No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of SPAC with respect to SPAC’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act and any other applicable Antitrust Law, Securities Laws and any Approved Exchange, (b) the filing with the Secretary of State of the State of Delaware of the Certificates of Merger and (c) those disclosed on Schedule 4.05.

Section 5.09        Financial Ability; Trust Account.

(a)         As of the Original Effective Date, there is at least $222,300,000 invested in a trust account at JP Morgan Chase Bank, N.A. (the “Trust Account”) maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated March 11, 2021, by and between SPAC and the Trustee (as amended from time to time, the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and, to the knowledge of SPAC, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as permitted pursuant to this Agreement, the Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of SPAC, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. Except as disclosed in the SPAC SEC Reports, there are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate or (ii) entitle any Person (other than (x) any SPAC Stockholder who is a Redeeming Stockholder and (y) deferred underwriting fees payable upon consummation of a Business Combination to the underwriters of SPAC’s initial public offering) to any portion of the proceeds in the Trust Account. Prior to Acquisition Merger Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, SPAC Organizational Documents and SPAC’s final prospectus dated March 15, 2021. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 or are held in cash deposits. SPAC has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. Since March 15, 2021, SPAC has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement or payments to any SPAC Stockholder who is a Redeeming Stockholder). Following the Acquisition Merger Effective Time, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is a Redeeming Stockholder.

(b)         As of the Original Effective Date, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, and other than any amounts that may be due to a Redeeming Stockholder, SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Acquisition Merger Closing Date after the Acquisition Merger Effective Time.

(c)         Except as set forth on SPAC Schedule 5.09(c), as of the Original Effective Date, SPAC does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.10        Taxes.

(a)         All income and other material Tax Returns required by Law to be filed by SPAC have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such material Tax Returns are true, correct and complete in all material respects.

(b)         All material amounts of Taxes owed by SPAC have been timely paid.

(c)         SPAC has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party, and (ii) remitted such Taxes required to have been remitted to the appropriate Governmental Authority.

(d)         SPAC is not currently engaged in any audit, administrative or judicial proceeding with a Governmental Authority with respect to any material Taxes. SPAC has not received any written notice from a Governmental Authority of a proposed deficiency of any material Taxes other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where SPAC does not file a Tax Return that such entity is or may be subject to Taxes by, or required to file Tax Returns in, that jurisdiction which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of SPAC, and no written request for any such waiver or extension is currently pending.

(e)         SPAC (or any predecessor thereof) has never constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code.

(f)          SPAC has not been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(g)         SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Acquisition Merger Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Acquisition Merger Closing Date and made prior to the Acquisition Merger Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issue or executed prior to the Acquisition Merger Closing; (C) installment sale or open transaction disposition made prior to the Acquisition Merger Closing; (D) prepaid amount received or deferred revenue realized prior to the Acquisition Merger Closing; or (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Acquisition Merger Closing.

(h)         There are no Liens with respect to Taxes on any of the assets of the SPAC, other than Permitted Liens.

(i)          SPAC has no liability for the Taxes of any Person (other than SPAC) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or (iii) by Contract (except, in each case, for any such contracts that are commercial agreements not primarily relating to Taxes).

(j)          SPAC is not a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial agreements not primarily relating to Taxes).

(k)         SPAC has at all times since the date of its formation been classified as a corporation for U.S. federal income tax purposes.

(l)          SPAC does not have a permanent establishment in any country other than its jurisdiction of formation, and has not engaged in a trade or business in any country other than its jurisdiction of formation that subjected it to Tax in such country.

(m)        SPAC has not taken any action that, nor are there any facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments.

Section 5.11        Brokers’ Fees. Except for fees previously disclosed by SPAC to the Company to be paid to the Persons described on SPAC Schedule 5.11, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SPAC or any of its Affiliates, including Sponsor.

Section 5.12        SPAC SEC Reports; Financial Statements; Sarbanes-Oxley Act.

(a)         SPAC has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since March 18, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SPAC SEC Reports”). None of the SPAC SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Original Effective Date or the SPAC Merger Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SPAC SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SPAC as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)         SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established, including timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(c)         SPAC has established and maintained a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP.

(d)         There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e)         Except as set forth on SPAC Schedule 5.12(e), neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(f)          To the knowledge of SPAC, as of the Original Effective Date, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the Original Effective Date is subject to ongoing SEC review or investigation as of the Original Effective Date.

(g)         Notwithstanding anything in this Section 5.12 or otherwise in this Agreement, no representation or warranty is made as to the accounting treatment of SPAC’s issued and outstanding warrants, the classification of some SPAC Class A Common Stock as temporary or permanent equity, or as to any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities or the classification of SPAC Class A Common Stock as permanent equity rather than temporary equity in SPAC’s financial statements.

Section 5.13        Business Activities; Absence of Changes.

(a)         Since its incorporation, SPAC has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the SPAC Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SPAC or to which SPAC is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of Acquisition Merger Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)         Except for this Agreement and the Transactions, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, SPAC has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract obligating it to consummate a transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)         Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02), (ii) as set forth on SPAC Schedule 5.13(c) and (iii) with respect to fees and expenses of SPAC’s legal, financial and other advisors, SPAC is not, and at no time has been, party to any Contract with any other Person that would require payments by SPAC in excess of one hundred thousand dollars ($100,000) monthly, two million dollars ($2,000,000) in the aggregate with respect to any individual Contract or more than three million dollars ($3,000,000) in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth on SPAC Schedule 5.13(c)).

(d)         There is no liability, debt or obligation (including any accrued and unpaid expenses), in each case that would be required to be set forth or reserved for on a balance sheet of SPAC and its Subsidiaries (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, against SPAC or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on SPAC’s consolidated balance sheet for the quarterly period ended March 31, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SPAC and its Subsidiaries, taken as a whole) or (ii) disclosed in SPAC Schedule 5.13(d). For the avoidance of doubt, payments required to be made to a Redeeming Stockholder, or any Taxes owed by SPAC in connection with such payments, shall not be deemed to be a breach of this Section 5.13(d).

(e)         Since March 31, 2022, there has not been any change, development, condition, occurrence, event or effect relating to SPAC or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement and consummate the Transactions and from March 31, 2022, through the Original Effective Date, SPAC and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.02 if such action had been taken after the Original Effective Date.

Section 5.14        Information Supplied. None of the information relating to SPAC or its Subsidiaries supplied by SPAC, or by any other Person acting on behalf of SPAC, in writing specifically for inclusion or incorporation by reference in the Registration Statement or Proxy Statement will, as of the time the Registration Statement becomes effective under the Securities Act (in the case of the Registration Statement) and as of the date the Proxy Statement is first mailed to the SPAC Stockholders and at the time of the Special Meeting (in the case of the Proxy Statement), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 5.14, no representation or warranty is made by SPAC with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of SPAC for use therein.

Section 5.15        Capitalization.

(a)         As of the Original Effective Date, the authorized capital stock of SPAC consists of 401,000,000 shares of capital stock, divided into (i) 380,000,000 shares of SPAC Class A Common Stock, 22,233,687 of which are issued and outstanding as of the Original Effective Date, (ii) 20,000,000 shares of SPAC Class B Common Stock, 5,558,422 of which are issued and outstanding as of the Original Effective Date, and (iii) 1,000,000 shares of SPAC preferred stock, par value $0.0001 per share, none of which are issued and outstanding as of the Original Effective Date. 9,856,247 SPAC Warrants are issued and outstanding as of the Original Effective Date. All of the issued and outstanding shares of SPAC Common Stock and SPAC Warrants (i) have been duly authorized and validly issued and are fully paid and, in the case of SPAC Common Stock, nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83, except as disclosed in the SPAC SEC Reports with respect to certain SPAC Common Stock held by Sponsor.

(b)         Except for this Agreement, the SPAC Warrants and as set forth on SPAC Schedule 5.15(b), as of the Original Effective Date, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of SPAC Common Stock or the equity interests of SPAC, or any other Contracts to which SPAC is a party or by which SPAC is bound obligating SPAC to issue or sell any shares of capital stock of, other equity interests in or debt securities of, SPAC, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in SPAC. Except as disclosed in the SPAC SEC Reports or the SPAC Organizational Documents, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any securities or equity interests of SPAC. Other than any securities issued in connection with the Alternative Financing after the Original Effective Date or working capital loans from Sponsor, there are no outstanding bonds, debentures, notes or other Indebtedness of SPAC having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SPAC Stockholders may vote. Except as disclosed in the SPAC SEC Reports, SPAC is not a party to any stockholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC. SPAC does not own any capital stock or any other equity interests in any Person and does not have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

(c)         Except as set forth in the SPAC Organizational Documents and in connection with the Transactions or any Alternative Financing after the Original Effective Date, there are no registration rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings to which SPAC is a party or by which SPAC is bound with respect to any ownership interests of SPAC.

Section 5.16        SPAC’s Stock Market Quotation. The issued and outstanding shares of SPAC Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and (a) as of the Original Effective Date are listed for trading on the NYSE under the symbol “FZT” and (b) as of the Closing are listed for trading on an Approved Exchange. SPAC is in compliance in all material respects with the rules of the Approved Exchange on which the shares of SPAC Class A Common Stock are listed for trading and there is no action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by such Approved Exchange, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or terminate the listing of SPAC Class A Common Stock on such Approved Exchange. Neither SPAC nor Sponsor has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.17        Contracts; No Defaults.

(a)         SPAC Schedule 5.17(a) contains a listing of (i) every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and the Original Merger Agreement) and (ii) any Contract under which any broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions, or which has a fee tail still in effect, based upon arrangements made by or on behalf of SPAC or one or more of its Subsidiaries, in each case, to which, as of the Original Effective Date, SPAC or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (the “SPAC Material Contracts”). True, correct and complete copies of the SPAC Material Contracts listed on SPAC Schedule 5.17(a) have been delivered to or made available to the Company or its agents or representatives.

(b)         Except for any SPAC Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Acquisition Merger Closing Date, with respect to any Contract of the type described in SPAC Schedule 5.17(a), whether or not set forth on SPAC Schedule 5.17(a), (i) such Contracts are in full force and effect and represents the legal, valid and binding obligations of SPAC or its Subsidiaries party thereto and, to the knowledge of SPAC, represents the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of SPAC, is enforceable by SPAC or its Subsidiaries to the extent a party thereto in accordance with its terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), in each case except as would not be material and adverse to SPAC, (ii) SPAC is not, nor has SPAC received written notice that any other party to such SPAC Material Contract is, in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any SPAC Material Contract to which it is a party, (iii) since March 16, 2021, SPAC has not received any written notice to terminate any SPAC Material Contract, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of SPAC, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any SPAC Material Contract by SPAC or, to the knowledge of SPAC, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since October 5, 2020, through the Original Effective Date, neither the SPAC nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.18        Title to Property. Except as set forth on SPAC Schedule 5.18, SPAC (a) does not own or lease any real or personal property and (b) is not a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 5.19        Investment Company Act. SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.20        Affiliate Agreements. As of the Original Effective Date, except as set forth on SPAC Schedule 5.20 or as described in the SPAC SEC Reports, SPAC is not a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of SPAC, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of SPAC or (iii) any Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (each of the foregoing, a “SPAC Affiliate Agreement”).

Section 5.21        No Additional Representations and Warranties; No Outside Reliance. SPAC acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, operations, assets, liabilities and properties of the Company. In making its determination to proceed with the Transactions (including the Mergers), SPAC has relied on (i) the results of its own independent investigation and (ii) the representations and warranties of the Company expressly and specifically set forth in this Agreement (as modified by the SPAC Schedules) or any certificate delivered in accordance with Section 9.02(c). SPAC hereby acknowledges that such representations and warranties by the Company, Pubco and Merger Sub in Article IV constitute the sole and exclusive representations and warranties of the Company, Pubco and Merger Sub to SPAC in connection with the Transactions (including the Mergers), and SPAC understands, acknowledges and agrees that: (i) all other representations and warranties of any kind or nature, express or implied, (including but not limited to any representations and warranties as to the condition, value or quality of the Company, Pubco and Merger Sub or the Company’s, Pubco’s or Merger Sub’s assets or liabilities or prospects, any representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s, Pubco’s or Merger Sub’s assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent) are specifically disclaimed by SPAC; (ii) no Person has been authorized by the Company, Pubco or Merger Sub to make any representations or warranties relating to any of the Company, Pubco, Merger Sub, or their respective Subsidiaries or the business of the Company, Pubco, Merger Sub or their respective Subsidiaries or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty may not be relied upon by SPAC as having been authorized by the Company, Pubco or Merger Sub and shall not be deemed to have been made by the Company, Pubco or Merger Sub; and (iii) except to the extent the Company, Pubco or Merger Sub may have so represented and warranted expressly and specifically in Article IV or any certificate delivered in accordance with Section 9.02(c), no representation or warranty whatsoever is or has been made by or on behalf of the Company, Pubco or Merger Sub in respect of the accuracy or completeness of any information provided to SPAC or its Representatives by or on behalf of the Company, Pubco, Merger Sub or its Representatives.

Article VI

COVENANTS OF THE COMPANY

Section 6.01        Conduct of Business. From the Original Effective Date until the earlier of the Acquisition Merger Effective Time or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to (or, in the case of Joint Ventures, shall use its reasonable best efforts to cause such Joint Venture to), except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by SPAC in writing (including email) (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice, (ii) use commercially reasonable efforts to preserve intact the current business organization, assets and ongoing business of the Company and its Subsidiaries and maintain the existing relations and goodwill of the Company and its Subsidiaries with third parties with which the Company or its Subsidiaries have material business dealings, whether they are customers, suppliers, joint venture partners, distributors, creditors, licensors or licensees, (iii) use commercially reasonable efforts to keep available the services of their present officers and key employees, and (iv) use commercially reasonable efforts to maintain all insurance policies of the Company and its Subsidiaries or substitutes therefor; provided that no action or inaction by the Company or any of its Subsidiaries with respect to matters specifically addressed by clauses (a) through (y) below shall be deemed a breach of the foregoing unless such action or inaction would constitute a breach of such specific provision of (a) through (y) below. Except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or in connection with the Private Placement Investment or as consented to by SPAC in writing (which consent, except in regards to clauses (a), (b), (d), (i), (p), or (x) (or (y) to the extent it relates to an agreement, undertaking or commitment to take an action prohibited by such clauses) below, shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, and the Company shall cause its Subsidiaries, Merger Sub and Pubco not to (or, in the case of Joint Ventures, shall use its reasonable best efforts to cause such Joint Venture not to), during the Interim Period:

(a)         change or amend the articles of organization, bylaws or other organizational documents of the Company, its Subsidiaries, Merger Sub or Pubco other than in accordance with this Agreement;

(b)         (i) make, declare or pay any dividend or distribution (whether in cash, stock, equity securities or property) in respect of any capital stock or other equity interest, except (A) dividends and distributions by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary, (B) dividends and distributions required under joint venture agreements with third-parties not affiliated with the Company Members and (C) any distributions required to be made by the Company pursuant to Section 6.8 of the Company Operating Agreement as in effect as of the Original Effective Date, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional units of its equity capital or securities convertible into or exchangeable for units of its equity capital, or issue, sell, transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or promise to grant the foregoing or other commitment for the issuance of units of its equity capital, or split, combine or reclassify any units of its equity capital, except for (A) any Company Financing Units issuable pursuant to any subscription agreement with the Company entered into after the Original Effective Date; provided, however, that (x) the terms, including purchase price, of any subscription agreement for Company Financing Units entered into pursuant to this clause (A) shall be substantially the same as the Company Financing Agreement, (y) prior to the issuance of such Company Financing Units pursuant to this clause (A), the subscriber shall be required to sign a support agreement substantially in the form of the Support Agreement, and (z) the Company shall not issue any Company Financing Units if such issuance would be reasonably likely to prevent or delay the consummation of the Transactions, or (B) any transactions solely among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of the Company, or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any units of its equity capital or other equity interests, except for any transactions solely among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of the Company;

(c)         enter into, or amend or modify any material term of (in a manner adverse to the Company or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms or termination for cause), renew or fail to exercise any renewal rights, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 4.14(a) (or any Contract, that if existing on the Original Effective Date, would have been required to be listed on Schedule 4.14(a)) or any Real Estate Lease Document (subject to subclause (o) below), other than amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business consistent with past practice;

(d)         sell, assign, lease, license, sublicense, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens), abandon, cancel, terminate, waive let lapse, transfer, convey or dispose of any assets, properties or business of the Company and its Subsidiaries (including any Owned Intellectual Property) that are material to the Company and its Subsidiaries, taken as a whole, except for (i) transactions solely among the Company and its wholly owned Subsidiaries or among the wholly owned Subsidiaries of the Company, (ii) dispositions of obsolete or worthless assets, (iii) in the ordinary course of business and (iv) sales, abandonment, lapses of assets or items or materials in an amount not in excess of $2,000,000 in the aggregate;

(e)         except in the ordinary course of business consistent with past practice, or as otherwise required pursuant to Company Benefit Plans in effect on the Original Effective Date or applicable Law, (i) grant any severance, retention, change-of-control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any employee in the ordinary course of business, (ii) terminate, adopt, enter into or amend any material Company Benefit Plan, or (iii) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider with aggregate annual compensation exceeding $250,000;

(f)          grant any equity or equity-type award to any employee or other service provider;

(g)         enter into, amend, extend or terminate any collective bargaining agreement or similar labor agreement or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(h)         implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any material obligations or liabilities on the part of the Company under the federal Worker Adjustment and Retraining Notification Act or any similar state or local “mass layoff” or “plant closing” Law;

(i)          terminate (other than for cause) any employee with base annual compensation in excess of $250,000 or hire any employee with base annual compensation in excess of $250,000 other than to fill an open position as of the Original Effective Date

(j)          (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof, other than such acquisitions and purchases that would not require financial statements to be included in the Registration Statement pursuant to Rule 3-05 of Regulation S-X under the Securities Act; or (ii) adopt, recommend, propose or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, amalgamation, restructuring, recapitalization or other reorganization involving the Company or its Subsidiaries (other than the Transactions);

(k)         make any capital expenditures (or binding commitment to make any capital expenditures) that in the aggregate exceed $2,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s annual capital expenditure budget for periods following the Original Effective Date, made available to SPAC prior to the Original Effective Date or any capital expenditure that is required in the Company’s good faith determination in response to any emergency situations;

(l)          make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, other than a wholly-owned Subsidiary of the Company, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person other than a wholly-owned Subsidiary of the Company, except travel or similar advances to employees, directors or officers of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, prepayments and deposits paid to suppliers of the Company or any of its Subsidiaries in the ordinary course of business and extended payment terms for customers in the ordinary course of business;

(m)        revoke or change any material Tax election, make any material Tax election other than in the ordinary course of business consistent with past practice, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes, or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes;

(n)         take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(o)         (i) acquire any fee interest in real property for an amount above $2,000,000 or (ii) lease any real property except for leases where the Company or its Subsidiaries are required to make aggregate payments not to exceed $300,000 annually;

(p)         enter into, renew or amend in any material respect any Company Affiliate Agreement (other than entering into an agreement permitted by Section 6.01(b)(iii)(A));

(q)         voluntarily waive, release, assign, pay, discharge, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action, whether or not commenced prior to the Original Effective Date) or compromise or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise), other than where such waiver, release, assignment, payment, discharge, compromise, settlement or satisfaction solely involves monetary damages or payment amount not to exceed $1,000,000 in the aggregate;

(r)          incur, create, assume, refinance or guarantee (whether directly, contingently or otherwise) any Indebtedness of borrowed money in excess of $2,000,000 in the aggregate, other than (i) solely between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries, (ii) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and Subsidiaries’ existing credit facilities, notes and other existing Indebtedness to the extent in existence as of the Original Effective Date and, in any event, in an aggregate amount of no more than $2,000,000, or (iii) Financial Derivative/Hedging Arrangements entered into in the ordinary course of business consistent with past practice; provided, that any action permitted under this Section 6.01(r) shall be deemed not to violate Section 6.01(c);

(s)          enter into any material new line of business outside of the business currently conducted by the Company and its Subsidiaries as of the Original Effective Date;

(t)          make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(u)         voluntarily fail to maintain, cancel or materially change coverage under, in a manner materially detrimental to the Company or any of its Subsidiaries, any material insurance policy maintained with respect to the Company and its Subsidiaries and their assets and properties;

(v)         fail to maintain policies and procedures in any material respect to promote compliance with, and as may be required by, any applicable Anti-Corruption Law, Anti-Money Laundering Law, or Sanctions;

(w)        waive the benefits of, agree to modify in any material manner, terminate or release any Person from any confidentiality agreement to which the Company or its Subsidiaries is a party or of which the Company or its Subsidiaries is a beneficiary, in each case, other than (i) with customers and other counterparties in the ordinary course of business consistent with past practice or (ii) such waivers, modifications, or releases that would not be material to the Company and its Subsidiaries, taken as a whole;

(x)         enter into any financing, investment, acquisition, purchase, merger, sale or any other similar transaction that would prohibit, materially restrict or materially inhibit the Company’s ability to consummate the Transactions; and

(y)         enter into any agreement or undertaking or otherwise agree or commit to do any action prohibited under this Section 6.01.

Notwithstanding anything to the contrary contained herein, (A) any action reasonably taken, or reasonably omitted to be taken, by the Company or any of its Subsidiaries pursuant to any Law, directive, pronouncement or guideline issued by any Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic, epidemic or disease outbreak shall in no event be deemed to constitute a breach of this Section 6.01 and (B) any action reasonably taken, or reasonably omitted to be taken, by the Company or any of its Subsidiaries to protect the business of the Company or any of its Subsidiaries that is responsive to any pandemic, epidemic or disease outbreak, including any interruptions in supply chain or services in connection therewith, shall in no event be deemed to constitute a breach of this Section 6.01.

Section 6.02        Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or its Subsidiaries by third parties that may be in the Company’s or its Subsidiaries’ possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of its Subsidiaries is bound, the Company shall, and shall cause its Subsidiaries to, afford to SPAC and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries that are in the possession of the Company or its Subsidiaries as such Representatives may reasonably request; provided that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by SPAC and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Acquisition Merger Effective Time.

Section 6.03        HSR Act and Antitrust Approvals.

(a)         Unless otherwise agreed by the parties, in connection with the Transactions, the Company shall comply promptly but in no event later than ten (10) Business Days after the Original Effective Date or such other date mutually agreed by the parties with the notification and reporting requirements of the HSR Act. The Company shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to SPAC as promptly as reasonably practicable all information required for any application or other filing required to be made by SPAC pursuant to any Antitrust Law.

(b)         The Company shall request early termination of any waiting period under the HSR Act (to the extent available) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)         Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.03 or any other provision of this Agreement shall require or obligate the Company or any of its Subsidiaries or Affiliates to, and the Company and its Subsidiaries and Affiliates shall not, without the prior written consent of SPAC, agree or otherwise be required to, take any action with respect to the Company or any of its Subsidiaries or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or any of its Subsidiaries or Affiliates, or any interest therein.

(d)         The Company shall promptly notify SPAC of any substantive communication with any Governmental Authority or third party with respect to the Transactions, and furnish to SPAC upon request copies of any notices or written communications received by the Company or any of its Affiliates with respect to the Transactions, and the Company shall permit counsel to SPAC an opportunity to review in advance, and the Company shall consider in good faith the views of such counsel in connection with, any proposed written communications by the Company or its Affiliates to any Governmental Authority concerning the Transactions; provided that the Company shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of SPAC (which consent shall not be unreasonably withheld, conditioned or delayed). The Company agrees to provide, to the extent practicable and permitted by the applicable Governmental Authority, SPAC and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or by electronic means, between the Company or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 6.03 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of the Company, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that the Company may, as it deems advisable and necessary, designate any materials provided to SPAC under this Section 6.03 as “outside counsel only.”

(e)         SPAC and the Company shall each pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the Transactions.

Section 6.04        No SPAC Common Stock Transactions. From and after the Original Effective Date until the Acquisition Merger Effective Time, except as otherwise contemplated by this Agreement (including Section 8.09(b)), none of the Company or any of its Subsidiaries shall engage in any transactions involving the securities of SPAC.

Section 6.05        No Claim Against the Trust Account. The Company acknowledges that SPAC is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read SPAC’s final prospectus, dated March 15, 2021, and other SPAC SEC Reports, the SPAC Organizational Documents, and the Trust Agreement and understands that SPAC has established the Trust Account described therein for the benefit of SPAC’s public stockholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that SPAC’s sole assets currently consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public stockholders. The Company further acknowledges that, if the Transactions or, in the event of termination of this Agreement, another Business Combination, are or is not consummated within the requisite period set forth in the SPAC Organizational Documents or such later date as approved by the stockholders of SPAC to complete a Business Combination, SPAC will be obligated to return to its stockholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SPAC to collect from the Trust Account any monies that may be owed to them by SPAC or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever, including, without limitation, for any Willful Breach of this Agreement. This Section 6.05 shall survive the termination of this Agreement for any reason.

Section 6.06        Proxy Solicitation; Other Actions.

(a)         The Company agrees to use reasonable best efforts to provide Pubco and SPAC, as soon as reasonably practicable after the Original Effective Date (or after the end of each interim period in the case of the Unaudited Interim Financial Statements) (i) audited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows, and statements of stockholders equity, of the Company and its Subsidiaries as of and for each of the years ended December 31, 2021 and December 31, 2022, in each case, prepared in accordance with GAAP and Regulation S-X and audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “PCAOB Audited Financial Statements”), and (ii) unaudited financial statements, including consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders equity, of the Company and its Subsidiaries as of and for each interim period required to be presented in the Registration Statement, in each case, prepared in accordance with GAAP and Regulation S-X and reviewed in accordance with SAS 100 review procedures (the “Unaudited Interim Financial Statements”). The Company shall be available to, and the Company and its Subsidiaries shall use reasonable best efforts to make their officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, SPAC and its counsel in connection with (A) the drafting of the Registration Statement and (B) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, the Company and Pubco shall reasonably cooperate with SPAC in connection with preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Form S-4; provided that the Company shall pay all expenses in connection with the preparation of PCAOB Audited Financial Statements and Unaudited Interim Financial Statements.

(b)         From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give SPAC prompt written notice of any action taken or not taken by the Company or its Subsidiaries or of any development regarding the Company or its Subsidiaries, in any such case which is known by the Company, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Pubco, SPAC and the Company shall reasonably cooperate to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Pubco or SPAC pursuant to this Section 6.06 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

(c)         Prior to the Closing, the Company shall cause the agreements listed on Schedule 6.06(c) to be assigned from Katmandu to the Company or a wholly-owned Subsidiary of the Company.

Section 6.07        Non-Solicitation by Company; Company Acquisition Proposals. During the Interim Period, the Company shall not, shall cause its Subsidiaries not to (or, in the case of Joint Ventures, shall use its reasonable best efforts to cause its Joint Ventures not to), and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries to (or, in the case of Joint Ventures, shall use its reasonable best efforts to cause its Joint Ventures to), and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that would reasonably be expected to lead to, or result in, an Acquisition Proposal and shall terminate any such Person’s and such Person’s Representative’s access to any electronic data room. The Company shall promptly (and in any event within one (1) Business Day) notify, in writing, SPAC of the receipt of any inquiry, proposal, offer or request for information received after the Original Effective Date that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of any Acquisition Proposal or inquiry, proposal or offer made in writing or, if not in writing, a written description of the material terms and conditions of such inquiry, proposal or offer (and shall include any other documents evidencing or specifying the terms of such proposal, offer, inquiry or request). The Company shall promptly (and in any event within one (1) Business Day) keep SPAC reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto and copies of any additional written materials received by the Company, its Subsidiaries or their respective Representatives). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.07 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives acting on the Company’s or one of its Subsidiaries’ behalf, shall be deemed to be a breach of this Section 6.07 by the Company.

Section 6.08        Conversion to Delaware LLC. At least one (1) Business Day prior to the Closing Date, the Company shall convert from a Florida limited liability company to a Delaware limited liability company (the “Redomestication”). The Company shall provide SPAC reasonable time to review all documents necessary to effectuate the Redomestication, and all such documents used in the Redomestication shall be in a form reasonably acceptable to SPAC.

Section 6.09        Compliance Policies. As soon as reasonably practicable after the Original Effective Date, the Company shall use reasonable best efforts to implement and maintain reasonable policies, procedures, and controls to ensure compliance with applicable Privacy Laws, Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, which shall include, but not be limited to, sanctions screening and accounting and procurement controls to ensure accurate books and records, in each case to the extent not already implemented or maintained.

Article VII

COVENANTS OF SPAC

Section 7.01        HSR Act and Antitrust Approvals.

(a)         Unless otherwise agreed by the parties, in connection with the Transactions, SPAC shall comply promptly but in no event later than ten (10) Business Days after the Original Effective Date or such other date mutually agreed by the parties with the notification and reporting requirements of the HSR Act. SPAC shall use its reasonable best efforts to submit, as soon as practicable, any other required applications or filings pursuant to any Antitrust Laws and furnish to the Company as promptly as reasonably practicable all information required for any application or other filing required to be made by the Company pursuant to any Antitrust Law.

(b)         SPAC shall request early termination of any waiting period under the HSR Act (to the extent available) and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and consents or approvals pursuant to any other applicable Antitrust Laws, (ii) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the Transactions and (iii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)         SPAC shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect SPAC’s or the Company’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of SPAC or the Company and its Subsidiaries; provided, further, that, notwithstanding anything in this Agreement to the contrary, nothing in this Section 7.01 or any other provision of this Agreement shall require or obligate SPAC or any other Person to take any actions with respect to SPAC’s Affiliates, Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, SPAC’s Affiliates, Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of SPAC’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

(d)         SPAC shall promptly notify the Company of any substantive communication with, and furnish to the Company upon request copies of any notices or written communications received by, SPAC and any Governmental Authority with respect to the Transactions, and SPAC shall permit counsel to the Company an opportunity to review in advance, and SPAC shall consider in good faith the views of such counsel in connection with, any proposed written communications by SPAC to any Governmental Authority concerning the Transactions; provided that SPAC shall not extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority to delay the consummation of the Transactions without the written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed). SPAC agrees to provide, to the extent practicable and permitted by the applicable Governmental Authority, the Company and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or by electronic means, between SPAC or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 7.01 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns of legal counsel of SPAC, and to remove references concerning the valuation of the Company or other competitively sensitive material; provided that SPAC may, as it deems advisable and necessary, designate any materials provided to the Company under this Section 7.01 as “outside counsel only.”

(e)         SPAC and the Company shall each pay 50% of all filing fees payable to the Regulatory Consent Authorities in connection with the Transactions.

(f)          SPAC shall not acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the Transactions; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 7.01(f) shall not apply to or be binding upon SPAC’s Affiliates, Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, SPAC’s Affiliates, Sponsor or any portfolio company (as such term is commonly understood in the private equity industry) or investment of SPAC’s Affiliates, Sponsor or of any such investment fund or investment vehicle.

Section 7.02        Conduct of SPAC During the Interim Period.

(a)         During the Interim Period, except as set forth on SPAC Schedule 7.02, as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), SPAC shall not and each shall not permit any of its Subsidiaries to:

(i)          change, modify or amend the Trust Agreement, the SPAC Organizational Documents or the organizational documents of Merger Sub;

(ii)         create or form any Subsidiary;

(iii)        (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding shares or other equity interests; (B) split, combine, reclassify or otherwise change any of its shares or other equity interests; or (C) other than the redemption of any shares of SPAC Common Stock required by the Offer or Extension Proposal or as otherwise required by SPAC Organizational Documents in order to consummate the transactions contemplated hereby, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of, or other equity interests in, SPAC;

(iv)        (A) make, revoke or change any material Tax election, (B) adopt or change any material Tax accounting method, (C) file any amendment to a material Tax Return, (D) enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes, (E) consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of material Taxes, or (F) enter into any material Tax sharing or similar agreement (excluding any commercial agreements not primarily related to Taxes);

(v)         take any action, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments;

(vi)        other than as set forth on SPAC Schedule 7.02(a)(vi) or as permitted pursuant to clause (vii) or (viii), enter into, renew or amend in any material respect, any SPAC Affiliate Agreement (or any Contract, that if existing on the Original Effective Date, would have constituted a SPAC Affiliate Agreement);

(vii)       enter into any arrangement to provide compensation or management or consultancy fees to any officer or director of SPAC, provided that SPAC shall be permitted to enter into arrangements with a substitute director of SPAC following the departure of an incumbent director of SPAC to the extent required to comply with the rules of the Approved Exchange on which the shares of SPAC Class A Common Stock are listed for trading on substantially the same terms as arrangements with officers or directors of SPAC as of the Original Effective Date; provided, further, that the annual compensation provided to such substitute director shall not exceed $150,000;

(viii)      enter into, or amend or modify any material term of (in a manner adverse to SPAC or any of its Subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on SPAC Schedule 5.17(a) (or any Contract, that if existing on the Original Effective Date, would have been required to be listed on SPAC Schedule 5.17(a)) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which SPAC or its Subsidiaries is a party or by which it is bound; provided SPAC shall be permitted to borrow up to $2,000,000 from Sponsor subsequent to the Original Effective Date in the form of working capital loans, with terms as described in the SPAC SEC Reports;

(ix)        waive, release, assign, pay, discharge, compromise or settle any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action, whether or not commenced prior to the Original Effective Date) or compromise or settle any liability (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of the amount set forth in SPAC Schedule 7.02(a)(vi);

(x)         incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any aggregate Indebtedness in excess of $500,000, other than in respect of and/or to fund fees and expenses incurred in connection with the Transactions or an Alternative Financing, provided SPAC shall be permitted to borrow up to $2,000,000 from Sponsor subsequent to the Original Effective Date in the form of working capital loans, with terms as described in the SPAC SEC Reports;

(xi)        (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any shares of, or other equity interests in, SPAC or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares or equity interests other than in connection with an Alternative Financing or (B) amend, modify or waive any of the terms or rights set forth in, any SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein, other than pursuant to the Sponsor Agreement or the Warrant Agreement Amendment;

(xii)       except as contemplated by this Agreement or the Transactions, adopt or amend any SPAC Benefit Plan, or enter into any employment contract or collective bargaining agreement;

(xiii)      except as contemplated by this Agreement, enter into, renew or amend, in any material respect, any transaction or Contract with Sponsor or any of its other Affiliates;

(xiv)      (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt, recommend, propose or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, amalgamation restructuring, recapitalization or other reorganization involving SPAC or its Subsidiaries (other than the Transactions);

(xv)       make any capital expenditures;

(xvi)      make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except travel or similar advances to employees, directors or officers of SPAC in the ordinary course of business consistent with past practice;

(xvii)     enter into any new line of business outside of the business currently conducted by SPAC and its Subsidiaries as of the Original Effective Date;

(xviii)    revalue any of its assets in any manner or make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(xix)      voluntarily fail to maintain, cancel or materially change coverage, in a manner materially detrimental to SPAC, under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to SPAC and its Subsidiaries and their assets and properties; or

(xx)       enter into any agreement or undertaking or otherwise agree or commit to do any action prohibited under this Section 7.02.

(b)         During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the SPAC Organizational Documents, the Trust Agreement and all other agreements or Contracts to which SPAC or its Subsidiaries may be a party.

(c)         Notwithstanding anything to the contrary contained herein, any action taken, or omitted to be taken, by SPAC or any of its Subsidiaries pursuant to any Law, directive, pronouncement or guideline issued by any Governmental Authority or industry group providing for business closures, “sheltering-in-place” or other restrictions that relates to, or arises out of, any pandemic, epidemic or disease outbreak shall in no event be deemed to constitute a breach of this Section 7.02.

Section 7.03        Trust Account. Prior to or at Acquisition Merger Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement for the following: (a) the redemption of any shares of SPAC Common Stock in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding SPAC Expenses pursuant to Section 3.07; and (c) the balance of the assets in the Trust Account, if any, after payment of the amounts required under the foregoing clauses (a) and (b), to be disbursed to SPAC. SPAC shall keep the Company reasonably informed of all updates, developments and results of the redemption of any shares of SPAC Common Stock received by SPAC in connection with the Offer and shall not change the deadline for such redemption without the Company’s prior written consent.

Section 7.04        Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to SPAC or its Subsidiaries by third parties that may be in SPAC’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of SPAC would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which SPAC or any of its Subsidiaries is bound, SPAC shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, and so long as reasonably feasible or permissible under applicable Law, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of SPAC, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of SPAC that are in the possession of SPAC as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Acquisition Merger Effective Time.

Section 7.05        SPAC Exchange Listing. From the Original Effective Date through the SPAC Merger Closing, SPAC shall use reasonable best efforts to ensure SPAC remains listed as a public company on, and for shares of SPAC Class A Common Stock to be listed on, an Approved Exchange.

Section 7.06        SPAC Public Filings. From the Original Effective Date through the SPAC Merger Closing, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

Section 7.07        Exclusivity. During the Interim Period, SPAC shall not, shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (a) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or would reasonably be expected to result in or lead to, any Business Combination, (b) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or would reasonably be expected to result in or lead to, any Business Combination, (c) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Business Combination, (d) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Business Combination or (e) resolve or agree to do any of the foregoing. SPAC also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the parties hereto and their respective Representatives) conducted heretofore in connection with a Business Combination or any inquiry or request for information that could reasonably be expected to lead to, or result in, a Business Combination. SPAC shall promptly (and in any event within one (1) Business Day) notify, in writing, the Company of the receipt of any inquiry, proposal, offer or request for information received after the Original Effective Date that constitutes, or could reasonably be expected to result in or lead to, any Business Combination (other than with the Company or any of its Subsidiaries), which notice shall include a summary of the material terms of, and the identity of the Person or group of Persons making, such inquiry, proposal, offer or request for information and an unredacted copy of proposal or indication of interest, written or oral, relating to any Business Combination (a “Business Combination Proposal”), and thereafter promptly (and in any event within one (1) Business Day) keep the Company reasonably informed of any material developments with respect to any such Business Combination Proposal; provided that SPAC’s notice obligations under this Section 7.07 shall not apply to Business Combination Proposals received by Sponsor, its Affiliates (other than SPAC and its Subsidiaries) or any of their respective Representatives or that do not disclose the identity of the proposed counterparty.

Section 7.08        Warrant Agreement Amendment. SPAC agrees to use its best efforts to amend the Warrant Agreement, effective immediately prior to the SPAC Merger Effective Time, in substantially the form set forth on Exhibit L (the “Warrant Agreement Amendment”).

Article VIII

JOINT COVENANTS

Section 8.01        Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and SPAC with respect to the notifications, filings, reaffirmations and applications described in Section 6.03 and Section 7.01, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, SPAC and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information), in cooperation and consultation with each other, as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties and Governmental Authorities that any of SPAC, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to Material Contracts with the Company or its Subsidiaries, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable, in each case, subject to applicable fiduciary duties. Notwithstanding the foregoing, in no event shall SPAC, Merger Sub, the Company or its Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company or its Subsidiaries is a party or otherwise in connection with the consummation of the Transactions. SPAC and the Company shall each pay 50% of all filing fees required by a Governmental Authority in connection with any approval required under clause (a) above.

Section 8.02        Preparation of Registration Statement; Special Meeting.

(a)         As promptly as practicable following the execution and delivery of this Agreement and the receipt by Pubco and SPAC of the PCAOB Audited Financial Statements for the years ended December 31, 2021 and, as required by the rules and regulations promulgated by the SEC, December 31, 2022 and the Unaudited Interim Financial Statements, Pubco and SPAC shall prepare, with the assistance of the Company, and cause to be filed with the SEC by Pubco a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the shares of Pubco Class A Common Stock and Pubco Preferred Stock to be issued under this Agreement, the Pubco Class A Common Stock issuable upon conversion of the Pubco Preferred Stock and the Pubco Warrants (and the Pubco Class A Common Stock issuable upon exercise thereof), which Registration Statement will also contain the Proxy Statement. Each of SPAC and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Mergers. Each of SPAC and the Company shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, SPAC will cause the Proxy Statement to be mailed to stockholders of SPAC. SPAC and the Company shall each pay 50% of all fees and expenses incurred in connection with the preparation and filing of the Registration Statement and the receipt of stock exchange approval in connection with the listing of Pubco Class A Common Stock and the Pubco Preferred Stock to be issued under this Agreement (including the Pubco Class A Common Stock issuable upon conversion of the Pubco Preferred Stock) and the Pubco Warrants (and the Pubco Class A Common Stock issuable upon exercise thereof), other than fees and expenses of advisors (which shall be borne by the party incurring such fees).

(b)         Each of SPAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If SPAC or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) SPAC, on the one hand, and the Company, on the other hand, shall reasonably cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Registration Statement. SPAC and the Company shall use reasonable best efforts to cause the Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of SPAC Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the SPAC Organizational Documents. Each of the Company and SPAC shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that SPAC receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)         SPAC and Pubco agree to include provisions in the Proxy Statement and to take reasonable action related thereto, with respect to (i) approval of the Transactions, including the Business Combination (as defined in the SPAC Organizational Documents) and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) to the extent required by applicable Laws or the listing rules of the Approved Exchange on which the shares of SPAC Class A Common Stock are listed for trading, approval, on an advisory basis, of each material change to the Pubco Organizational Documents effected by the Pubco Delaware Charter and the Pubco Delaware Bylaws that is required to be separately approved (the “Pubco Organizational Documents Advisory Proposal”), (iii) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”) and (iv) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions (the “Additional Proposal” and together with the Transaction Proposal, the Pubco Organizational Documents Advisory Proposal, and the Adjournment Proposal, the “Proposals”). Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which SPAC shall propose to be voted on by the SPAC Stockholders at the Special Meeting.

(d)         SPAC shall establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the applicable Laws. SPAC shall use reasonable best efforts to, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) in any event within five (5) Business Days cause the Proxy Statement to be disseminated to SPAC Stockholders in compliance with applicable Law, (ii) solicit proxies from the holders of SPAC Common Stock to vote in accordance with the recommendation of the SPAC Board with respect to each of the Proposals and (iii) in any event within twenty (20) Business Days hold the Special Meeting. SPAC shall, through the SPAC Board, recommend to its stockholders that they approve the Proposals (the “SPAC Board Recommendation”) and shall include the SPAC Board Recommendation in the Proxy Statement. The SPAC Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the SPAC Board Recommendation (any of the foregoing actions, a “SPAC Board Change in Recommendation”), other than in the event that the SPAC Board determines in good faith, after consultation with its outside legal counsel, that an Intervening Event has occurred and that, as a result thereof, a failure to make a SPAC Board Change in Recommendation would reasonably be expected to be a breach by the SPAC Board of its fiduciary obligations to the SPAC Stockholders under applicable Law; provided that the SPAC Board will not be entitled to make, or agree or resolve to make, a SPAC Board Change in Recommendation unless (x) SPAC delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the SPAC Board proposes to take such action and containing the material facts underlying the SPAC Board’s determination that an Intervening Event has occurred and that a failure to make a SPAC Board Change in Recommendation would reasonably be expected to constitute a breach by the SPAC Board of its fiduciary obligations under applicable Law (it being acknowledged that any Intervening Event Notice shall not itself constitute a breach of this Agreement), and (y) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which SPAC delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which SPAC delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional three (3) Business Day (instead of a five (5) Business Day) period from the date of such notice), the “Intervening Event Notice Period”), after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that the Company shall have, prior to the expiration of the Intervening Event Notice Period, offered to SPAC, the SPAC Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a SPAC Board Change in Recommendation would reasonably be expected to be a breach of its fiduciary duties under applicable Law; provided, further, that, if requested by the Company, during the Intervening Event Notice Period and prior to making a SPAC Board Change in Recommendation, SPAC will, and will cause its Representatives to, negotiate in good faith with the Company and its Representatives during the Intervening Event Notice Period to make such revisions or adjustments to the terms and conditions of this Agreement so as to obviate the need for a SPAC Board Change in Recommendation. SPAC may postpone, suspend or adjourn the Special Meeting on one or more occasions after the date for which the Special Meeting was originally scheduled upon the good faith determination by the SPAC Board that such postponement or adjournment, as the case may be, is necessary to (i) solicit additional proxies to obtain the SPAC Stockholder Approval, (ii) obtain a quorum if one is not present at any then scheduled Special Meeting, (iii) ensure that any supplement or amendment to the Proxy Statement that the SPAC Board has determined in good faith is required by applicable Law is provided to the SPAC Stockholders with adequate time for review prior to the Special Meeting, or (iv) with the Company’s prior written consent; provided, that in the event of a postponement or adjournment pursuant to clauses (i), (ii), or (iii) above, the Special Meeting shall be reconvened as promptly as practicable and in any event no later than five (5) Business Days after the date that such matters are resolved.

Section 8.03        Solicitation of Company Requisite Approval.

(a)         The Company shall, in a manner in compliance with applicable Law, solicit the Company Requisite Approval via written consent (the “Written Consent”) as soon as practicable after the Registration Statement becomes effective, and in any event within five (5) Business Days after the Registration Statement becomes effective.

(b)         The Company shall, through the Company Board, recommend to the Company Unitholders that they adopt this Agreement (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Consent Solicitation Statement, subject to the provisions of this Section 8.03. The Company Board shall not (and no committee or subgroup thereof shall) (i) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Acquisition Proposal (any action described in clause (i) or (ii), a “Company Change in Recommendation”). The Company will provide SPAC with copies of all stockholder consents it receives within one (1) Business Day of receipt.

Section 8.04        Tax Matters.

(a)         Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”) shall be borne and paid fifty percent (50%) by SPAC and fifty percent (50%) by the Company. Unless otherwise required by applicable Law, SPAC shall prepare and file, or shall cause to be prepared and filed, all necessary Tax Returns and other documentation with respect to Transfer Taxes (after providing the other parties a reasonable opportunity to review and comment on such Tax Returns), and, if required by applicable Law, the other parties will join in the execution of any such Tax Returns or other documentation. The Company and SPAC agree to reasonably cooperate to reduce or eliminate the amount of any such Transfer Taxes.

(b)         Intended Tax Treatments. Each of the parties hereto intend for the relevant portions of the Transactions to qualify for their respective Intended Tax Treatments. Pubco and SPAC hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a) with respect to the SPAC Merger. None of the Company or its Affiliates, on the one hand, or SPAC or its Affiliates, on the other hand, shall take or cause to be taken, or fail to take or cause to be failed to be taken, any action, if such action or failure to act, as the case may be, would reasonably be expected to prevent or impede the relevant portions of the Transactions from qualifying for their respective Intended Tax Treatments. Each party shall, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. Law) or a change in applicable Law, cause all applicable Tax Returns to be filed on a basis consistent with the Intended Tax Treatments. Each of the parties hereto agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the qualification of any relevant portion of the Transactions for its Intended Tax Treatment by any Governmental Authority. Notwithstanding anything to the contrary in this Agreement, in the event there is any Tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, the parties hereto shall, and shall cause their controlled Affiliates, to reasonably cooperate in order to facilitate the issuance of any opinions relating to Tax matters that the SEC requires in connection with the Registration Statement, including providing to Gibson, Dunn & Crutcher LLP (or other legal counsel), to the extent reasonably requested by such counsel, a duly executed certificate dated as of the date requested by such counsel, containing such representations, warranties and covenants as shall be reasonably necessary or appropriate to enable such counsel to render any such opinion; provided, that nothing in this Agreement shall require counsel to the Company or its tax advisors (legal counsel or otherwise) to provide an opinion that the SPAC Merger qualifies for its Intended Tax Treatment.

(c)         Cooperating on Tax Matters. Pubco and the Company and its Subsidiaries shall (or, in the case of Joint Ventures, the Company shall use its reasonable best efforts to cause its Joint Ventures to) cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns. The Company and Pubco shall retain all books and records with respect to Tax matters pertinent to the Transactions relating to any taxable period beginning before the Acquisition Merger Closing Date until sixty (60) days after the expiration of the statute of limitations (and, to the extent notified by Pubco or the Company, any extensions thereof) of the respective taxable periods, and shall not dispose of such items until it offers the items to Pubco, and to abide by all record retention agreements entered into with any Governmental Authority.

Section 8.05        Confidentiality; Publicity.

(a)         SPAC acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. At the Acquisition Merger Effective Time, the Confidentiality Agreement shall terminate with respect to information relating to the Company and its Subsidiaries.

(b)         None of SPAC, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the Transactions, or any matter related to the foregoing, without first obtaining the prior consent of the Company or SPAC, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to Securities Laws or the rules of any national securities exchange), in which case SPAC or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by SPAC or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make non-public announcements and may provide information regarding this Agreement and the Transactions to their respective owners, their Affiliates, and its and their respective directors, officers, employees, managers, advisors, direct and indirect investors and prospective investors without the consent of any other party hereto so long as such information is substantively consistent with public statements previously consented to by the other party in accordance with this Section 8.05(b); provided, further, that subject to Section 6.02 and this Section 8.05(b), the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent.

Section 8.06        Transaction Litigation. From and after the Original Effective Date until the earlier of the Acquisition Merger Closing or termination of this Agreement in accordance with its terms, SPAC, on the one hand, and the Company, on the other hand, shall each notify the other in writing promptly after learning of any stockholder demands, other stockholder Actions (including derivative claims) or Actions brought by any third-party relating to this Agreement, any related agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of SPAC, any of SPAC or its Subsidiaries or any of their respective Representatives (in their capacity as a Representative of SPAC or any of its Subsidiaries), or, in the case of the Company, any of the Company or its Subsidiaries or any of their respective Representatives (in their capacity as a Representative of the Company or any of its Subsidiaries). SPAC and the Company shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation, (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) SPAC or any of its Subsidiaries or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed), or (y) the Company or any of its Subsidiaries any or any of their respective Representatives settle or compromise any Transaction Litigation without the prior written consent of SPAC (not to be unreasonably withheld, conditioned or delayed).

Section 8.07        Indemnification and Insurance.

(a)         From and after the Acquisition Merger Effective Time, the Surviving Corporation and the Surviving Subsidiary Company shall indemnify and hold harmless each present and former director and officer of the Company, SPAC and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Acquisition Merger Effective Time, whether asserted or claimed prior to, at or after the Acquisition Merger Effective Time, to the fullest extent that the Company or its Subsidiaries, on the one hand, or SPAC or its Subsidiaries, on the other hand, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, bylaws or other organizational documents in effect on the Original Effective Date to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, the Surviving Corporation shall, and shall cause the Surviving Subsidiary Company and its Subsidiaries to, (i) maintain for a period of not less than six (6) years from the Acquisition Merger Effective Time provisions in its certificate of incorporation (if applicable), bylaws and other organizational documents concerning the indemnification and exculpation (including provisions relating to expense advancement and reimbursement) of officers, directors and managers that are no less favorable to those Persons than the provisions of such certificates of incorporation (if applicable), bylaws and other organizational documents as of the Original Effective Date and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. The Surviving Corporation shall assume, and be liable for, and shall cause the Surviving Subsidiary Company and their respective Subsidiaries to honor, each of the covenants in this Section 8.07.

(b)         For a period of six years from the Acquisition Merger Effective Time, the Surviving Corporation shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance (“D&O Insurance”) covering those Persons who are currently covered by the Company’s or its Subsidiaries’ directors’ and officers’ liability insurance policies (true and correct copies of which have been heretofore made available to SPAC or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Surviving Corporation or its Subsidiaries be required to pay an annual premium for such insurance in excess of the lower of (x) $2.25 million and (y) an annual premium amount for such insurance that is reasonably obtainable from a reputable insurance carrier; provided, however, that (i) the Company may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Acquisition Merger Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.07 shall be continued in respect of such claim until the final disposition thereof.

(c)         Prior to the Acquisition Merger Effective Time, SPAC shall purchase a prepaid “tail” policy (a “SPAC Tail Policy”) with respect to the D&O Insurance covering those persons who are currently covered by SPAC’s directors’ and officers’ liability insurance policies. If SPAC elects to purchase such SPAC Tail Policy prior to the Acquisition Merger Effective Time, the Surviving Corporation will maintain such SPAC Tail Policy in full force and effect for a period of no less than six years after the Acquisition Merger Effective Time and continue to honor SPAC’s obligations thereunder.

(d)         Notwithstanding anything contained in this Agreement to the contrary, this Section 8.07 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on SPAC and the Surviving Subsidiary Company and all successors and assigns of SPAC and the Surviving Subsidiary Company. In the event that SPAC, the Surviving Subsidiary Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, SPAC and the Surviving Subsidiary Company shall ensure that proper provision shall be made so that the successors and assigns of SPAC or the Surviving Subsidiary Company, as the case may be, shall succeed to the obligations set forth in this Section 8.07. The obligations of SPAC and the Surviving Subsidiary Company under this Section 8.07 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director and officer of the Company and each of its Subsidiaries to whom this Section 8.07 applies without the consent of the affected Person.

(e)         Prior to the Acquisition Merger Closing, Pubco, in consultation with and subject to the review and approval of SPAC (such approval not to be unreasonably withheld, conditioned or delayed), shall obtain directors’ and officers’ liability insurance that shall be effective as of the Acquisition Merger Closing and will cover those Persons who will be the directors and officers of the Surviving Corporation and its Subsidiaries (including the applicable current directors and officers of the Company and its Subsidiaries) at and after the Acquisition Merger Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s and its Subsidiaries’ directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on an Approved Exchange which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as the Surviving Corporation and its Subsidiaries (including the Surviving Subsidiary Company and its Subsidiaries from and after the Acquisition Merger Effective Time).

Section 8.08        Stock Exchange Listing. Each of SPAC, the Company and Pubco shall use its reasonable best efforts to cause the Pubco Class A Common Stock and the Pubco Preferred Stock to be issued in connection with the Transactions, including the shares of Pubco Class A Common Stock to be issued under this Agreement as Per Unit Consideration or SPAC Merger Consideration, the Pubco Class A Common Stock issuable upon conversion of the Pubco Preferred Stock and the Pubco Warrants (and the Pubco Class A Common Stock issuable upon exercise thereof) to be approved for listing on an Approved Exchange selected by SPAC and reasonably acceptable to the Company (taking into account the listing requirements of the Approved Exchange), as promptly as practicable following the issuance thereof, subject to official notice of issuance, on or prior to the Closing Date.

Section 8.09        Financing.

(a)         The Company shall take, or cause to be taken, as promptly as practicable after the Original Effective Date, all actions, and to do, or cause to be done, all things necessary (including enforcing its rights under the Company Financing Agreement), on or prior to the Acquisition Merger Closing Date, to consummate the transactions contemplated by the Company Financing Agreement on the terms and conditions described or contemplated therein, including using its reasonable efforts to enforce its rights under the Company Financing Agreement to cause Katmandu to pay the Private Placement Investment Amount in accordance with its terms; provided that the Company shall not be required to bring legal proceedings against Katmandu. Unless otherwise approved in writing by SPAC, the Company shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, the Company Financing Agreement.

(b)         SPAC may enter into one or more agreements with any investor (i) to effect Pre-Approved Financing Arrangements without any consent or approval required from the Company or (ii) pursuant to which SPAC may issue such other equity or non-equity securities as approved by the Company in writing in its sole discretion (such financing in clauses (i) and (ii), “Alternative Financing”). At the request of SPAC, the Company shall use its reasonable best efforts to assist SPAC in arranging any Alternative Financing.

Section 8.10        Section 16 Matters. Prior to the SPAC Merger Closing, the parties hereto and their respective boards of directors, or appropriate committees of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, as applicable, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the acquisition of Pubco Common Stock pursuant to this Agreement and the other agreements contemplated hereby by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Pubco following the Acquisition Merger Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 8.11        Director and Officer Appointments. SPAC and Pubco shall take all such action within their power as may be necessary or appropriate such that immediately following the Acquisition Merger Effective Time:

(a)         The board of directors of the Surviving Corporation shall initially consist of seven (7) directors, as follows:

(i)          two (2) directors, each of whom shall be designated by SPAC pursuant to written notice to be delivered to the Company as soon as reasonably practicable following the Original Effective Date and who shall qualify as “independent directors” under the rules of the Approved Exchange on which shares of Pubco Common Stock will be listed, and each of whom shall be designated as a Class II Director; and

(ii)         five (5) director nominees, each of whom shall be designated by the Company pursuant to written notice to be delivered to SPAC as soon as reasonably practicable following the Original Effective Date (it being understood that such designees shall be placed into classes in a manner that distributes all directors (including those designated by SPAC) as equally as possible among the three classes).

(b)         If any Person nominated pursuant to Section 8.11(a) is not duly elected at the Special Meeting, the parties shall take all necessary action to fill any such vacancy on board of directors of the Surviving Corporation with such Person or an alternative Person designated by the Company or SPAC pursuant to Section 8.11(a).

(c)         On the Acquisition Merger Closing Date, Pubco shall enter into customary indemnification agreements reasonably satisfactory to the Company with the individuals who will be directors or officers of the Surviving Corporation following the Acquisition Merger Effective Time, which indemnification agreements shall continue to be effective following the Acquisition Merger Closing.

Section 8.12        Employee Matters.

(a)         Equity Plans. Prior to the Acquisition Merger Effective Time, Pubco shall approve and adopt an incentive award plan providing for awards in the form of stock options, restricted stock, restricted stock units, performance units, stock appreciation rights, and other equity-based awards (the “Pubco Equity Incentive Plan”) in a form to be mutually agreed upon by SPAC and the Company (each acting reasonably) consistent with this Section 8.12. Within two (2) Business Days following the expiration of the sixty (60) day period following the date Pubco has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Pubco shall use its reasonable best efforts to file an effective registration statement on Form S-8 (or other applicable form, including Form S-3) with respect to the Pubco Common Stock issuable under the Pubco Equity Incentive Plan, and Pubco shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Pubco Equity Incentive Plan remain outstanding. The Pubco Equity Incentive Plan shall include an initial share reserve and annual evergreen increase in customary amounts to be mutually agreed upon by SPAC and the Company.

(b)         Employment Agreements. During the Interim Period, the Company shall use reasonable best efforts to enter into employment agreements (including invention assignment agreements and restrictive covenants) with such key employees of the Company as mutually determined by the Company and SPAC (provided, for the avoidance of doubt, that failure to enter into any such agreements shall not be a breach of this Agreement or result in the failure of any closing condition in Article IX), the effectiveness of which shall be conditioned on the Acquisition Merger Closing (collectively, the “Employment Agreements”). The Company shall consult with SPAC and consider in good faith the views of SPAC prior to entering into the Employment Agreements. For the avoidance of doubt, the Company shall obtain the approval of SPAC (not to be unreasonably conditioned, withheld or delayed) prior to entering into the Employment Agreements to the extent such approval is required pursuant to Section 6.01.

(c)         No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each party to this Agreement acknowledges and agrees that all provisions contained in this Section 8.12 are included for the sole benefit of Pubco and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of the Surviving Corporation, the Surviving Subsidiary Company or any of their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Acquisition Merger Closing or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 8.13        Escrow Agreement. The parties hereto shall mutually agree to, and the Company and SPAC shall enter into, an escrow agreement with an escrow agent to be mutually agreed between SPAC and the Company (the “Escrow Agent”) and the Earnout Participants (the “Escrow Agreement”) that governs (a) the escrow of the Earnout

Shares and the Earnout Units until such Earnout Shares and Earnout Units vest in accordance with this Agreement and (b) the escrow of dividends in respect of such Earnout Shares and the potential forfeiture of such dividends should any such Earnout Shares fail to vest in accordance with this Agreement.

Section 8.14        Extension.

(a)         SPAC will use commercially reasonable efforts, in accordance with applicable Law, NYSE rules and the SPAC Organizational Documents, to (i) amend the SPAC Organizational Documents to extend the time period for SPAC to consummate its initial business combination from March 18, 2023 to October 18, 2023 (such proposal, the “Extension Proposal”) and (ii) prepare (with the reasonable cooperation of the Company) and file with the SEC a proxy statement (such proxy statement, together with any amendments or supplements thereto, the “Extension Proxy Statement”) pursuant to which it shall seek the approval of the SPAC Stockholders of the Extension Proposal. After the Extension Proxy Statement is cleared by the SEC, SPAC shall (A) cause the Extension Proxy Statement to be disseminated to the SPAC Stockholders in compliance with applicable Law, (B) duly establish a record date for, give notice of, and convene and hold a meeting of the SPAC Stockholders (the “Extension Meeting”) in accordance with the SPAC Organizational Documents for a date no later than two (2) Business Days prior to March 18, 2023 (or such later date as the Company and SPAC shall agree), (C) solicit proxies from the holders of SPAC Common Stock to vote in favor of the Extension Proposal, and (D) provide an opportunity to its stockholders to have their SPAC Class A Common Stock redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth the SPAC Organizational Documents, the Trust Agreement, and the Extension Proxy Statement in conjunction with, inter alia, obtaining the approval of the SPAC Stockholders of the Extension Proposal; provided that, notwithstanding anything to the contrary set forth in this Section 8.14(a) to the extent (1) the SPAC Stockholder Approval (other than any precatory approvals) is obtained at any time before the Extension Meeting is held and (2) the Acquisition Merger Closing has occurred prior to March 18, 2023, all obligations under this Section 8.14(a) shall terminate and be of no further force or effect.

(b)         On the Amendment Date, concurrently with the execution of this Agreement, SPAC and Katmandu entered into a promissory note in the form set forth on Exhibit M (the “Promissory Note”) pursuant to which Katmandu agreed to advance up to $2,000,000.00 to SPAC, with any advances under the Promissory Note to be used by SPAC to pay SPAC Extension Expenses in accordance with Schedule 1.01(f) (the amount actually advanced under the Promissory Note or any additional promissory note from the Company or Katmandu to pay SPAC Extension Expenses, regardless of whether the actual amount is higher or lower than $2,000,000.00, the “Funded Extension Amount”). Notwithstanding anything to the contrary contained herein, including Section 10.03, the Promissory Note shall survive any termination of this Agreement.

Article IX

CONDITIONS TO OBLIGATIONS

Section 9.01        Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following conditions at or prior to the Closing, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a)         Antitrust Law Approval. Any applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.

(b)         No Prohibition. No Governmental Authority shall have been enacted, issued, promulgated, enforced or entered any Governmental Order which is then in effect and has the effect of making the Transactions, including the Mergers, illegal or otherwise prohibiting or enjoining consummation of the Transactions, including the Mergers.

(c)         Offer Completion. The Offer shall have been completed in accordance with the terms hereof and the Proxy Statement.

(d)         Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)         Net Tangible Assets. As of immediately prior to the SPAC Merger Effective Time, SPAC shall have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) of not less than five million one dollars ($5,000,001) remaining upon the consummation of the SPAC Merger Closing.

(f)          SPAC Stockholder Approval. The SPAC Stockholder Approval, other than any precatory approvals, shall have been obtained.

(g)         Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(h)         Listing. The Pubco Class A Common Stock (including the Pubco Class A Common Stock issuable upon conversion of the Pubco Preferred Stock) and Pubco Preferred Stock to be issued in connection with the transactions contemplated by this Agreement shall have been approved for listing on an Approved Exchange, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

Section 9.02        Additional Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing by SPAC:

(a)         Representations and Warranties.

(i)          Each of the representations and warranties of the Company, Pubco and Merger Sub contained in Section 4.06(a)-(e) (Capitalization), to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all but de minimis respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the Original Effective Date and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(ii)         Each of the representations and warranties of the Company, Pubco and Merger Sub contained in Section 4.01(a) (Corporate Organization of the Company and Pubco) and Section 4.06(f)-(g) (Capitalization) in each case shall, to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all material respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the Original Effective Date and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(iii)        Each of the representations and warranties of the Company, Pubco and Merger Sub contained in Section 4.03 (Due Authorization) and Section 4.17(b) (Brokers’ Fees) in each case shall, to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all material respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the Amendment Date and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(iv)        The representations and warranties of the Company contained in Section 4.21(a) (Absence of Changes) shall be true and correct in all respects as of the Original Effective Date.

(v)         Each of the representations and warranties of the Company, Pubco and Merger Sub contained in this Agreement other than the representations and warranties of the Company, Pubco and Merger Sub described in Section 9.02(a)(i), Section 9.02(a)(ii), Section 9.02(a)(iii) and Section 9.02(a)(iv), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein but giving effect to the use of the defined terms “Material Contract”) as of the Original Effective Date and as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)         Agreements and Covenants. The covenants of the Company, Pubco and Merger Sub to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)         Officer’s Certificate. The Company shall have delivered to SPAC a certificate signed by an officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a), Section 9.02(b) and Section 9.02(d) have been fulfilled.

(d)         Material Adverse Effect. Since the Original Effective Date, there shall have been no Material Adverse Effect.

(e)         Ancillary Agreements. The Company shall have delivered to SPAC executed counterparts of each Ancillary Agreement to which the Company, Pubco, Merger Sub or any Company Member is a party.

(f)          Good Standing Certificates. The Company shall have delivered to SPAC certificates of good standing for each of the Company, Merger Sub and Pubco that are dated no later than ten (10) days prior to the Closing.

Section 9.03        Additional Conditions to the Obligations of the Company, Pubco and Merger Sub. The obligations of the Company, Pubco and Merger Sub to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions at or prior to the Closing, any one or more of which may be waived in writing by the Company:

(a)         Representations and Warranties.

(i)          Each of the representations and warranties of SPAC contained in the first sentence of Section 5.09(a) (Financial Ability; Trust Account) and Section 5.15(a) (Capitalization), to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all but de minimis respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the Original Effective Date and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(ii)         Each of the representations and warranties of SPAC contained in Section 5.01 (Corporate Organization) and Section 5.15(b)-(c) (Capitalization) in each case shall, to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all material respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the Original Effective Date and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(iii)        Each of the representations and warranties of SPAC contained in Section 5.02 (Due Authorization) and Section 5.11 (Brokers’ Fees) in each case shall, to the extent that such representations and warranties are not qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all material respects, and, to the extent that such representations and warranties are qualified by any “materiality,” “Material Adverse Effect” or similar qualifiers, be true and correct in all respects, in each case as of the Amendment Date and as of the Closing as if made anew at and as of such time (except, in each case, to the extent any such representation and warranty expressly relates to an earlier date, and in such case, such representation and warranty shall be true and correct in such manner as of such earlier date).

(iv)        Each of the representations and warranties of SPAC contained in this Agreement (other than the representations and warranties of SPAC described in Section 9.03(a)(i), Section 9.03(a)(ii) or Section 9.03(a)(iii)), shall be true and correct (without giving any effect to any limitation as to “materiality,” “in all material respects” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Original Effective Date and as of the Closing as if made anew at and as of such time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, such representations and warranties shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a material adverse effect on SPAC or its ability to consummate the Transactions.

(b)         Agreements and Covenants. The covenants of SPAC to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)         Officer’s Certificate. SPAC shall have delivered to the Company a certificate signed by an officer of SPAC, dated Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)         Ancillary Agreements. SPAC shall have delivered to the Company executed counterparts of each Ancillary Agreement to which SPAC or Sponsor is a party.

Article X

TERMINATION/EFFECTIVENESS

Section 10.01      Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned only as follows:

(a)         by written consent of the Company and SPAC;

(b)         prior to the Closing, by written notice to the Company from SPAC if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company, then, for a period of up to 30 days (or any shorter period of the time that remains between the date SPAC provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from SPAC of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period; (ii) the Closing has not occurred on or before September 30, 2023, (the “Termination Date”); or (iii) the consummation of either Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if SPAC’s material breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further that the right to terminate this Agreement under Section 10.01(b)(iii) shall not be available if SPAC’s material breach of this Agreement has been the primary cause of, or primarily resulted in, such Governmental Order or other Law; provided, further, that the right to terminate this Agreement under Section 10.01(b)(i) or Section 10.01(b)(ii) shall not be available if SPAC is in breach of its obligations under this Agreement on such date such that the conditions set forth in Section 9.03(a) or Section 9.03(b) would not be satisfied as of the proposed termination date;

(c)         prior to the Closing, by written notice to SPAC from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SPAC set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating SPAC Breach”), except that, if any such Terminating SPAC Breach is curable by SPAC, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by SPAC of notice from the Company of such breach (the “SPAC Cure Period”), such termination shall not be effective, and such termination shall become effective only if the

Terminating SPAC Breach is not cured within the SPAC Cure Period; (ii) the Closing has not occurred on or before (A) the Termination Date or (B) two (2) days after the Special Meeting; or (iii) the consummation of either Merger is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or other Law; provided that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s material breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided, further that the right to terminate this Agreement under Section 10.01(c)(iii) shall not be available if the Company’s material breach of this Agreement has been the primary cause of, or primarily resulted in, such Governmental Order or other Law; provided, further, that the right to terminate this Agreement under Section 10.01(c)(i) or Section 10.01(c)(ii) shall not be available if the Company is in breach of its obligations under this Agreement on such date such that the conditions set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied as of the proposed termination date;

(d)         by written notice from either the Company or SPAC to the other if the SPAC Stockholder Approval is not obtained at the Special Meeting (subject to any adjournment, postponement or recess of the meeting);

(e)         by written notice from the Company to SPAC prior to SPAC obtaining the SPAC Stockholder Approval if the SPAC Board shall have (i) failed to include the SPAC Board Recommendation in the Proxy Statement distributed to its stockholders or (ii) made a SPAC Board Change in Recommendation; provided that in the case of this clause (e), the Company exercises its termination right within ten (10) Business Days after such SPAC Board Change in Recommendation or failure to include the SPAC Board Recommendation in the Proxy Statement;

(f)          by written notice from SPAC to the Company prior to obtaining the Company Requisite Approval if the Company Board shall have failed to include the Company Board Recommendation in the Consent Solicitation Statement distributed to its stockholders;

(g)         by written notice from SPAC to the Company if Katmandu is in material default on its obligations under the Promissory Note;

(h)         by written notice from SPAC to the Company if the Company Requisite Approval has not been obtained within twenty-four (24) hours following the date that the Consent Solicitation Statement is disseminated by the Company to the Company Unitholders pursuant to Section 8.03(a);

(i)          prior to the Closing, by written notice from SPAC to the Company if (i) all the conditions set forth in Section 9.01 and Section 9.03 have been, and continue to be, satisfied or waived (other than those conditions that by their nature are to be satisfied at the SPAC Merger Closing and/or the Acquisition Merger Closing, each of which shall be capable of being satisfied if the Closing Date were the date of such termination), (ii) the Company fails to consummate the Acquisition Merger on or prior to the day when the Acquisition Merger is required to occur pursuant to Section 2.02, (iii) SPAC shall have irrevocably confirmed in writing to the Company that it is ready, willing and able to consummate the Closing and (iv) the Company fails to effect the Closing within five (5) Business Days following delivery of such confirmation;

(j)          by written notice from either the Company or SPAC to the other if SPAC is not listed on an Approved Exchange or is not in compliance with the listing standards of the Approved Exchange on which SPAC is then listed, in each case, as a result of the redemption of shares of SPAC Common Stock in connection with the Extension Meeting (each, a “Listing Failure Condition”); provided that, for a period of up to 90 days after receipt by SPAC of notice from the Company or the applicable Approved Exchange of such Listing Failure Condition (the “Listing Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Listing Failure Condition is not cured within the Listing Cure Period; provided further that the right to terminate this Agreement under Section 10.01(j) shall not be available if the Company is in breach of its obligations under this Agreement on such date such that the conditions set forth in Section 9.02(a) or Section 9.02(b) would not be satisfied as of the proposed termination date;

(k)         by written notice from SPAC to the Company if the Company or any of its Subsidiaries agrees to enter into any binding agreement described on Schedule 10.01(k) without SPAC’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; or

(l)          by written notice from either the Company or SPAC to the other if all conditions to Closing in Article IX have been satisfied (except for those that by their nature can only be satisfied at the Closing but are expected to be satisfied) except for the condition in Section 9.01(h).

Section 10.02      Termination Fee.

(a)         In the event this Agreement is terminated (i) by SPAC in accordance with Section 10.01(b), Section 10.01(f), Section 10.01(g), Section 10.01(h), Section 10.01(i), Section 10.01(k) or Section 10.01(l), (ii) by the Company in accordance with Section 10.01(c)(ii) at a time when SPAC is entitled to terminate this Agreement pursuant to Section 10.01(b), Section 10.01(f),Section 10.01(g), Section 10.01(h), Section 10.01(i), Section 10.01(k) or Section 10.01(l) or (iii) by the Company in accordance with Section 10.01(c)(iii) if the final, non-appealable Governmental Order or other Law is not generally applicable to all special purpose acquisition companies and not primarily caused by any action or inaction of SPAC, the Company shall pay or cause to be paid to SPAC (or its designees) a fee equal to the Termination Fee (x) within two (2) Business Days after the date of such termination if the Termination Fee is the Default Termination Fee or (y) within twelve (12) months after the date of such termination if the Termination Fee is the Reduced Termination Fee, in each case by wire transfer of same-day funds to one or more accounts designated by SPAC; provided that, (A) in no event shall the Termination Fee be payable if (I) Company terminates this Agreement pursuant to Section 10.01(c)(i) or Section 10.01(j), or (II) this Agreement is terminated at a time when the Company is entitled to terminate this Agreement pursuant to Section 10.01(c)(i) or Section 10.01(j), (B) in no event shall the Company be required to pay the Termination Fee more than once, and (C) in no event will SPAC be entitled to both (I) a remedy of specific performance that enforces the Closing and (II) the receipt of the Termination Fee.

(b)         The parties acknowledge that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties hereto would not enter into this Agreement. In addition, if the Company fails to pay in a timely manner any amount due to SPAC pursuant to this Section 10.02, then (i) the Company shall reimburse SPAC for all costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts and (ii) the Company shall pay to SPAC interest on the amounts payable pursuant to this Section 10.02 from and including the date payment of such amounts was due to but excluding the date of actual payment at a rate equal to three percent (3%) plus the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.

(c)         Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is validly terminated in accordance with its terms and the Termination Fee is due and payable under the terms hereof then, the SPAC’s sole and exclusive remedy shall be to receive the applicable Termination Fee (and any interest and other amounts payable to SPAC pursuant to Section 10.02(b) or the Promissory Note (collectively, “Interests and Reimbursements”)) from the Company, and upon SPAC’s receipt of the Termination Fee (and any Interests and Reimbursements), none of SPAC or any SPAC Related Party shall have any further liability or obligation relating to or arising out of this Agreement, any Ancillary Agreement, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any conduct relating hereto or thereto. Notwithstanding anything to the contrary herein, SPAC’s rights (i) to receive payment of the applicable Termination Fee and any Interests and Reimbursements shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of SPAC and any of its former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “SPAC Related Parties”) against the Company, Pubco and Merger Sub, and any of their respective former, current, or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents or any former, current or future general or limited partners, direct or indirect stockholders or equityholders, managers, members, directors, officers, employees, Affiliates, Representatives or agents of any of the foregoing (collectively, the “Company Related Parties”) for any loss, cost, damage or expense suffered with respect to this Agreement, the Ancillary Agreements, the transactions contemplated hereby and thereby or any conduct relating hereto or thereto (including any breach by the Company for Actual Fraud), the termination of this Agreement, the failure of the transactions contemplated by this Agreement to be consummated or any breach of this Agreement by the Company (whether willfully, intentionally, unintentionally or otherwise (including, for the avoidance of doubt, Actual Fraud)), and none of the Company Related Parties shall have any liability or obligation to SPAC, its Affiliates or the other SPAC Related Parties under any theory relating to or arising out of this Agreement, any Ancillary Agreements, any other agreement executed in connection herewith or the transactions contemplated hereby or thereby or any conduct relating hereto or thereto or any claims or actions under applicable Law arising out of any such breach, termination or failure. In no event will SPAC be entitled to payment of monetary damages (including in connection with a Willful Breach or Actual Fraud) other than the Termination Fee and any Interests and Reimbursements after the termination of this Agreement.

Section 10.03      Effect of Termination. Subject to the right to receive the Termination Fee and any Interest and Reimbursements pursuant to Section 10.02 hereof and subject to the next sentence of this Section 10.03, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees or stockholders whatsoever. The provisions of Section 4.31 (No Additional Representations and Warranties; No Outside Reliance), Section 5.21 (No Additional Representations and Warranties; No Outside Reliance), Section 6.05 (No Claim Against the Trust Account), Section 8.05(b) (Confidentiality; Publicity), Section 10.02 (Termination Fee), this Section 10.03 (Effect of Termination) and Article XI (Miscellaneous) (collectively, the “Surviving Provisions”), the Promissory Note and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI

MISCELLANEOUS

Section 11.01      Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

Section 11.02      Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed (without any “bounce back” or similar error message) addressed as follows:

(a)         If to SPAC, to:

FAST Acquisition Corp. II

109 Old Branchville Road

Ridgefield, CT 06877

Attn:      Doug Jacob

Garrett Schreiber

E-mail:  [***]

[***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention:  Stefan G. dePozsgay

Evan M. D’Amico

Andrew Fabens

Email:   [***]

[***]

[***]

(b)         If to the Company, Merger Sub or Pubco to:

Falcon’s Beyond

6996 Piazza Grande Avenue, Suite 301

Orlando, Florida 32835

Attn:      Scott Demerau

Cecil Magpuri

E-mail:  [***]

with a copy (which shall not constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020
Attn:      Matthew Kautz

James Hu

E-mail:  [***]

[***]

or to such other address or addresses as the parties may from time to time designate in writing.

Section 11.03      Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04      Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, (i) the present and former officers and directors of the Company and SPAC (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.07 and (ii) Jefferies and Sponsor are intended third-party beneficiaries of, and may enforce, Section 3.01(c) and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 (Non-Recourse) and Section 11.17 (Acknowledgements).

Section 11.05      Expenses. Except as otherwise provided herein (including Section 3.07 (Payment of Expenses), Section 6.03 (HSR Act and Antitrust Approvals), Section 7.01(e) (HSR Act and Antitrust Approvals), Section 8.01 (Support of Transaction), Section 8.02(a) (Preparation of Registration Statement; Special Meeting; Solicitation of Company Requisite Approval), Section 8.04(a) (Tax Matters) or Section 8.14(b) (Extension)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.06      Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07      Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08      Schedules, SPAC Schedules and Exhibits. Any disclosure made by a party in the Schedules or the SPAC Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules (in each case, of the Schedules or the SPAC Schedules, as applicable) to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule or SPAC Schedule, as applicable. Certain information set forth in the Schedules and SPAC Schedules is included solely for informational purposes.

Section 11.09      Entire Agreement. This Agreement, the Schedules, the SPAC Schedules, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

Section 11.10      Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties shall, to the extent permitted by Law, not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.12      Jurisdiction; Waiver of Trial by Jury. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby (whether in contract, tort or otherwise), shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.13      Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such injunction. Notwithstanding anything to the contrary, SPAC shall not be entitled to any specific performance or any other equitable remedy against the Company, Pubco or Merger Sub to cause the Closing to occur pursuant to Section 2.02.

Section 11.14      Non-Recourse. This Agreement may only be enforced against, and any claim, obligation, liability or cause of action (whether in contract or in tort, in law or in equity, or granted by statute) based upon, in respect of, arising under, out or by reason of, be connected with, or related in any manner to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto in the preamble to this Agreement, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, Affiliate, affiliated (or commonly advised) fund, agent, lender, attorney, advisor or representative, or any of their respective assignees or successors, of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, general or limited partner, stockholder, controlling Person, direct or indirect equityholder, manager, Affiliate, affiliated (or commonly advised) fund, agent, attorney, lender, advisor or representative, or any of their respective assignees or successors, of any of the foregoing (collectively, the “Non-Recourse Parties”) shall have any liability (whether in contract, tort, law, equity, granted by statute or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, SPAC, Pubco or Merger Sub under this Agreement of or for any claim or cause of action based on, in respect of, arising under, out or by reason of, be connected with, or related in any manner to this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby. To the maximum extent permitted by applicable Law, each of the entities expressly named as parties hereto, on behalf of itself and its controlled Affiliates, hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Notwithstanding anything to the contrary contained herein, nothing in this Section 11.14 shall limit any of the rights of the parties to the Ancillary Agreements to enforce, or to bring any claim or cause of action based upon, arising out of or related to, any Ancillary Agreement against Non-Recourse Party to the extent such Non-Recourse Party is a party to such Ancillary Agreement.

Section 11.15      Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof other than in the event of Actual Fraud), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) Section 4.31 and Section 5.21 and (c) this Article XI.

Section 11.16      Legal Representation.

(a)         SPAC, the Company, Pubco and Merger Sub on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Merger Closing between or among (i) Sponsor, the stockholders or holders of other equity interests of SPAC or Sponsor and/or any of their respective directors, members, partners, officers, employees or Affiliates (other than SPAC) (collectively, the “Fast Group”), on the one hand, and (ii) SPAC and/or any member of the Company Group (as defined below), on the other hand, any legal counsel, including Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), that represented SPAC or a member of the Fast Group prior to the Acquisition Merger Closing may represent any member of the Fast Group in such dispute even though the interests of such Persons may be directly adverse to SPAC, and even though such counsel may have represented SPAC in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC and/or a member of the Fast Group. Neither SPAC nor the Company shall seek to or have Gibson Dunn disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Fast Group by Gibson Dunn. The parties to this Agreement hereby waive any potential conflict of interest arising from such prior representation and each party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such party has consulted with counsel in connection therewith. SPAC and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Acquisition Merger Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among SPAC, Sponsor and/or any other member of the Fast Group, on the one hand, and Gibson Dunn, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Mergers and belong to the Fast Group after the Acquisition Merger Closing, and shall not pass to or be claimed or controlled by SPAC.

(b)         SPAC, the Company, Pubco and Merger Sub, on behalf of their respective successors and assigns, hereby agree that, in the event a dispute with respect to this Agreement or the transactions contemplated hereby arises after the Acquisition Merger Closing between or among (i) the stockholders or holders of other equity interests of the Company and any of their respective directors, members, partners, officers, employees or Affiliates (other than SPAC) (collectively, the “Company Group”), on the one hand, and (ii) SPAC and/or any member of the Fast Group, on the other hand, any legal counsel, including White & Case LLP (“White & Case”) that represented the Company prior to the Acquisition Merger Closing may represent any member of the Company Group in such dispute even though the interests of such Persons may be directly adverse to SPAC, and even though such counsel may have represented

SPAC and/or the Company in a matter substantially related to such dispute, or may be handling ongoing matters for SPAC. Neither SPAC nor the Company shall seek to or have White & Case disqualified from any such representation with respect to this Agreement or the Transactions based upon the prior representation of the Company Group by White & Case. The parties to this Agreement hereby waive any potential conflict of interest arising from such prior representation and each party shall cause its respective Affiliates to consent to waive any potential conflict of interest arising from such representation. Each party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such party has consulted with counsel in connection therewith. SPAC and the Company, on behalf of their respective successors and assigns, further agree that, as to all legally privileged communications prior to the Acquisition Merger Closing (made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby) between or among the Company and/or any member of the Company Group, on the one hand, and White & Case, on the other hand, the attorney/client privilege and the expectation of client confidence shall survive the Merger and belong to the Company Group after the Acquisition Merger Closing, and shall not pass to or be claimed or controlled by SPAC.

(c)         The covenants, consents and waivers contained in this Section 11.16 shall not be deemed exclusive of any other rights to which Gibson Dunn or White & Case are entitled whether pursuant to law, contract or otherwise.

(d)         This Section 11.16 is intended for the benefit of, and shall be enforceable by, the Fast Group and the Company Group. This Section 11.16 shall be irrevocable, and no term of this Section 11.16 may be amended, waived, or modified without the prior written consent of Gibson Dunn or White & Case, as applicable.

Section 11.17      Acknowledgements. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company, Pubco and Merger Sub Representations constitute the sole and exclusive representations and warranties of the Company, Pubco and Merger Sub in connection with the transactions contemplated hereby; (iii) the SPAC Representations constitute the sole and exclusive representations and warranties of SPAC; (iv) except for the Company, Pubco and Merger Sub Representations by the Company, Pubco and Merger Sub, and the SPAC Representations by SPAC, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the Company, Pubco and Merger Sub Representations by the Company, Pubco and Merger Sub, the SPAC Representations by SPAC and the other representations expressly made by a Person in any Ancillary Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, SPAC, the Company, Pubco and Merger Sub have caused this Agreement to be executed and delivered as of the Amendment Date by their respective officers thereunto duly authorized.

FAST ACQUISITION CORP. II
By:	/s/ Garrett Schreiber
	Name:	Garrett Schreiber
	Title:	CFO

[Signature Page to Amended and Restated Agreement and Plan of Merger]

IN WITNESS WHEREOF, SPAC, the Company, Pubco and Merger Sub have caused this Agreement to be executed and delivered as of the Amendment Date by their respective officers thereunto duly authorized.

FALCON’S BEYOND GLOBAL, LLC
By:	/s/ L. Scott Demerau
	Name:	L. Scott Demerau
	Title:	Executive Chairman

[Signature Page to Amended and Restated Agreement and Plan of Merger]

IN WITNESS WHEREOF, SPAC, the Company, Pubco and Merger Sub have caused this Agreement to be executed and delivered as of the Amendment Date by their respective officers thereunto duly authorized.

FALCONS BEYOND GLOBAL, INC.
By:	/s/ L. Scott Demerau
	Name:	L. Scott Demerau
	Title:	Executive Chairman

[Signature Page to Amended and Restated Agreement and Plan of Merger]

IN WITNESS WHEREOF, SPAC, the Company, Pubco and Merger Sub have caused this Agreement to be executed and delivered as of the Amendment Date by their respective officers thereunto duly authorized.

PALM MERGER SUB, LLC
By:	/s/ L. Scott Demerau
	Name:	L. Scott Demerau
	Title:	Executive Chairman

[Signature Page to Amended and Restated Agreement and Plan of Merger]

Exhibit A
Company Financing Agreement

[Previously filed as Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed July 12, 2022 and incorporated herein by reference]

A-1

Exhibit B
Sponsor Agreement

[Attached as Exhibit 10.1 to this Current Report on Form 8-K]

B-1

Exhibit C
Support Agreement

[Attached as Exhibit 10.2 to this Current Report on Form 8-K]

C-1

Exhibit D
Tax Receivable Agreement

[Previously filed as Exhibit D to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed July 12, 2022 and incorporated herein by reference]

D-1

Exhibit E
Registration Rights Agreement

[Previously filed as Exhibit E to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed July 12, 2022 and incorporated herein by reference]

E-1

Exhibit F
Pubco Delaware Charter

FORM OF CERTIFICATE OF INCORPORATION

OF

Falcon’s Beyond Global, Inc.

ARTICLE I
NAME

The name of the Corporation is Falcon’s Beyond Global, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is [•]. The name of its registered agent at such address is [•].

ARTICLE III
PURPOSE AND DURATION

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”). The Corporation is to have a perpetual existence.

ARTICLE IV
CAPITALIZATION

Section 4.1 The total number of shares of all classes of stock that the Corporation shall have authority to issue is [•], consisting of (i) [•] shares of common stock, divided into (a) [•] shares of Class A common stock, par value $[•] per share (the “Class A Common Stock”) and (b) [•] shares of Class B common stock, par value $[•] per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (ii) [•] shares of preferred stock, par value $[•] per share (“Preferred Stock”).

Section 4.2 Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the outstanding stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor. Notwithstanding the immediately preceding sentence, the number of authorized shares of any particular class may not be decreased below the number of shares of such class then outstanding, plus, in the case of Class A Common Stock, the number of shares of Class A Common Stock issuable in connection with (a) the exchange of all outstanding shares of Class B Common Stock, together with the corresponding Common Units (as defined in the Amended and Restated Operating Agreement of Falcon’s Beyond Global, LLC, a Delaware limited liability company (“Falcon’s”), as such agreement may be amended from time to time (the “Falcon’s A&R Operating Agreement”)), pursuant to the Falcon’s A&R Operating Agreement and (b) the exercise of outstanding options, warrants, exchange rights, conversion rights or similar rights for shares of Class A Common Stock.

Section 4.3 Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board”) is hereby authorized to provide from time to time by resolution or resolutions for the creation and issuance, out of the authorized and unissued shares of Preferred Stock, of one or more series of Preferred Stock by filing a certificate (a “Certificate of Designation”) pursuant to the DGCL, setting forth such resolution and, with respect to each such series, establishing the designation of such series and the number of shares to be included in such series and fixing the voting powers (full or limited, or no voting power), preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of the shares of each such series, including without limitation thereof, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the fullest extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolution or resolutions providing for the establishment of any series of Preferred Stock may, to the extent permitted by law, provide that such series shall be superior to, rank equally with or be junior to the Preferred Stock of any other series. The powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock may be different from those of any and all other series at any time outstanding. Except as otherwise expressly provided in this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate of Incorporation. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL. Unless otherwise provided in the Certificate of Designation establishing a series of Preferred Stock, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.4 Common Stock.

(a)     Voting Rights.

(1)    Each holder of Class A Common Stock will be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and each holder of Class B Common Stock will be entitled to one vote for each share of Class B Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, except that, in each case, to the fullest extent permitted by law and subject to Section 4.4(a)(2), holders of shares of each class of Common Stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of any outstanding Preferred Stock if the holders of such Preferred Stock are entitled to vote as a separate class thereon under this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or under the DGCL.

(2)    (a) The holders of the outstanding shares of Class A Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class B Common Stock and (b) the holders of the outstanding shares of Class B Common Stock shall be entitled to vote separately upon any amendment to this Certificate of Incorporation (including by merger, consolidation, reorganization or similar event) that would alter or change the powers, preferences or special rights of such class of Common Stock in a manner that is disproportionately adverse as compared to the Class A Common Stock.

(3)    Except as otherwise required in this Certificate of Incorporation or by applicable law, the holders of Common Stock will vote together as a single class on all matters (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of Preferred Stock).

(b)     Dividends; Stock Splits or Combinations.

(1)    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Class A Common Stock with respect to the payment of dividends, such dividends and other distributions of cash, stock or property may be declared and paid on the Class A Common Stock out of the assets of the Corporation that are by law available therefor, at the times and in the amounts as the Board in its discretion may determine.

(2)    Except as provided in Section 4.4(b)(3) with respect to stock dividends, dividends of cash or property shall not be declared or paid on shares of Class B Common Stock.

(3)    In no event will any stock dividend, stock split, reverse stock split, combination of stock, reclassification or recapitalization be declared or made on any class of Common Stock (each, a “Stock Adjustment”) unless (a) a corresponding Stock Adjustment for all other classes of Common Stock not so adjusted at the time outstanding is made in the same proportion and the same manner and (b) the Stock Adjustment has been reflected in the same economically equivalent manner on all Common Units. Stock dividends with respect to each class of Common Stock may only be paid with shares of stock of the same class of Common Stock.

(c)     Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential and other amounts, if any, to which the holders of Preferred Stock are entitled, if any, the holders of all outstanding shares of Class A Common Stock will be entitled to receive, pari passu, an amount per share equal to the par value thereof, and thereafter the holders of all outstanding shares of Class A Common Stock will be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares of Class A Common Stock. Without limiting the rights of the holders of Class B Common Stock to exchange their shares of Class B Common Stock, together with the corresponding Common Units, for shares of Class A Common Stock in accordance with a Redemption (or for the consideration payable in respect of shares of Class A Common Stock in such voluntary or involuntary liquidation, dissolution or winding-up), the holders of shares of Class B Common Stock, as such, will not be entitled to receive, with respect to such shares, any assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(d)     Cancellation of Class B Common Stock. No holder of Class B Common Stock may transfer shares of Class B Common Stock to any person unless such holder transfers a corresponding number of Common Units in accordance with the provisions of the Falcon’s A&R Operating Agreement. If any outstanding share of Class B Common Stock ceases to be held by a holder of the corresponding Common Unit, including any share of Class B Common Stock exchanged for a share of Class A Common Stock in accordance with a Redemption, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and retired and restored to the status of an authorized but unissued share of Class B Common Stock of the Corporation.

(e)     Further Issuances of Class B Common Stock. No shares of Class B Common Stock shall be issued at any time after the completion of the Corporation’s initial public offering, except (a) to one or more new or existing members of Falcon’s to whom Common Units are also issued, (b) to a member of Falcon’s holding Common Units in a number necessary to maintain a one-to-one ratio between the number of Common Units and the number of shares of Class B Common Stock outstanding or (c) for the issuance of shares of Class B Common Stock in connection with a stock dividend, stock split, reclassification or similar transaction that affects proportionately all outstanding shares of Common Stock and is in accordance with the provisions of this Certificate of Incorporation.

ARTICLE V
BOARD OF DIRECTORS

For the management of the business and for the conduct of the affairs of the Corporation it is further provided that:

Section 1. Except as otherwise provided in this Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided in this Certificate of Incorporation, the number of directors which shall constitute the whole Board shall be fixed exclusively by one or more resolutions adopted from time to time by the Board. In no event shall any decrease in the size of the Board shorten the term of any incumbent director.

Section 2. The directors (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) shall be divided into three classes, designated Class I, Class II and Class III. Class I directors shall initially serve until the first annual meeting of stockholders following the initial effectiveness of this Section 2 of this Article V (the “Classification Effective Time”); Class II directors shall initially serve until the second annual meeting of stockholders following the Classification Effective Time; and Class III directors shall initially serve until the third annual meeting of stockholders following the Classification Effective Time. Commencing with the first annual meeting of stockholders following the Classification Effective Time, directors of each class the term of which shall then expire shall be elected to hold office for a three-year term and until the election and qualification of their respective successors in office. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III, with such assignment becoming effective as of the Classification Effective Time. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.

Section 3. Subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding shares of stock of the Corporation entitled to vote on the election of such director, voting together as a single class.

Section 4. Except as otherwise expressly required by law, and subject to the special rights of the holders of one or more series of Preferred Stock to elect directors, any vacancies on the Board resulting from death, resignation, disqualification, retirement, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director appointed in accordance with the preceding sentence shall hold office for a term that shall coincide with the remaining term of the class to which the director shall have been appointed and until such director’s successor shall have been elected and qualified or until his or her earlier death, resignation, disqualification, retirement or removal. A vacancy in the Board shall be deemed to exist under this Certificate of Incorporation in the case of the death, removal, resignation or disqualification of any director.

Section 5. During any period when the holders of any series of Preferred Stock have the special right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such series of Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by this Certificate of Incorporation (including any Certificate of Designation establishing any series of Preferred Stock), whenever the holders of any series of Preferred Stock having the special right to elect additional directors are divested of such right pursuant to this Certificate of Incorporation (including any such Certificate of Designation), the terms of office of all such additional directors elected by the holders of such series, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and each such director shall cease to be qualified as (and shall cease to be) a director, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 6. The directors of the Corporation need not be elected by written ballot unless the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”) so provide.

Section 7. Except as may otherwise be set forth in the resolution or resolutions of the Board providing for the issuance of one or more series of Preferred Stock, and then only with respect to such series of Preferred Stock, cumulative voting in the election of directors is specifically denied.

ARTICLE VI
STOCKHOLDERS

Section 1. For so long as the holders of shares of Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action that is required or permitted to be taken by the stockholders of the Corporation may be effected by consent in lieu of a meeting and if the holders of shares of Class B Common Stock do not beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in lieu of a meeting. Notwithstanding the foregoing, any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

Section 2. Subject to the special rights of the holders of one or more series of Preferred Stock, special meetings of the stockholders of the Corporation may be called, for any purpose or purposes, at any time only by or at the direction of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer, in each case, in accordance with the Bylaws, and shall not be called by stockholders or any other Person or Persons; provided, that for so long as the holders of shares of Class B Common Stock beneficially own, directly or indirectly, a majority of the total voting power of stock entitled to vote generally in election of directors, special meetings of stockholders for any purpose or purposes may also be called by or at the request of stockholders of the Corporation collectively holding shares of capital stock of the Corporation representing a majority of the total voting power of stock entitled to vote generally in election of directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

Section 3. Advance notice of stockholder nominations for the election of directors and of other business proposed to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

ARTICLE VII
LIABILITY AND INDEMNIFICATION

Section 1. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors or officer, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended, automatically and without further action, upon the date of such amendment.

Section 2. The Corporation, to the fullest extent permitted by law, may indemnify and advance expenses to any Person made or threatened to be made a party to an action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Section 3. Neither any amendment nor repeal of this Article VII, nor the adoption by amendment of this Certificate of Incorporation of any provision inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising (or that, but for this Article VII, would accrue or arise) prior to such amendment or repeal or adoption of an inconsistent provision.

ARTICLE VIII
EXCLUSIVE FORUM

Section 1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Chancery Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee, agent or stockholder of the Corporation to the Corporation or to the Corporation’s stockholders, (iii) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws, or (iv) any action, suit or proceeding asserting a claim against the Corporation, its current or former directors, officers, employees, agents or stockholders governed by the internal affairs doctrine. If any action the subject matter of which is within the scope of this Section 1 of this Article VIII is filed in a court other than the Chancery Court (a “Foreign Action”) by any stockholder (including any beneficial owner), to the fullest extent permitted by law, such stockholder shall be deemed to have consented to: (a) the personal jurisdiction of the Chancery Court in connection with any action brought in any such court to enforce this Section 1 of this Article VIII; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Section 3. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VIII.

ARTICLE IX
AMENDMENT OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

Section 1. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by this Certificate of Incorporation and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Persons are granted by and pursuant to this Certificate of Incorporation in its current form or as hereafter amended. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by law or by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the affirmative vote of the holders of at least 66⅔% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required to alter, amend or repeal, or to adopt any provision inconsistent with, Articles V, VI, VII, VIII, and X of this Certificate of Incorporation and this Article IX.

Section 2. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the Bylaws without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation. The stockholders may also make, repeal, alter, amend or rescind, in whole or in part, the Bylaws; provided, however, that notwithstanding any other provisions of this Certificate of Incorporation, the Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of capital stock of the Corporation or any particular class or series thereof required by this Certificate of Incorporation (including any Certificate of Designation in respect of one or more series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock entitled to vote at an election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend or repeal, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

ARTICLE X
DGCL SECTION 203 AND BUSINESS COMBINATIONS

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below), at any point in time at which time the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any interested stockholder (as defined below) for a period of three (3) years following the time that such stockholder became an interested stockholder, unless:

1.      prior to such time, the Board approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, or

2.      upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

3.      at or subsequent to such time, the business combination is approved by the Board and authorized or approved at an annual or special meeting of stockholders (and, notwithstanding anything to the contrary herein, not by written consent) by the affirmative vote of at least two-thirds of the then-outstanding voting stock of the Corporation that is not owned by the interested stockholder.

Solely for purposes of this Article X only, references to:

1.      “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

2.      “associate,” when used to indicate a relationship with any person, means: (a) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (b) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

3.      “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

a.      any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (1) with the interested stockholder or (2) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation this Article X is not applicable to the surviving entity;

b.      any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation, which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the then outstanding stock of the Corporation;

c.      any transaction that results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (1) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which securities were outstanding prior to the time that the interested stockholder became such; (2) pursuant to a merger under Section 251(g) of the DGCL; (3) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary, which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (4) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (5) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (3) through (5) of this subsection (c) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

d.      any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary that is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption or other transfer of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

e.      any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subsections (a) through (d) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

4.      “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of the Corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Article X, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

5.      “Exempt Transferee” means (A) any person that acquires (other than in an Excluded Transfer) directly from a Principal Stockholder or any of its affiliates or successors ownership of 15% or more of the voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X; and (B) any person that acquires (other than in an Excluded Transfer) directly from a person described in clause (A) of this definition or from any other Exempt Transferee ownership of voting stock of the Corporation, and is designated in writing by the transferor as an “Exempt Transferee” for the purpose of this Article X.

6.      “Excluded Transfer” means (a) a transfer to a Person that is not an affiliate of the transferor, which transfer is by gift or otherwise not for value, including a transfer by dividend or distribution by the transferor, (b) a transfer in a public offering that is registered under the Securities Act, (c) a transfer to one or more broker-dealers or their affiliates pursuant to a firm commitment purchase agreement for an offering that is exempt from registration under the Securities Act, (d) a transfer made through the facilities of a registered securities exchange or automated interdealer quotation system and (e) a transfer made in compliance with the manner of sale limitations of Rule 144(f) under the Securities Act or any successor rule or provision.

7.      “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (a) is the owner of 15% or more of the then outstanding voting stock of the Corporation, or (b) is an affiliate or associate of the Corporation and was the owner of 15% or more of the then outstanding voting stock of the Corporation at any time within the three (3) year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; but “interested stockholder” shall not include (x) any Principal Stockholder, any Exempt Transferee or any of their respective affiliates or successors or any “group,” or any member of any such group, of which any of such persons is a party under Rule 13d-5 of the Exchange Act, or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation, provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below, but shall not include any other unissued stock of the Corporation that may be issuable pursuant to any other agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

8.      “majority-owned subsidiary” of the Corporation (or specified person) means another person of which the Corporation (or specified person), directly or indirectly with or through one or more majority-owned subsidiaries, is the general partner or managing member of such other person or owns equity securities with a majority of the votes of all equity securities generally entitled to vote in the election of directors or other governing body of such other person.

9.      “owner,” including the terms “own,” “owned,” and “ownership,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

a.      beneficially owns such stock, directly or indirectly; or

b.      has (1) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (2) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to ten (10) or more persons; or

c.      has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (2) of subsection (b) above of this definition), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

10.    “person” means any individual, corporation, partnership, unincorporated association or other entity.

11.    “Principal Stockholder” means [•] and [•].

12.    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

13.    “voting stock” means stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference in this Article X to a percentage of voting stock shall refer to such percentage of the votes of such voting stock.

ARTICLE XI
SEVERABILITY

If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any section or paragraph of this Amended Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.

ARTICLE XII
DEFINITIONS

As used in this Certificate of Incorporation, except as otherwise expressly provided herein and unless the context requires otherwise, the following terms shall have the following meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, general partnership, limited partnership, limited liability company, corporation, trust, business trust, joint stock company, joint venture, unincorporated association, cooperative or association or any other legal entity or organization of whatever nature, and shall include any successor (by merger, consolidation, division or otherwise) of such entity.

“Securities Act” means the Securities Act of 1933, as amended.

* * * *

IN WITNESS WHEREOF, Falcon’s Beyond Global, Inc. has caused this Certificate of Incorporation to be executed on this day             of            , 2023.

FALCON’S BEYOND GLOBAL, INC.
By:
Name:
Title:	Sole Incorporator
Address:

[Falcon’s Beyond Global, Inc. — Signature Page to Certificate of Incorporation]

Exhibit G
Pubco Delaware Bylaws

Form of Bylaws of

Falcon’s Beyond Global, Inc.

(a Delaware corporation)

i

ii

Bylaws of
Falcon’s Beyond Global, Inc.

Article I - Corporate Offices

1.1 Registered Office.

The address of the registered office of Falcon’s Beyond Global, Inc. (the “Corporation”) in the State of Delaware, and the name of its registered agent at such address, shall be as set forth in the Corporation’s certificate of incorporation, as the same may be amended and/or restated from time to time (the “Certificate of Incorporation”).

1.2 Other Offices.

The Corporation may have additional offices at any place or places, within or outside the State of Delaware, as the Corporation’s board of directors (the “Board”) may from time to time establish or as the business of the Corporation may require.

Article II - Meetings of Stockholders

2.1 Place of Meetings.

Meetings of stockholders shall be held at such place, if any, within or outside the State of Delaware, designated by the Board. The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive offices.

2.2 Annual Meeting.

The Board shall designate the date and time of the annual meeting. At the annual meeting, directors shall be elected and other proper business properly brought before the meeting in accordance with Section 2.4 may be transacted. The Board may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board.

2.3 Special Meeting.

Special meetings of the stockholders may be called only by such Persons and only in such manner as set forth in the Certificate of Incorporation. The Board may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the Board.

No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting.

2.4 Advance Notice Procedures for Business Brought before a Meeting.

(i) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (a) specified in a notice of meeting given by or at the direction of the Board, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the Board or the chairperson of the meeting, or (c) otherwise properly brought before the meeting by a stockholder present in person who was a stockholder of record of the Corporation both at the time of giving the notice provided for in this Section 2.4 and at the time of the meeting, (2) is entitled to vote at the meeting and (3) has complied with this Section 2.4. The foregoing clause (c) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. The only matters that may be brought before a special meeting are the matters specified in the Corporation’s notice of meeting given by or at the direction of the Person calling the meeting pursuant to the Certificate of Incorporation and Section 2.3 of these bylaws. For purposes of this Section 2.4 and Section 2.5 of these bylaws, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting, and a “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (x) a general or limited partnership, any general partner or Person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (y) a corporation or a limited liability company, any officer or Person who functions as an officer of the corporation or limited liability company or any officer, director, general partner or Person who functions as an officer, director or general partner of any entity ultimately in control of the corporation or limited liability company or (z) a trust, any trustee of such trust. This Section 2.4 shall apply to any business that may be brought before an annual meeting of stockholders other than nominations for election to the Board at an annual meeting, which shall be governed by Section 2.5 of these bylaws. Stockholders seeking to nominate Persons for election to the Board must comply with Section 2.5 of these bylaws, and this Section 2.4 shall not be applicable to nominations for election to the Board except as expressly provided in Section 2.5 of these bylaws.

(ii) Without qualification, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (a) provide Timely Notice (as defined below) thereof in writing and in proper form to the secretary of the Corporation and (b) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.4. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day and not earlier than the close of business on the one hundred twentieth day (120th) day, in each case, prior to the one-year anniversary of the preceding year’s annual meeting (which date shall, for purposes of the Corporation’s annual meeting in the year of the closing of the business combination contemplated by that certain Amended and Restated Agreement and Plan of Merger dated as of January 31, 2023, by and between Fast Acquisition Corp. II, Falcon’s Beyond Global, LLC, and Palm Merger Sub, LLC and Falcon’s Beyond Global, Inc. (the “Business Combination”), be deemed to have occurred on [•]); provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the close of business on the ninetieth (90th) day prior to such annual meeting or, if later, on the tenth (10th) day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of Timely Notice as described above.

(iii) To be in proper form for purposes of this Section 2.4, a stockholder’s notice to the secretary shall set forth:

(a) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the Corporation’s books and records); and (B) the number of shares of each class or series of stock of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person or any of its affiliates or associates (for purposes of these bylaws, as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(b) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of stock of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence (including, without limitation, any derivative, swap, hedge, repurchase or so-called “stock borrowing” agreement or arrangement, the purpose or effect of which is to, directly or indirectly (a) give a Person economic benefit and/or risk similar to ownership of shares of any class or series of capital stock of the Corporation, in whole or in part, including due to the fact that such transaction, agreement or arrangement provides, directly or indirectly, the opportunity to profit or avoid a loss from any increase or decrease in the value of any shares of any class or series of capital stock of the Corporation, (b) mitigate loss to, reduce the economic risk of or manage the risk of share price changes for, any Person with respect to any shares of any class or series of capital stock of the Corporation, (c) otherwise provide in any manner the opportunity to profit or avoid a loss from any decrease in the value of any shares of any class or series of capital stock of the Corporation, or (d) increase or decrease the voting power of any Person with respect to any shares of any class or series of capital stock of the Corporation) in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any performance-related fee (other than an asset-based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation or any Synthetic Equity Position, (C) any rights to dividends on the shares of any class or series of stock of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (D) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its officers or directors, or any affiliate of the Corporation, (E) any other material relationship between such Proposing Person, on the one hand, and the Corporation or any affiliate of the Corporation, on the other hand, (F) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation or any affiliate of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (G) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Schedule 14A), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation and (H) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner;

(c) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend these bylaws, the text of such proposed amendment), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other Person (including their names) in connection with the proposal of such business by such stockholder or in connection with acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation, (D) identification of the names and addresses of other stockholders (including beneficial owners)

known by any of the Proposing Persons to support such nominations or other business proposal(s), and to the extent known, the class and number of all shares of the Corporation’s capital stock owned of record or beneficially by such other stockholder(s) or other beneficial owner(s) and (E) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this Section 2.4(iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner; and

(d) a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the business proposal.

(iv) For purposes of this Section 2.4, the term “Proposing Person” shall mean (a) the stockholder providing the notice of business proposed to be brought before an annual meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, or (c) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation.

(v) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.4 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(vi) Notwithstanding anything in these bylaws to the contrary, no business shall be conducted at an annual meeting that is not properly brought before the meeting in accordance with this Section 2.4. The Board or a designated committee thereof shall have the power to determine whether business proposed to be brought before the annual meeting was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.4, and if he or she should so determine, he or she shall so declare to the meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any stockholder proposal was not made in accordance with the provisions of this Section 2.4, any such business not properly brought before the meeting shall not be transacted.

(vii) In addition to the requirements of this Section 2.4 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.4 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or the holders of any series of Preferred Stock (as defined in the Certificate of Incorporation).

(viii) For purposes of these bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.5 Advance Notice Procedures for Nominations of Directors.

(i) Annual Meeting of Stockholders. Nominations of any person for election to the Board (a) in the case of an annual meeting may be made at such meeting only (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws, or (2) by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination.

(a) The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any annual meeting of stockholders.

(b) Without qualification, for a stockholder to make any nomination of a person or persons for election to the Board at an annual meeting pursuant to Section 2.5(i)(c), the stockholder must (a) provide Timely Notice (as defined in Section 2.4(ii) of these bylaws) thereof in writing and in proper form to the secretary of the Corporation, (b) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Section 2.5, and (c) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.5. In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a Nominating Person may nominate for election at the annual meeting pursuant to Section 2.5(i)(c) of these bylaws shall not exceed the number of directors to be elected at such annual meeting.

(c) To be in proper form for purposes of Section 2.5(i)(c), a stockholder’s notice to the secretary shall set forth:

(A) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Section 2.4(iii)(a) of these bylaws) except that for purposes of this Section 2.5, the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(a);

(B) As to each Nominating Person, any Disclosable Interests (as defined in Section 2.4(iii)(b), except that for purposes of this Section 2.5 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.4(iii)(b) and the disclosure with respect to the business to be brought before the meeting in Section 2.4(iii)(c) shall be made with respect to nomination of each Person for election as a director at the meeting);

(C) A statement whether or not the Nominating Person will deliver a proxy statement and form of proxy to holders of at least 67% of voting power of all of the shares of capital stock of the Corporation; and

(D) As to each candidate whom a Nominating Person proposes to nominate for election as a director, (1) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Section 2.5 if such candidate for nomination were a Nominating Person, (2) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (3) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (1) through (3) are referred to as “Nominee Information”), and (4) a completed and signed questionnaire, representation and agreement as provided in Section 2.5(e).

(d) A stockholder providing notice of any nomination proposed to be made at the applicable meeting of stockholders shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.5 shall be true and correct as of the record date for notice of the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for notice of the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof).

(e) To be eligible to be a candidate for election as a director of the Corporation at the applicable meeting of stockholders, a candidate must be nominated in the manner prescribed in this Section 2.5 and the candidate for nomination, whether nominated by the Board or by a stockholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board), to the secretary at the principal executive offices of the Corporation, (1) a completed written questionnaire (in the form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such candidate for nomination and (2) upon request of the Corporation, a written representation and agreement (in the form provided by the Corporation) that such candidate for nomination (A) is not, and will not become a party to, any agreement, arrangement or understanding with any Person other than the Corporation with respect to any direct or indirect compensation or reimbursement for service as a director of the Corporation that has not been disclosed therein, (B) understands his or her duties as a director under the DGCL and agrees to act in accordance with those duties while serving as a director, (C) is not or will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any Person as to how such nominee, if elected as a director, will act or vote as a director on any issue or question to be decided by the Board, in any case, to the extent that such arrangement, understanding, commitment or assurance (i) could limit or interfere with his or her ability to comply, if elected as director of the Corporation, with his or her fiduciary duties under applicable law or with policies and guidelines of the Corporation applicable to all directors or (ii) has not been disclosed to the Corporation prior to or concurrently with the Nominating Person’s submission of the nomination, and (D) if elected as a director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to all directors and in effect during such Person’s term in office as a director (and, if requested by any candidate for nomination, the secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect).

(f) The Board may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board in writing prior to the applicable meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board to determine the eligibility of such candidate for nomination to be an independent director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines, if any.

(ii) Special Meetings of Stockholders. No business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board, including by any committee or Persons authorized to do so by the Board or these bylaws or (2) provided that the Board (or, if applicable, a stockholder exercising its right to call a special meeting) has determined that directors shall be elected at such meeting, by a stockholder present in person (as defined in Section 2.4) who (i) was a record owner of shares of the Corporation both at the time of giving the notice provided for in this Section 2.5 and at the time of the meeting, (ii) is entitled to vote at the meeting and (iii) has complied with this Section 2.5 as to such notice and nomination. The foregoing clause (2) shall be the exclusive means for a stockholder to make any nomination of a Person or Persons for election to the Board at any special meeting of stockholders. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting if the stockholder’s notice as required by and meeting the requirements of paragraphs (i)(b), (i)(c), (i)(d), (i)(e) and (i)(f) of this Section 2.05 shall be delivered to the secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall any adjournment or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iii) General.

(a) For purposes of this Section 2.5, the term “Nominating Person” shall mean (a) the stockholder providing the notice of the nomination proposed to be made at the meeting, (b) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (c) any other participant in such solicitation.

(b) Notwithstanding anything in these bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the Corporation unless nominated and elected in accordance with this Section 2.5.

(c) In addition to the requirements of this Section 2.5 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

(d) Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if any Nominating Person giving notice provided by this Section 2.5 provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act and (ii) subsequently fails to comply with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) promulgated under the Exchange Act, then the Corporation shall disregard any proxies or votes solicited for the Nominating Person’s nominee(s). Upon request by the Corporation, if any Nominating Person provides notice pursuant to Rule 14a-19(b) promulgated under the Exchange Act, such Nominating Person shall deliver to the Corporation, no later than five (5) business days prior to the applicable meeting, reasonable evidence that it has met the requirements of Rule 14a-19(a)(3) promulgated under the Exchange Act.

(e) No candidate shall be eligible for nomination as a director of the Corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with this Section 2.5, as applicable. The Board or a designated committee thereof shall have the power to determine whether a nomination before the applicable meeting of stockholders was made in accordance with the provisions of these bylaws. If neither the Board nor such designated committee makes a determination as to whether any nomination was made in accordance with the provisions of these bylaws, the chairperson of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with this Section 2.5, and if he or she should so determine, he or she shall so declare such determination to the meeting; provided, however, that nothing herein shall limit the power and authority of the Board or such designated committee to make any such determination in advance of such meeting. If the Board or a designated committee thereof or the chairperson of the meeting, as applicable, determines that any nomination was not made in accordance with the provisions of this Section 2.5, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots cast for the nominee in question) shall be void and of no force or effect.

2.6 Notice of Stockholders’ Meetings.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the notice of any meeting of stockholders shall be sent or otherwise given in accordance with either Section 2.7 or Section 8.1 of these bylaws not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting. The notice shall specify the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

2.7 Manner of Giving Notice; Affidavit of Notice.

Notice of any meeting of stockholders shall be deemed given:

(i) if mailed, when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the Corporation’s records;

(i) if delivered by courier service, at the earlier of when the notice is received or left at such stockholder’s address; or

(ii) if electronically transmitted as provided in Section 8.1 of these bylaws.

An affidavit of the secretary or an assistant secretary of the Corporation or of the transfer agent or any other agent of the Corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.8 Quorum.

Unless otherwise provided by law, the Certificate of Incorporation or these bylaws, the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present in person, or by remote communication, if applicable, or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. If, however, a quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting or (ii) a majority in voting power of the stockholders entitled to vote at the meeting, present in person, or by remote communication, if applicable, or represented by proxy, shall have power to adjourn the meeting from time to time in the manner provided in Section 2.9 of these bylaws until a quorum is present or represented.

2.9 Adjourned Meeting; Notice.

When a meeting is adjourned to another time or place, if any, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At any adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the Board shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record as of the record date so fixed for notice of such adjourned meeting.

2.10 Conduct of Business.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the chairperson of any meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other Persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.11 Voting.

Except as may be otherwise provided in the Certificate of Incorporation, these bylaws or the DGCL, each stockholder shall be entitled to one (1) vote for each share of capital stock held by such stockholder.

Except as otherwise provided by the Certificate of Incorporation, at all duly called or convened meetings of stockholders at which a quorum is present, for the election of directors, a plurality of the votes cast shall be sufficient to elect a director. Except as otherwise provided by the Certificate of Incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law, or pursuant to any regulation applicable to the Corporation or its securities, each other matter presented to the stockholders at a duly called or convened meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority of the votes cast (excluding abstentions and broker non-votes) on such matter.

2.12 Record Date for Stockholder Meetings and Other Purposes.

In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than sixty (60) days nor less than ten (10) days before the date of such meeting. If the Board so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the next day preceding the day on which notice is first given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting; and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

If stockholder action by consent in lieu of a meeting is not prohibited by the Certificate of Incorporation, in order that the Corporation may determine the stockholders entitled to express consent to corporate action in lieu of a meeting, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date for determining stockholders entitled to express consent to corporate action in lieu of a meeting is fixed by the Board, (i) when no prior action of the Board is required by law, the record date for such purpose shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, and (ii) if prior action by the Board is required by law, the record date for such purpose shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of capital stock, or for the purposes of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

2.13 Proxies.

Each stockholder entitled to vote at a meeting of stockholders may authorize another Person or Persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but, no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. The authorization of a Person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL, provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization.

2.14 List of Stockholders Entitled to Vote.

The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, that if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive offices. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. Such list shall presumptively determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in Person or by proxy at any meeting of stockholders.

2.15 Inspectors of Election.

Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment and make a written report thereof. The Corporation may designate one or more Persons as alternate inspectors to replace any inspector who fails to act. If any Person appointed as inspector or any alternate fails to appear or fails or refuses to act, then the chairperson of the meeting shall appoint a Person to fill that vacancy.

Such inspectors shall:

(i) determine the number of shares outstanding and the voting power of each, the number of shares represented at the meeting and the validity of any proxies and ballots;

(ii) count all votes or ballots;

(iii) count and tabulate all votes;

(iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspector(s); and

(v) certify its or their determination of the number of shares represented at the meeting and its or their count of all votes and ballots.

Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspection with strict impartiality and according to the best of such inspector’s ability. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein. The inspectors of election may appoint such Persons to assist them in performing their duties as they determine. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

2.16 Virtual Meeting.

The Board may, in its sole discretion, determine that stockholder meetings shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication (i) participate in a meeting of stockholders; and (ii) be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (a) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder; (b) the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (c) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

2.17 Delivery to the Corporation.

Whenever this Article II requires one or more Persons (including a record or beneficial owner of stock) to deliver a document or information to the Corporation or any officer, employee or agent thereof (including any notice, request, questionnaire, revocation, representation or other document or agreement), unless the Corporation otherwise provides, such document or information shall be in writing exclusively (and not in an electronic transmission) and shall be delivered exclusively by hand (including, without limitation, overnight courier service) or by certified or registered mail, return receipt requested, and the Corporation shall not be required to accept delivery of any document not in such written form or so delivered.

Article III – Directors

3.1 Powers.

Except as otherwise provided by the Certificate of Incorporation or the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

3.2 Number of Directors.

Subject to the Certificate of Incorporation, the total number of directors constituting the Board shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.

3.3 Election, Qualification and Term of Office of Directors.

Except as provided in the Certificate of Incorporation, each director shall hold office until the expiration of the term of the class, if any, for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, disqualification, or removal. Directors need not be stockholders. The Certificate of Incorporation or these bylaws may prescribe qualifications for directors.

3.4 Resignation and Vacancies.

Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. The resignation shall take effect at the time specified therein or upon the happening of an event specified therein, and if no time or event is specified, at the time of its receipt. When one or more directors so resigns and the resignation is effective at a future date or upon the happening of an event to occur on a future date, a majority of the directors then in office, including those who have so resigned but whose resignations have not yet become effective, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled only in the manner provided in the Certificate of Incorporation and applicable law.

3.5 Place of Meetings; Meetings by Telephone.

The Board may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this bylaw shall constitute presence in person at the meeting.

3.6 Regular Meetings.

Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

3.7 Special Meetings; Notice.

Special meetings of the Board for any purpose or purposes may be called at any time by the chairperson of the Board, the chief executive officer, the president, the secretary or a majority of the total number of directors constituting the Board.

Notice of the time and place of special meetings shall be:

(i) delivered personally by hand or by courier;

(ii) sent by United States first-class mail, postage prepaid;

(iii) sent by facsimile or electronic mail; or

(iv) sent by other means of electronic transmission,

directed to each director at that director’s address, facsimile number or electronic mail address, or other address for electronic transmission, as the case may be, as shown on the Corporation’s records.

If the notice is (i) delivered personally by hand or by courier, (ii) sent by facsimile or electronic mail, or (iii) sent by other means of electronic transmission, it shall be delivered or sent at least twelve (12) hours before the time of the holding of the meeting. If the notice is sent by mail, it shall be deposited in the mail at least one (1) day before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting.

3.8 Quorum.

Unless otherwise provided by the Certificate of Incorporation, a majority of the total number of directors then in office shall constitute a quorum for the transaction of business at all meetings of the Board. The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by the DGCL, the Certificate of Incorporation or these bylaws. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

3.9 Action by Unanimous Consent Without a Meeting.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and any consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board or committee, as applicable, and such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.10 Fees and Compensation of Directors.

Unless otherwise restricted by the Certificate of Incorporation or these bylaws, the Board shall have the authority to fix the compensation, including fees and reimbursement of expenses, of directors for services to the Corporation in any capacity.

3.11 Removal.

Directors may be removed from office only in the manner provided in the Certificate of Incorporation and applicable law.

3.12 Chairperson, Vice Chairperson.

The Board may appoint a chairperson of the Board from its members, who shall have all the customary duties and responsibilities of such office. The chairperson may be (but shall not be required to be) the chief executive officer or another executive officer of the Corporation. The Board also may appoint a vice chairperson of the Board from its members and prescribe his or her powers and duties. The chairperson shall preside over all meetings of the Board and of the Corporation’s stockholders and shall exercise such powers and perform such duties as shall be assigned to or required of the chairperson of the Board from time to time by the Board or these Bylaws. If the chairperson is unable to so preside over any meetings of the Board or the Corporation’s stockholders, or is absent, then the vice chairperson of the Board, if one is appointed, shall preside over all meetings of the Board. If the chairperson of the Board, and the vice chairperson of the Board, if one is appointed, are unable to preside or are absent, the Board shall designate an alternate representative to preside over a meeting of the Board.

Article IV – Committees

4.1 Committees of Directors.

The Board may designate one (1) or more committees, each committee to consist of one (1) or more of the directors of the Corporation. The Board may designate one (1) or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Corporation.

4.2 Committee Minutes.

Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.3 Meetings and Actions of Committees.

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:

(i) Section 3.5 (place of meetings and meetings by telephone);

(ii) Section 3.6 (regular meetings);

(iii) Section 3.7 (special meetings and notice);

(iv) Section 3.9 (action by unanimous consent without a meeting);

(v) Section 3.12 (chairperson, vice chairperson); and

(vi) Section 7.11 (waiver of notice),

with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the Board and its members. However:

(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; and

(ii) special meetings of committees may also be called by resolution of the Board or by the chairperson of the applicable committee.

A majority of the directors then serving on a committee of the Board or on a subcommittee of a committee shall constitute a quorum for the transaction of business by the committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater or lesser number (provided that in no case shall a quorum be less than one-third of the directors then serving on the committee or subcommittee). The vote of a majority of the members of the committee or subcommittee present at any meeting at which a quorum is present shall be the act of such committee or subcommittee, unless the Certificate of Incorporation or a resolution of the Board (or a resolution of the committee that created the subcommittee) requires a greater number. If a quorum is not present at any meeting of the committee, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

The Board may adopt rules for the governance of any committee to override the provisions that would otherwise apply to the committee pursuant to this Section 4.3, provided that such rules do not violate the provisions of the Certificate of Incorporation or applicable law.

Article V – Officers

5.1 Officers.

The officers of the Corporation shall include a chief executive officer and a secretary. The Corporation may also have, at the discretion of the Board, a president, a chief financial officer, a treasurer, one (1) or more vice presidents, one (1) or more assistant vice presidents, one (1) or more assistant treasurers, one (1) or more assistant secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same Person.

5.2 Appointment of Officers.

The Board shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

5.3 Subordinate Officers.

The Board may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president (where the president and chief executive officer are not the same individual), to appoint, such other officers and agents as the business of the Corporation may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board or an authorized officer (as applicable), may from time to time determine.

5.4 Removal and Resignation of Officers.

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.

5.5 Vacancies in Offices.

Any vacancy occurring in any office of the Corporation shall be filled by the Board or as provided in Sections 5.2 and 5.3, as applicable.

5.6 Representation of Securities of Other Entities.

The chairperson of the Board, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of this Corporation, or any other Person authorized by the Board, the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of this Corporation all rights incident to any and all securities of any other entity standing in the name of this Corporation. The authority granted herein may be exercised either by such Person directly or by any other Person authorized to do so by proxy or power of attorney duly executed by such Person having the authority.

5.7 Tenure, Authority and Duties of Officers.

Except as provided in Section 5.3, all officers of the Corporation shall hold such office, respectively have such authority and perform such duties in the management of the business of the Corporation as may be provided herein or designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.

Article VI – Records

A stock ledger consisting of one or more records in which the names of all of the Corporation’s stockholders of record, the address and number of shares registered in the name of each such stockholder, and all issuances and transfers of stock of the corporation are recorded in accordance with Section 224 of the DGCL shall be administered by or on behalf of the Corporation. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, or method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases), provided that the records so kept can be converted into clearly legible paper form within a reasonable time and, with respect to the stock ledger, that the records so kept (i) can be used to prepare the list of stockholders specified in Sections 219 and 220 of the DGCL, (ii) record the information specified in Sections 156, 159, 217(a) and 218 of the DGCL, and (iii) record transfers of stock as governed by Article 8 of the Uniform Commercial Code.

Each director and each member of any committee designated by the Board shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books and records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers, agents or employees, or committees of the Board so designated, or by any other Person as to matters which such director or committee member reasonably believes are within such other Person’s professional or expert competence and that has been selected with reasonable care by or on behalf of the Corporation.

Article VII – General Matters

7.1 Execution of Corporate Contracts and Instruments.

The Board may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.2 Stock Certificates.

The shares of the Corporation shall be uncertificated, provided that the Board by resolution may provide that some or all of the shares of any class or series of stock of the Corporation shall be represented by certificates. Certificates for the shares of stock, if any, shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock represented by a certificate shall be entitled to have a certificate signed by, or in the name of the Corporation by, any two (2) officers authorized to sign stock certificates representing the number of shares registered in certificate form. The chairperson or vice chairperson of the Board, the president, vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary of the Corporation shall be specifically authorized to sign stock certificates. Any or all of the signatures on the certificate may be electronic. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

7.3 Lost Certificates.

The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.4 Shares Without Certificates

The Corporation may adopt a system of issuance, recordation and transfer of its shares of stock by electronic or other means not involving the issuance of certificates, provided the use of such system by the Corporation is permitted in accordance with applicable law.

7.5 Dividends.

The Board, subject to any restrictions contained in either (i) the DGCL or (ii) the Certificate of Incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property or in shares of the Corporation’s capital stock.

The Board may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the Corporation, and meeting contingencies.

7.6 Fiscal Year.

The fiscal year of the Corporation shall be fixed by resolution of the Board and may be changed by the Board. Unless otherwise fixed by the Board, the fiscal year of the Corporation shall consist of the twelve (12) month period ending on December 31.

7.7 Seal.

The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.8 Transfer of Stock.

Shares of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Shares of stock of the Corporation shall be transferred on the books of the Corporation only by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the Corporation of the certificate or certificates representing such shares endorsed by the appropriate Person or Persons (if such shares are represented by certificates) or by delivery of duly executed instructions (if such shares are uncertificated), with such evidence of the authenticity of such endorsement or execution, transfer, authorization and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing the names of the Persons from and to whom it was transferred.

7.9 Stock Transfer Agreements.

The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

7.10 Registered Stockholders.

The Corporation:

(i) shall be entitled to recognize the exclusive right of a Person registered on its books as the owner of shares to receive dividends, subject to any restrictions included in the DGCL or the Certificate of Incorporation, and to vote as such owner; and

(ii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.11 Waiver of Notice.

Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these bylaws, a written waiver, signed by the Person entitled to notice, or a waiver by electronic transmission by the Person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these bylaws.

Article VIII – Notice by Electronic Transmission

8.1 Notice by Electronic Transmission.

Except as otherwise specifically required in these bylaws or by applicable law, all notices required to be given pursuant to these bylaws may in every instance in connection with any delivery to a member of the Board, be effectively given by hand delivery (including use of a delivery service), by depositing such notice in the mail, postage prepaid, or by sending such notice by overnight express courier, facsimile, electronic mail or other form of electronic transmission. Whenever, by applicable law, the Certificate of Incorporation or these bylaws, notice is required to be given to any stockholder, such notice may be given in writing directed to such stockholder’s mailing address or by electronic transmission directed to such stockholder’s electronic mail address, as applicable, as it appears on the records of the Corporation or by such other form of electronic transmission consented to by the stockholder. A notice to a stockholder shall be deemed given as follows: (a) if mailed, when the notice is deposited in the United States mail, postage prepaid, (b) if delivered by courier service, the earlier of when the notice is received or left at such stockholder’s address, (c) if given by electronic mail, when directed to such stockholder’s electronic mail address unless the stockholder has notified the corporation in writing or by electronic transmission of an objection to receiving notice by electronic mail or such notice is prohibited by Section 232(e) of the DGCL, and (d) if given by a form of electronic transmission (other than electronic mail) consented to by the stockholder to whom the notice is given, (i) if by facsimile transmission, when directed to a number at which such stockholder has consented to receive notice, (ii) if by a posting on an electronic network together with separate notice to the stockholder of such specified posting, upon the later of (A) such posting and (B) the giving of such separate notice, and (iii) if by any other form of electronic transmission (other than electronic mail), when directed to such stockholder. A stockholder may revoke such stockholder’s consent to receiving notice by means of electronic transmission by giving written notice or by electronic transmission of such revocation to the Corporation. A notice may not be given by an electronic transmission from and after the time that (x) the Corporation is unable to deliver by such electronic transmission two (2) consecutive notices and (y) such inability becomes known to the secretary or to the transfer agent, or other person responsible for the giving of notice; provided, however, the inadvertent failure to discover such inability shall not invalidate any meeting or other action. Any notice given by electronic mail must include a prominent legend that the communication is an important notice regarding the Corporation.

An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the Corporation that the notice has been given by electronic mail or by another form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

8.2 Definition of Electronic Transmission.

An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Article IX – Indemnification

9.1 Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding.

Subject to the requirements in this Article IX and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article IX in connection with any Proceeding (or any part of any Proceeding):

(a)     for which payment has actually been made to and received by or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;

(b)    for an accounting or disgorgement of profits pursuant to Section 16(b) of the Exchange Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);

(c)     for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Corporation, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements), or any other remuneration paid to such person if it shall be determined by a final judgment or other final adjudication that such remuneration was in violation of law;

(d)    initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation, any legal entity which it controls, any director or officer thereof or any third party, unless (i) the Board has consented to the initiation of such Proceeding or part thereof, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law (provided, however, that this 9.1 shall not apply to counterclaims or affirmative defenses asserted by such person in an action brought against such person), (iii) otherwise required to be made under Section 9.4 or (iv) otherwise required by applicable law; or

(e)     if prohibited by applicable law; provided, however, that if any provision or provisions of this Article IX shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article IX (including, without limitation, each portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article IX (including, without limitation, each such portion of any paragraph or clause containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

9.2 Indemnification of Others.

The Corporation shall have the power to indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

9.3 Prepayment of Expenses.

The Corporation shall, to the fullest extent not prohibited by applicable law, pay the expenses (including attorneys’ fees) incurred by any current or former officer or director of the Corporation in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article IX or otherwise.

9.4 Determination; Claim.

If a claim for indemnification (following the final disposition of such Proceeding) under this Article IX is not paid in full within sixty (60) days, or a claim for advancement of expenses under this Article IX is not paid in full within thirty (30) days after a written claim therefor has been received by the Corporation, the claimant may thereafter (but not before) file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

9.5 Non-Exclusivity of Rights.

The rights conferred on any Person by this Article IX shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

9.6 Insurance.

The Corporation may purchase and maintain insurance on behalf of any Person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

9.7 Other Indemnification.

The Corporation’s obligation, if any, to indemnify or advance expenses to any Person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

9.8 Continuation of Indemnification.

Subject to the terms of any provision of the Certificate or agreement between the Corporation and any director, officer, employee or agent respecting indemnification and advancement of expenses, the rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article IX shall continue notwithstanding that the Person has ceased to be a director, officer, employee or agent of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such Person.

9.9 Amendment or Repeal; Interpretation.

Any repeal or modification of this Article IX shall not adversely affect any right or protection (i) hereunder of any Person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

Any reference to an officer of the Corporation in this Article IX shall be deemed to refer exclusively to a chief executive officer, a chief financial officer, a secretary or a treasurer appointed pursuant to Article V of these bylaws, and to any president, vice president, assistant secretary, assistant treasurer, or other officer of the Corporation appointed by (x) the Board pursuant to Article V of these bylaws or (y) an officer to whom the Board has delegated the power to appoint officers pursuant to Article V of these bylaws, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the board of directors (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article IX.

Article X – Definitions

As used in these Bylaws, unless the context otherwise requires, the term:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity, whether domestic or foreign.

Exhibit H
A&R Operating Agreement

[Previously filed as Exhibit H to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed July 12, 2022 and incorporated herein by reference]

H-1

Exhibit I
Company Member Lockup Agreement

[Previously filed as Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed July 12, 2022 and incorporated herein by reference]

I-1

Exhibit J
Sponsor Lockup Agreement

[Attached as Exhibit 10.3 to this Current Report on Form 8-K]

J-1

Exhibit K
Form of Certificate Of Designation

[Previously filed as Exhibit K to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed July 12, 2022 and incorporated herein by reference]

K-1

Exhibit L
AMENDED AND RESTATED WARRANT AGREEMENT

FAST ACQUISITION CORP. II

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

THIS AMENDED AND RESTATED WARRANT AGREEMENT (this “Agreement”), dated as of ______, 2023, is by and between FAST Acquisition Corp. II, a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (in such capacity, the “Warrant Agent”).

WHEREAS, on March 15, 2021, the Company entered into that certain Private Placement Warrants Purchase Agreement with FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor purchased an aggregate of 4,000,000 warrants simultaneously with the closing of the Offering (and subsequently an additional 297,825 warrants in accordance with the Over-allotment Option (as defined below)), bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant. Each Private Placement Warrant entitles the holder thereof to purchase one share of Class A Common Stock (as defined below) at a price of $11.50 per share, subject to adjustment as described herein;

WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,000,000 Private Placement Warrants at a price of $1.50 per warrant;

WHEREAS, the Company engaged in its initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), and one-quarter of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 5,558,422 redeemable warrants to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one share of Common Stock for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant;

WHEREAS, the Company filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-253661 (the “Registration Statement”), and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the shares of Common Stock included in the Units;

WHEREAS, the Company and Warrant Agent entered into that certain Warrant Agreement, dated as of March 15, 2021 (the “Prior Agreement”), (i) whereby the Warrant Agent agreed to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants and (ii) which set forth the form and provisions of the Warrants, the terms upon which they were issued and shall be exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants;

WHEREAS, the Company and Warrant Agent desire to amend and restate the Prior Agreement in its entirety as set forth herein to set forth certain mutual agreements with respect to the Warrants;

WHEREAS, the holder of the Private Warrants has consented to such amendments;

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement; and

WHEREAS, upon execution and delivery of this Agreement by the parties hereto, the Prior Agreement shall cease to be of any force and effect and this Agreement shall govern for all purposes with respect to the matters set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company for the Warrants, and the Warrant Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Warrants.

2.1 Form of Warrant. Each Warrant shall initially be issued in registered form only.

2.2 Effect of Countersignature. If a physical certificate is issued, unless and until countersigned by the Warrant Agent pursuant to this Agreement, a certificated Warrant shall be invalid and of no effect and may not be exercised by the holder thereof.

2.3 Registration.

2.3.1 Warrant Register. The Warrant Agent shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Upon the initial issuance of the Warrants in book-entry form, the Warrant Agent shall issue and register the Warrants in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Warrant Agent by the Company. Ownership of beneficial interests in the Public Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by institutions that have accounts with the Depositary Trust Company (the “Depositary”) (each such institution, with respect to a Warrant in its account, a “Participant”).

If the Depositary subsequently ceases to make its book-entry settlement system available for the Public Warrants, the Company may instruct the Warrant Agent regarding making other arrangements for book-entry settlement. In the event that the Public Warrants are not eligible for, or it is no longer necessary to have the Public Warrants available in, book-entry form, the Warrant Agent shall provide written instructions to the Depositary to deliver to the Warrant Agent for cancellation each book-entry Public Warrant, and the Company shall instruct the Warrant Agent to deliver to the Depositary definitive certificates in physical form evidencing such Warrants (“Definitive Warrant Certificate”) which shall be in the form annexed hereto as Exhibit A.

Physical certificates, if issued, shall be signed by, or bear the facsimile signature of, the Chairman of the Board, Chief Executive Officer or other principal officer of the Company. In the event the person whose facsimile signature has been placed upon any Warrant shall have ceased to serve in the capacity in which such person signed the Warrant before such Warrant is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.3.2 Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company and the Warrant Agent may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership or other writing on any physical certificate made by anyone other than the Company or the Warrant Agent), for the purpose of any exercise thereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

2.4 Detachability of Warrants. The Common Stock and Public Warrants comprising the Units shall begin separate trading on the 52nd day following the date of the Prospectus or, if such 52nd day is not on a day, other than a Saturday, Sunday or federal holiday, on which banks in New York City are generally open for normal business (a “Business Day”), then on the immediately succeeding Business Day following such date, or earlier (the “Detachment Date”) with the consent of Jefferies LLC, as representative of the underwriters, but in no event shall the shares of Common Stock and the Public Warrants comprising the Units be separately traded until (A) the Company has filed a Current Report on Form 8-K with the Commission containing an audited balance sheet that restates the previously issued financial statements that the Company reported on Form 8-K on March 24, 2021 and that reflects the receipt by the Company of the gross proceeds of the Offering, including the proceeds received by the Company from the exercise by the underwriters of their right to purchase additional Units in the Offering (the “Over-allotment Option”), if the Over-allotment Option is exercised prior to the filing of the Current Report on Form 8-K, and (B) the Company issues a press release and files with the Commission a Current Report on Form 8-K announcing when such separate trading shall begin.

2.5 Fractional Warrants. The Company shall not issue fractional Warrants other than as part of the Units, each of which is comprised of one share of Common Stock and one-quarter of one Public Warrant. If, upon the detachment of Public Warrants from Units or otherwise, a holder of Warrants would be entitled to receive a fractional Warrant, the Company shall round down to the nearest whole number the number of Warrants to be issued to such holder.

2.6 Private Placement Warrants. The Private Placement Warrants shall be identical to the Public Warrants, except that so long as they are held by the Sponsor or any of its Permitted Transferees (as defined below), the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis”, pursuant to subsection 3.3.1(c) hereof and (ii) including the shares of Common Stock issuable upon exercise of the Private Placement Warrants, may not be transferred, assigned or sold until the date that is thirty (30) days after the completion by the Company of an initial Business Combination; provided that, in the case of clause (ii), the Private Placement Warrants and any shares of Common Stock held by the Sponsor or any of its Permitted Transferees and issued upon exercise of the Private Placement Warrants may be transferred by the holders thereof:

(a) to the Company’s officers or directors, any affiliates or family members of any of the Company’s officers or directors, any affiliate of the Sponsor or to any members of the Sponsor or any of their affiliates;

(b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization;

(c) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual;

(d) in the case of an individual, pursuant to a qualified domestic relations order;

(e) by private sales or transfers made in connection with the consummation of the Company’s initial Business Combination at prices no greater than the price at which the securities were originally purchased;

(f) by virtue of the laws of the State of Delaware or the limited liability company agreement of the Sponsor upon dissolution of the Sponsor;

(g) to the Company for no value for cancellation in connection with the consummation of its initial Business Combination;

(h) in the event of the Company’s liquidation prior to the consummation of a Business Combination; or

(i) in the event that, subsequent to the consummation of an initial Business Combination, the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property; provided, however, that, in the case of clauses (a) through (f), these permitted transferees (the “Permitted Transferees”) must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Agreement and the other restrictions contained in the letter agreement, dated as of the date hereof, by and among the Company, the Sponsor, Jefferies LLC, and the Company’s officers and directors.

3. Terms and Exercise of Warrants.

3.1 Warrant Price. Each whole Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement shall mean the price per share (including in cash or by payment of Warrants pursuant to a “cashless exercise,” to the extent permitted hereunder) described in the prior sentence at which Common Stock may be purchased at the time a Warrant is exercised.

The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided that the Company shall provide at least twenty (20) Business Days prior written notice of such reduction to Registered Holders of the Warrants; provided further that any such reduction shall be identical among all of the Warrants.

3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing on the later of: (i) the date that is thirty (30) days after the first date on which the Company completes a Business Combination, and (ii) the date that is twelve (12) months from the date of the closing of the Offering, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after the date on which the Company completes its initial Business Combination, (y) the liquidation of the Company in accordance with the Company’s amended and restated certificate of incorporation (as amended from time to time, the “Charter”), if the Company fails to complete a Business Combination, and (z) on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants; provided further that any such extension shall be identical in duration among all the Warrants.

3.3 Exercise of Warrants.

3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Warrant Agent at its corporate trust department (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Warrant represented by a book-entry, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Depositary to an account of the Warrant Agent at the Depositary designated for such purposes in writing by the Warrant Agent to the Depositary from time to time, (ii) an election to purchase (“Election to Purchase”) any shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant, properly delivered by the Participant in accordance with the Depositary’s procedures, and (iii) payment in full of the Warrant Price for each share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a) in lawful money of the United States, in good certified check or good bank draft payable to the order of the Warrant Agent;

(b) in the event of a redemption pursuant to Section 6.1 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise;

(c) with respect to any Private Placement Warrant, so long as such Private Placement Warrant is held by the Sponsor or its Permitted Transferees, by surrendering the Warrants for that number of shares of Common Stock equal to (i) if in connection with a redemption of Private Placement Warrants pursuant to Section 6.2 hereof, as provided in Section 6.2 hereof with respect to a Make-Whole Exercise (as defined below) and (ii) in all other scenarios, the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Sponsor Exercise Fair Market Value” (as defined in this subsection 3.3.1(c)), over the Warrant Price by (y) the Sponsor Exercise Fair Market Value. Solely for purposes of this subsection 3.3.1(c), the “Sponsor Exercise Fair Market Value” shall mean the average last reported sale price of the shares of Common Stock for the ten (10) trading days ending on the third (3rd) trading day prior to the date on which notice of exercise of the Private Placement Warrant is sent to the Warrant Agent;

(d) as provided in Section 6.2 hereof with respect to a Make-Whole Exercise; or

(e) as provided in Section 7.4 hereof.

3.3.2 Issuance of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 3.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, the Company shall not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and shall have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company’s satisfying its obligations under Section 7.4. No Warrant shall be exercisable and the Company shall not be obligated to issue shares of Common Stock upon exercise of a Warrant unless the shares of Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the Registered Holder of the Warrants. Subject to Section 4.6 of this Agreement, a Registered Holder of Warrants may exercise its Warrants only for a whole number of shares of Class A common stock. The Company may require holders of Public Warrants to settle the Warrant on a “cashless basis” pursuant to Section 7.4. If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall round down to the nearest whole number, the number of shares of Common Stock to be issued to such holder.

3.3.3 Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and non-assessable.

3.3.4 Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Warrant Agent are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

3.3.5 Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify)(the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or Continental Stock Transfer & Trust Company, as transfer agent (in such capacity, the “Transfer Agent”) setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of issued and outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

4. Adjustments.

4.1 Stock Dividends.

4.1.1 Split-Ups. If after the date hereof, and subject to the provisions of Section 4.6 below, the number of issued and outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the issued and outstanding shares of Common Stock. A rights offering to holders of the shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Historical Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the shares of Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering divided by (y) the Historical Fair Market Value. For purposes of this subsection 4.1.1, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Historical Fair Market Value” means the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the shares of Common Stock on account of such shares of Common Stock (or other shares into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above, (b) Ordinary Cash Dividends (as defined below), (c) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a proposed initial Business Combination, (d) to satisfy the redemption rights of the holders of the shares of Common Stock in connection with a stockholder vote to amend the Charter to modify the substance or timing of the Company’s obligation to allow redemption in connection with our initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete its initial Business Combination within the period set forth in the Charter or with respect to any other provisions relating to stockholders’ rights or pre-initial Business Combination activity or (e) in connection with the redemption of public shares upon the failure of the Company to complete its initial Business Combination and any subsequent distribution of its assets upon its liquidation (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”) in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the shares of Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50 (being 5% of the offering price of the Units in the Offering).

4.2 Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 4.6 hereof, the number of issued and outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in issued and outstanding shares of Common Stock.

4.3 Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 4.1.1 or Section 4.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

4.4 Raising of the Capital in Connection with the Initial Business Combination. If (x) the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to the initial stockholders (as defined in the Prospectus) or their affiliates, without taking into account any Class B common stock (as defined below) held by such stockholders or their affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for funding the initial Business Combination on the date of the consummation of the Company’s initial Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the shares of Common Stock during the ten (10) trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the Warrant Price shall be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price described in Section 6.2 shall be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

4.5 Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the issued and outstanding shares of Common Stock (other than a change under subsections 4.1.1 or 4.1.2 or Section 4.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the shares of Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the shares of Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the shares of Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Charter or as a result of the redemption of shares of Common Stock by the Company if a proposed initial Business Combination is presented to the stockholders of the Company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than

50% of the issued and outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 4; provided further that if less than 70% of the consideration receivable by the holders of the shares of Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the Commission, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”).

For purposes of calculating such amount, (1) Section 6 of this Agreement shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the shares of Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 4.1.1, then such adjustment shall be made pursuant to subsection 4.1.1 or Sections 4.2, 4.3 and this Section 4.4. The provisions of this Section 4.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of such Warrant.

4.6 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares of Common Stock issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Warrant Agent, which notice shall state the Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 4.1, 4.2, 4.3, 4.4 or 4.5, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

4.7 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 4, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

4.8 Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 4, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to this Agreement; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

4.9 Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 4 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 4, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 4 and, if they determine that an adjustment is necessary, the terms of such adjustment. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.10 No Adjustment. For the avoidance of doubt, no adjustment shall be made to the terms of the Warrants solely as a result of an adjustment to the conversion ratio of the shares of the Company’s Class B common stock (the “Class B Common Stock”) into shares of Common Stock or the conversion of the Class B Common Stock into Common Stock, in each case, pursuant to the Charter.

5. Transfer and Exchange of Warrants.

5.1 Registration of Transfer. The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Warrant Agent. In the case of certificated Warrants, the Warrants so cancelled shall be delivered by the Warrant Agent to the Company from time to time upon request.

5.2 Procedure for Surrender of Warrants. Warrants may be surrendered to the Warrant Agent, together with a written request for exchange or transfer, and thereupon the Warrant Agent shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or with respect to any Book-Entry Warrant, each Book-Entry Warrant may be transferred only in whole and only to the Depositary, to another nominee of the Depositary, to a successor depository, or to a nominee of a successor depository; provided, however, that in the event that a Warrant surrendered for transfer bears a restrictive legend (as in the case of the Private Placement Warrants), the Warrant Agent shall not cancel such Warrant and issue new Warrants in exchange thereof until the Warrant Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Warrants must also bear a restrictive legend.

5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant, except as part of the Units.

5.4 Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

5.5 Warrant Execution and Countersignature. The Warrant Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Warrants required to be issued pursuant to the provisions of this Section 5, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrants duly executed on behalf of the Company for such purpose.

5.6 Transfer of Warrants. Prior to the Detachment Date, the Public Warrants may be transferred or exchanged only together with the Unit in which such Warrant is included, and only for the purpose of effecting, or in conjunction with, a transfer or exchange of such Unit. Furthermore, each transfer of a Unit on the register relating to such Units shall operate also to transfer the Warrants included in such Unit. Notwithstanding the foregoing, the provisions of this Section 5.6 shall have no effect on any transfer of Warrants on and after the Detachment Date.

6. Redemption.

6.1 Redemption of Warrants for Cash. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.01 per Warrant; provided that (a) the Reference Value equals or exceeds $18.00 per share

(subject to adjustment in compliance with Section 4 hereof) and (b) there is an effective registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.3 below).

6.2 Redemption of Warrants for Shares of Common Stock. Subject to Section 6.5 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.3 below, at a Redemption Price of $0.10 per Warrant; provided that (i) the Reference Value equals or exceeds $10.00 per share (subject to adjustment in compliance with Section 4 hereof) and (ii) the Private Placement Warrants and Working Capital Warrants are also concurrently called for redemption on the same terms as the outstanding Public Warrants. During the 30-day Redemption Period in connection with a redemption pursuant to this Section 6.2, Registered Holders of the Warrants may elect to exercise their Warrants on a “cashless basis” pursuant to subsection 3.3.1 and receive a number of shares of Common Stock determined by reference to the table below, based on the Redemption Date (calculated for purposes of the table as the period to expiration of the Warrants) and the “Redemption Fair Market Value” (as such term is defined in this Section 6.2) (a “Make-Whole Exercise”). Solely for purposes of this Section 6.2, the “Redemption Fair Market Value” shall mean the volume weighted average price of the shares of Common Stock for the ten (10) trading days immediately following the date on which notice of redemption pursuant to this Section 6.2 is sent to the Registered Holders. In connection with any redemption pursuant to this Section 6.2, the Company shall provide the Registered Holders with the Redemption Fair Market Value no later than one (1) Business Day after the ten (10) trading day period described above ends.

Redemption Date (period to expiration of warrants)	Redemption Fair Market Value of Class A Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.280	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact Redemption Fair Market Value and Redemption Date may not be set forth in the table above, in which case, if the Redemption Fair Market Value is between two values in the table or the Redemption Date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised in a Make-Whole Exercise will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower Redemption Fair Market Values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable.

The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the Warrant Price is adjusted pursuant to Section 4 hereof. If the number of shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Warrant Price is adjusted, (a) in the case of an adjustment pursuant to Section 4.4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to Section 4.1.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Warrant Price pursuant to such Warrant Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 shares of Common Stock per Warrant (subject to adjustment).

6.3 Date Fixed for, and Notice of, Redemption; Redemption Price; Reference Value. In the event that the Company elects to redeem the Warrants pursuant to Sections 6.1 or 6.2, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company not less than thirty (30) days prior to the Redemption Date (such period, the “Redemption Period”) to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice. As used in this Agreement, (a) “Redemption Price” shall mean the price per Warrant at which any Warrants are redeemed pursuant to Sections 6.1 or 6.2 and (b) “Reference Value” shall mean the last reported sales price of the shares of Common Stock for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given.

6.4 Exercise After Notice of Redemption. The Warrants may be exercised for cash (or on a “cashless basis” in accordance with Section 6.2 of this Agreement) at any time after notice of redemption shall have been given by the Company pursuant to Section 6.3 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.5 Private Placement Warrants. The Private Placement Warrants that are transferred to persons other than Permitted Transferees shall upon such transfer cease to be Private Placement Warrants and shall become Public Warrants under this Agreement, including for purposes of Section 9.8 hereof.

7. Other Provisions Relating to Rights of Holders of Warrants.

7.1 No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

7.3 Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

7.4 Registration of Shares of Common Stock; Cashless Exercise at Company’s Option.

7.4.1 Registration of the Shares of Common Stock. The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after the closing of its initial Business Combination, it shall use its commercially reasonable efforts to file with the Commission, and within sixty (6) business days following the closing of its initial Business Combination have declared effective, a registration statement registering, under the

Securities Act, the issuance of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the 60th Business Day following the closing of the initial Business Combination, holders of the Warrants shall have the right, during the period beginning on the 61st Business Day after the closing of the initial Business Combination and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined below) over the Warrant Price by (y) the Fair Market Value and (B) 0.361. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume weighted average price of the shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.

7.4.2 Cashless Exercise at Company’s Option. If the shares of Common Stock are at the time of any exercise of a Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, (i) require holders of Public Warrants who exercise Public Warrants to exercise such Public Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act as described in subsection 7.4.1 and (ii) in the event the Company so elects, the Company shall (x) not be required to file or maintain in effect a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants, notwithstanding anything in this Agreement to the contrary and (y) use its commercially reasonable efforts to register or qualify for sale the shares of Common Stock issuable upon exercise of the Public Warrants under applicable blue sky laws of the state of the residence of the holder to the extent an exemption is not available.

8. Concerning the Warrant Agent and Other Matters.

8.1 Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.2 Resignation, Consolidation, or Merger of Warrant Agent.

8.2.1 Appointment of Successor Warrant Agent. The Warrant Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Warrant Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Warrant Agent in place of the Warrant Agent. If the Company shall fail to make such appointment within a period of thirty (30) days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the holder of a Warrant (who shall, with such notice, submit his, her or its Warrant for inspection by the Company), then the holder of any Warrant may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Warrant Agent at the Company’s cost. Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Warrant Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Warrant Agent with like effect as if originally named as Warrant Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Warrant Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Warrant Agent all the authority, powers, and rights of such predecessor Warrant Agent hereunder; and upon request of any successor Warrant Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Warrant Agent all such authority, powers, rights, immunities, duties, and obligations.

8.2.2 Notice of Successor Warrant Agent. In the event a successor Warrant Agent shall be appointed, the Company shall give notice thereof to the predecessor Warrant Agent and the Transfer Agent for the shares of Common Stock not later than the effective date of any such appointment.

8.2.3 Merger or Consolidation of Warrant Agent. Any corporation into which the Warrant Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party shall be the successor Warrant Agent under this Agreement without any further act.

8.3 Fees and Expenses of Warrant Agent.

8.3.1 Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder and shall, pursuant to its obligations under this Agreement, reimburse the Warrant Agent upon demand for all expenditures that the Warrant Agent may reasonably incur in the execution of its duties hereunder.

8.3.2 Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing of the provisions of this Agreement.

8.4 Liability of Warrant Agent.

8.4.1 Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer, Chief Financial Officer or Chairman of the Board of the Company and delivered to the Warrant Agent. The Warrant Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

8.4.2 Indemnity. The Warrant Agent shall be liable hereunder only for its own gross negligence, willful misconduct, fraud or bad faith. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, out-of-pocket costs and reasonable outside counsel fees, for anything done or omitted by the Warrant Agent in the execution of this Agreement, except as a result of the Warrant Agent’s gross negligence, willful misconduct, fraud or bad faith.

8.4.3 Exclusions. The Warrant Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Warrant (except its countersignature thereof). The Warrant Agent shall not be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant. The Warrant Agent shall not be responsible to make any adjustments required under the provisions of Section 4 hereof or responsible for the manner, method, or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Warrant or as to whether any shares of Common Stock shall, when issued, be valid and fully paid and non-assessable.

8.5 Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Common Stock through the exercise of the Warrants.

8.6 Waiver. The Warrant Agent has no right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and Continental Stock Transfer & Trust Company as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. The Warrant Agent hereby waives any and all Claims against the Trust Account and any and all rights to seek access to the Trust Account.

9. Miscellaneous Provisions.

9.1 Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

9.2 Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

FAST Acquisition Corp. II

109 Old Branchville Road

Ridgefield, CT 067877

Attention: Garrett Schreiber

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention: Compliance Department

in each case, with copies to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166-0193

Attn: Andrew L. Fabens, Esq.; Stefan G. dePozsgay, Esq.; Evan D’Amico, Esq.

Email: [***]

and

Jefferies LLC

520 Madison Avenue

New York, NY 10022

Attn: [Syndicate]

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: Joel L. Rubinstein, Esq.; Elliott M. Smith, Esq.

Email: [***]

9.3 Applicable Law. The validity, interpretation, and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

9.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Warrants.

9.5 Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

9.6 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

9.7 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 4.4. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of 50% of the number of the then outstanding Public Warrants and, solely with respect to any amendment to the terms of the Private Placement Warrants or Working Capital Warrants or any provision of this Agreement with respect to the Private Placement Warrants or Working Capital Warrants, 50% of the number of then outstanding Private Placement Warrants and Working Capital Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, without the consent of the Registered Holders.

9.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

FAST ACQUISITION CORP. II
By:
Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

[Signature Page to Amended and Restated Warrant Agreement]

EXHIBIT A

Form of Warrant Certificate

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

FAST ACQUISITION CORP. II

Incorporated Under the Laws of the State of Delaware

CUSIP ______

Warrant Certificate

This Warrant Certificate certifies that ________________, or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of Class A common stock, $0.0001 par value per share (the “Class A Common Stock”), of FAST Acquisition Corp. II, a Delaware corporation (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable shares of Class A Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Class A Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Class A Common Stock, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Warrant Price per share of Class A Common Stock for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

FAST ACQUISITION CORP. II
By:
Name:
Title:
CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Class A Common Stock and are issued or to be issued pursuant to an Amended and Restated Warrant Agreement dated as of _______________, 2023 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the issuance of the shares of Class A Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Class A Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Class A Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Class A Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive _____ shares of Class A Common Stock and herewith tenders payment for such shares of Class A Common Stock to the order of FAST Acquisition Corp. II (the “Company”) in the amount of $_____________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of _____________, whose address is _____________and that such shares of Class A Common Stock be delivered to _____________, whose address is _______________. If said number of shares of Class A Common Stock is less than all of the shares of Class A Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Class A Common Stock be registered in the name of ___________________, whose address is _______________ and that such Warrant Certificate be delivered to _______________, whose address is _______________.

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) or Section 6.2 of the Warrant Agreement, as applicable.

In the event that the Warrant is a Private Placement Warrant or a Working Capital Warrant that is to be exercised on a “cashless basis” pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless basis” pursuant to Section 7.4 of the Warrant Agreement, the number of shares of Class A Common Stock that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares of Class A Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Class A Common Stock. If said number of shares is less than all of the shares of Class A Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of ________________, whose address is________________ and that such Warrant Certificate be delivered to ________________, whose address is ________________.

[Signature Page Follows]

Date: ____________, 20___
Signature

(Address)

(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).

EXHIBIT B

LEGEND

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, SUBJECT TO ANY ADDITIONAL LIMITATIONS ON TRANSFER DESCRIBED IN THE LETTER AGREEMENT BY AND AMONG FAST ACQUISITION CORP. II (THE “COMPANY”), FAST SPONSOR II LLC and JEFFERIES LLC, AND THE OTHER PARTIES THERETO, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE THAT IS THIRTY (30) DAYS AFTER THE DATE UPON WHICH THE COMPANY COMPLETES ITS INITIAL BUSINESS COMBINATION (AS DEFINED IN THE RECITALS TO THE WARRANT AGREEMENT REFERRED TO HEREIN) EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

SECURITIES EVIDENCED BY THIS CERTIFICATE AND SHARES OF CLASS A COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

NO. [__] WARRANT

EXHIBIT M

PROMISSORY NOTE

[Attached as Exhibit 10.4 to this Current Report on Form 8-K]

M-1